Exhibit 10.1

Operating review
Licensed multi-utility operations

United Utilities Service Delivery

aligning resources
John Roberts Chief executive
Over the past year, the multi-utility team has made massive strides to standardise both assets and processes.

BUSINESS OBJECTIVES OUTPERFORMING REGULATORY CONTRACTS ALIGNING RESOURCES TO ACHIEVE SYNERGY SAVINGS IMPROVING CUSTOMER SERVICE PERFORMANCE

*	Segmental operating profit/loss is defined as the profit/loss from continuing operations before non-operating items, goodwill amortisation, exceptional items, interest and tax for a segment as shown in note 2 of the financial statements.
Business overview United Utilities Service Delivery owns and operates our licensed electricity distribution, water and wastewater networks in north west England.

Service Delivery is carrying out the most extensive capital investment programme in the UK utility sector. Between 2000 and 2005, the business is investing more than £3.5 billion – a quarter of all the money being spent in England and Wales on improving the water and electricity infrastructure. It is the equivalent of nearly £2 million a day, every day, for five years. At its peak, it is estimated that the programme will require more investment in the north west’s infrastructure than is being proposed in the rail, gas, road and air travel industries combined.

Business objectives John is very clear about Service Delivery’s goal. “The business must create value through efficient management of our assets.” The three key objectives are:

• to focus on the delivery and out-performance of the regulatory contracts;

• to deliver synergy savings by aligning our resources within the common geography of our three utility networks; and

• to deliver improvements to customer service performance.

The past twelve months were a challenging period for Service Delivery, but John believes the business strategy is sound.

“Managing our capital investment programme –and ensuring value for money for our customers – will help us exceed our regulatory targets.”

“THE BUSINESS HAS A CLEAR GOAL: TO CREATE VALUE THROUGH EFFICIENT MANAGEMENT OF OUR ASSETS.”

The business has made significant strides to improve its procurement processes and expects to achieve substantial savings over the next three years. “We now have software that will enable us to implement secure online tendering and auction processes for a large number of goods and services.”

The Master Asset Management System (MAMS), consolidating some 20 asset management IT systems into a single system, enables the business to manage its information in a more effective way. John does not underestimate the importance of the project. “Our strategies are all about extracting the benefits from our multi-utility status, integrating our systems and procedures so they operate at maximum efficiency. Successful delivery of the MAMS project gives us the basis for future efficiencies.”

In electricity distribution, our asset replacement strategy focuses on stabilising fault rates. We are successfully reducing fault rates across most elements of our network.

Business impacts
When assessing future business impacts, John believes the next price reviews are a key factor. “This is the biggest issue on the horizon for Service Delivery right now. We operate two regional monopolies and

4      United Utilities Annual Report & Accounts 2003

ALIGNING OUR PEOPLE
AND INFRASTRUCTURE TO YIELD
EFFICIENCIES AND MEET THE
CHALLENGES OF REGULATION

United Utilities Service Delivery sets the standard for the multi-utility sector. In bringing together our electricity and water operations we have raised our game and created an efficient business, delivering value to both customers and shareholders.

4.26

CUSTOMER SATISFACTION – OUT OF 5

LAST YEAR: 4.18

Ofgem measure of customer satisfaction with the overall quality of our telephone response

99.83%

ELECTRICITY SUPPLIES RESTORED WITHIN 18 HOURS

TARGET: 99.5%

Ofgem key performance indicator – EOS1

67.7

CUSTOMER MINUTES LOST PER YEAR

TARGET: 68.2 by 2004/05

Ofgem measure of electricity supplies, calculated as the average number of minutes lost per customer

COMMONWEALTH GAMES

UNITED UTILITIES WAS PROUD TO BE OFFICIAL COMMUNITY PARTNER TO THE XVII COMMONWEALTH GAMES HELD IN MANCHESTER IN JULY 2002.

WE WERE RESPONSIBLE FOR THE INSTALLATION AND MANAGEMENT OF THE UTILITY INFRASTRUCTURE FOR THE CITY OF MANCHESTER STADIUM AND OTHER MAJOR SPORTS VENUES. COMPREHENSIVE RISK MANAGEMENT PROCEDURES ENSURED THERE WAS NO INTERRUPTION IN SUPPLY DURING THE GAMES. OUR EMPLOYEES ALSO WON UTILITY WEEK MAGAZINE'S PRESTIGIOUS 'TEAM OF THE YEAR' AWARD FOR THEIR WORK AT THE GAMES.

Operating review
Licensed multi-utility operations

United Utilities Service Delivery (continued)

the price reviews are the regulators’ way of ensuring we provide value for money. It is essential that we achieve a sensible outcome. It’s not just about maximising profits for our shareholders, we must deliver for all our stakeholders. If we can outperform the regulators’ requirements in both delivery and value terms, we are giving ourselves the best chance of maintaining and improving shareholder value in the future.”

“THE NEXT PRICE REVIEWS ARE THE BIGGEST ISSUE ON THE HORIZON FOR SERVICE DELIVERY RIGHT NOW.”

When John joined the group, the electricity and water teams were divided physically and culturally. Through strong leadership and implementation of the United Utilities culture change programme (UCan), the teams are now working closer together and clearly understand the challenges of the future. “UCan has been extremely well received and we are seeing the benefits of this programme. People are taking responsibility for their actions and living our values.” Although he admits there is still some way to go, he is determined to support this programme. “In order to succeed as a business, our employees must be with us – they are vital to our success.”

Business performance
John is proud of the hard work the Service Delivery team has put into delivering regulatory outputs this year. “We are ahead of target, despite the challenges of the largest capital investment programme in the UK water sector. And we are already starting to see results.” With £1.65 billion being spent in the current regulatory period on improving wastewater treatment, more coastal waters than ever before around north west England are satisfying the EU’s directive on bathing waters. The Environment Agency has announced that river water quality in the region is the best it has been for over 200 years.

By 31 March 2003, United Utilities had delivered around a third of the 1,200 regulatory capital outputs required through its AMP3 programme over the 2000-05 period, and was ahead of the schedule set by the water regulator. All remaining projects have been started, with the vast majority currently at the construction or detailed design stage.

Capital investment is anticipated to peak this year at almost £3 million per day, with United Utilities expecting to deliver around 300 combined sewer overflow and quality enhancement outputs at its water and wastewater treatment works. Although capital expenditure is expected to fall in 2004/05, the number of outputs delivered is expected to peak as we finish schemes that were started earlier in the regulatory period and complete work on a large number of small projects.

“In 2002, one of our biggest challenges and successes was the Commonwealth Games.” United Utilities supplied the utility infrastructure to the main stadium and spent two years planning for the event, evaluating and managing risks to ensure continuity of supplies. However, he believes that the real success was the effect the Games had on our employees. “Our people were proud to be involved in such a prestigious event. Their dedication and teamwork helped us to play a significant role in the Games and was a fine example of how we can work together in a united way. The event will leave an imprint on our employees for years to come.”

“IN ORDER TO SUCCEED AS A BUSINESS OUR EMPLOYEES MUST BE WITH US – THEY ARE VITAL TO OUR SUCCESS.”

Whilst 2002/03 was the most challenging year in the price profile of the current regulatory period, the next two years will be the most challenging in terms of delivery of outputs. United Utilities has already put in place robust processes to address this challenge, such as framework agreements with contractors and standardisation of the design and construction of its assets.

Financial
summary

Turnover increased by 1.8 per cent to £1,230.1 million, despite water and wastewater prices remaining constant in real terms and a 3.0 per cent real reduction in electricity distribution prices. This compared with growth of 0.6 per cent in 2001/02 when the regulatory price reduction of 1.0 per cent in water charges was applied.

Segmental operating profit*, reduced by 5.1 per cent in 2002/03 reflecting the regulatory price profiles and increased costs associated with the acceleration in the capital investment programme. Segmental operating profit* increased by 5.7 per cent in 2001/02, as cost savings more than offset price reductions.

Our target for cost savings over the five-year period to 2005 was increased by £30 million to £480 million in 2001/02. Our performance in 2002/03 has remained on track to achieve this goal.

Capital investment for the year was £713 million. £591 million of this related to water and wastewater and £122 million to electricity distribution.

United Utilities Annual Report & Accounts 2003     7

IBM

United Utilities Service Delivery and Customer Sales offer water customers outstanding service, quality and reliability. The skills we have gained in our regulated businesses form the basis of the services we offer in competitive markets.

SEWER FLOODING

UNITED UTILITIES IS SPENDING MORE THAN £50 MILLION ON TACKLING SEWER FLOODING BETWEEN 2000 AND 2005.

IN MAY 2003, WE ANNOUNCED AN INVESTMENT PACKAGE TO TARGET MORE THAN 1,000 HOMES AND BUSINESSES WHICH HAVE SUFFERED REPEATED SEWER FLOODING INCIDENTS.

WE RECOGNISE HOW IMPORTANT IT IS TO TACKLE THESE PROBLEMS ON BEHALF OF OUR CUSTOMERS AND GAINING PERMISSION FROM THE REGULATOR TO SPEND THE EXTRA MONEY WAS ONLY ONE PART OF OUR RESPONSE TO CUSTOMERS' NEEDS.

WE ALSO UNDERTOOK A REVIEW OF OUR PROCEDURES TO ENSURE WE REMAIN AS RESPONSIVE AS POSSIBLE. THE REVIEW LOOKED AT EVERYTHING FROM HOW WE COULD OPTIMISE PERFORMANCE OF THE WASTEWATER NETWORK BY USING HYDRAULIC MODELLING SOFTWARE, TO HOW WE DEAL WITH OUR CUSTOMERS WHEN THE WORST HAS HAPPENED.

94.7%

TELEPHONE CALLS ANSWERED WITHIN 30 SECONDS

TARGET: 86%

Ofwat key performance indicator – DG9

0.037%

CUSTOMERS AFFECTED BY LOW PRESSURE

TARGET: 0.06%

Ofwat key performance indicator – DG2

0.14%

PROPERTIES AFFECTED BY SUPPLY INTERRUPTIONS

TARGET: 0.23%

Ofwat key performance indicator – DG3

Operating review
Licensed multi-utility operations

United Utilities Customer Sales

Bob Armstrong Managing director
Bob Armstrong’s vision for the business is “to be the first service provider to emerge from the water sector with an outstanding record for creating value from our customer relationships.”

BUSINESS
OBJECTIVES

MAXIMISE
PROFITABILITY
AND CASH FLOW

MAINTAIN AND
IMPROVE SERVICE
LEVELS TO EXCEED
CUSTOMER
EXPECTATIONS

MANAGE OUR
REPUTATION AND
INFLUENCE THE
REGULATORY
AGENDA

Business overview
United Utilities Customer Sales is responsible for a regulated customer base of 2.9 million domestic households and business premises in north west England. It is also a major provider of water and wastewater services in the competitive industrial market throughout the UK.

Business objectives
Business targets for the year reflect the vision for the business. “Our objectives are to maximise profitability and cash flow; to maintain and improve our levels of customer service; and to manage our reputation and influence the regulatory agenda.”

Often working in partnership with other parts of the group, Customer Sales aims to increase revenues. This includes cross-selling non-regulated products and services to domestic customers and building upon the group’s presence in the industrial market. In addition to increasing sales, the aim is to reduce costs. “We are introducing a new customer billing system to bring down costs further. A new payment card system was successfully delivered to 450,000 customers this year too, supporting our drive to improve income and debt management.”

Business impacts
With robust planning, Bob believes Customer Sales can achieve a positive outcome in the price review. “We have teams developing strategies to influence regulatory proposals and standards.” A programme of stakeholder engagement, including lobbying of government and regulators, will benefit the business. “We are working hard to ensure the outcome is balanced for our customers and the environment.” As chair of Water UK, a representative organisation which brings together all of the UK’s water and wastewater utilities, Bob is actively engaged in the debate on water regulation at an industry level.

“We also have to keep a keen eye on competition. Customer service improvements, product development and the group’s reputation will put us in a strong position to thrive where competitive markets develop.”

“I AM CONFIDENT THAT THE
BUSINESS IS IN A STRONG
POSITION TO MAINTAIN AND
IMPROVE ITS PERFORMANCE.”

Business performance
“Putting customers at the heart of our business is the key to continued success. Our ‘Future Customer Experience’ pilot has confirmed the customer service expectations of our domestic customers and sets the business new goals. We are working to deliver a high level of customer service that is both valued by our customers and is cost effective for our business.”

The business has also developed new products – launching a home telephone service for domestic water customers using Your Communications’ network.

Looking to the future, Bob is confident that the business is in a strong position to maintain and improve its performance. “We’re focusing on increasing profitability and cash flow through a variety of initiatives. We are improving the customer experience and will be working hard with the regulator on the price review and other regulatory developments for the benefit of the business and its stakeholders.”

United Utilities Annual Report & Accounts 2003     9

Operating review
Infrastructure management

United Utilities Contract Solutions

Gordon Waters
Managing director

exploiting
strengths

Gordon Waters manages the fastest growing
and most diverse business within the group.
“Essentially, we take United Utilities’ core
management and operational skills and
experience out into competitive markets.”

BUSINESS OBJECTIVES

MAXIMISE
RETURNS
FROM OUR MANAGEMENT EXPERTISE AND MINIMISE RISKS
ON CAPITAL

EXPLOIT
SKILLS FROM
OUR LICENSED BUSINESSES AND APPLY THEM TO GROWTH MARKETS

SECURE LONG-
TERM INCOME STREAMS FOR
THE BUSINESS

Business overview
United Utilities Contract Solutions is a rapidly growing infrastructure management business which operates and manages utility activities serving over ten million people throughout the UK and overseas. The business operates in three market areas.

•	Operations Management develops and operates contracts in selected markets. It includes: our International business; the provision of operations and maintenance services to Welsh Water; and the Industrial business, which offers a waste management service to industry.

•	Green Energy develops and operates renewable energy generation projects. Traditionally, these have been in the areas of landfill gas and small hydro schemes, but the business sees onshore and offshore wind projects as the way forward.

•	Networks is a multi-utility metering and connections business. Our connections arm offers multi-utility connection services to developers in the domestic housing and the industrial and commercial markets. The metering activity offers a range of services for the provision, ownership and operation of meters for energy supply companies. The business also provides an energy efficiency service to small and medium sized companies and local authorities.

Business objectives
The role of Contract Solutions is to grow non-regulated earnings from the group’s infrastructure management expertise. By applying the core skills of the licensed multi-utility business to other markets,

Contract Solutions seeks to grow without materially increasing the risk portfolio within the group.

Gordon is positive about the recent Energy White Paper. “The government is committed to the reduction of greenhouse gases. The paper is very supportive of renewables, so we should expect a massive expansion in the renewable generation market.” Contract Solutions is well placed to play a leading role in this expansion. The business aims to develop its renewable energy capacity from 62 MW to 250 MW in the medium-term.

European legislation offers another opportunity, particularly the changes in environmental legislation, which mean that many liquid wastes currently put to landfill will have to be treated. “This creates a huge opportunity for our Industrial business, which is expanding out of its traditional areas of Wales and north west England and aims to become a truly national player.”

The changing nature of the utility sector in the UK also presents real growth opportunities. “Different financial structures aligned with commercial pressures mean that companies are seeking new ways of providing services. I believe this will open up new outsourcing opportunities.”

Eastern and central Europe also offer significant opportunity for growth in operations management. “The accession of new countries to the European Union gives our business real expansion possibilities.”

10     United Utilities Annual Report & Accounts 2003

LOCKING IN OUR UNIQUE SKILLS AND EXPERIENCE WILL HELP OUR CLIENTS OUTPERFORM THEIR INDIVIDUAL CAPABILITIES

DŴR CYMRU
WELSH WATER
United

United Utilities Contract Solutions applies the group's core skill in infrastructure management and serves over ten million people in the UK and overseas. The contract with Welsh Water is an example of how this strategy will deliver long-term value.

WELSH WATER

SINCE UNITED UTILITIES TOOK OVER THE OPERATIONS AND MAINTENANCE OF WELSH WATER'S ASSETS IN 2001 UNDER A FOUR-YEAR CONTRACT, WELSH WATER HAS MOVED FROM SEVENTH TO THIRD IN OFWAT'S OVERALL PERFORMANCE ASSESSMENT AND ACHIEVED SOME OF ITS BEST EVER RESULTS IN THE DRINKING WATER INSPECTORATE PERFORMANCE TABLES.

THE RESULTS HAVE, IN PART, BEEN ACHIEVED THROUGH THE PARTNERSHIP THAT THE BUSINESS HAS WITH ITS TRADE UNIONS. THE 'WORKING TOGETHER' INITIATIVE BETWEEN TRADE UNIONS AND MANAGEMENT HAS ALLOWED THE BUSINESS TO FOCUS ON ITS GOALS WITH ALL SIDES WORKING TOWARDS A COMMON OBJECTIVE.

96%

INCREASE IN SEGMENTAL OPERATING PROFIT*

LAST YEAR: 50% INCREASE

Reported segmental operating profit*

791

DAYS LOST THROUGH ACCIDENTS

LAST YEAR: 1,283

Number of days lost through accidents in the workplace on the Welsh Water contract

£2.5bn

TOTAL INFRASTRUCTURE MANAGEMENT ORDER BOOK

TOTAL: Approaching £4.5bn

across our support services businesses

Operating review
Infrastructure management

United Utilities Contract Solutions (continued)

Business impacts
Gordon believes that Contract Solutions offers the group excellent prospects for sustained and controlled growth but recognises that a number of external issues are key to future performance.

“A key area is the conflict between the government’s renewables targets and the negative reaction encountered in many parts of the country to wind farm developments, both onshore and offshore. Green Energy has a significant number of projects awaiting or about to be submitted for planning approval. If the government is as serious about reducing carbon dioxide as it appears to be, then it needs to address some of the planning issues which are arising.” Despite these planning obstacles, it is anticipated that some of these projects will move into construction during the coming year.

Business performance
Looking back on what has been a hectic, but successful year, Gordon reflects on how much the business has changed. “Our Welsh operations have performed extremely well and it is particularly satisfying to have built on this success by becoming one of the preferred bidders to partner Scottish Water.”

The partnership will be responsible for managing Scottish Water’s capital investment requirements to improve drinking water quality and meet environmental obligations. The contract is in the final stages of negotiation and it is expected it will be signed in the near future. Scotland is not new territory for the business. Six plants commissioned as part of three existing contracts are performing well and profitably.

United Utilities is expanding its operations in Australia through a wastewater treatment contract with the city of Onkaparinga. It has also been named as preferred bidder to build, own and operate a wastewater treatment plant at Victor Harbour, and provide operations and management services for Coliban Regional Water Authority. The combined value of these contracts is approximately £80 million.

The legal dispute between NOSS Consortium, in which North West Water International Limited is a partner, and the Bangkok Metropolitan Authority is now proceeding into full arbitration. It relates to a contract which was terminated by NOSS Consortium in March 1998. No outcome is expected within the next financial year.

United Utilities Networks has strengthened its position as the UK’s leading provider of multi-utility connections through the recent acquisition of Connections Plus (which provides gas connections services to industrial and commercial customers) from National Grid Transco PLC. The business has annualised revenues of around £7 million.

The £225 million five-year contract with British Gas Trading (BGT) began in November. It involves the provision of metering services to around five million customers in north west and north east England and north Wales.

“CONTRACT SOLUTIONS
OFFERS THE GROUP EXCELLENT PROSPECTS FOR SUSTAINED AND CONTROLLED GROWTH.”

During the year, the business chose to withdraw from the Americas to concentrate on the UK, central and eastern Europe. Concessions in central and eastern Europe continue to perform well in terms of cost and service levels.

And what of the future? Gordon predicts another year of profitable growth ahead, one in which the business will focus increasingly on its people.

“A growth business needs to have the right people with the right approach to help it grow. One of our key goals in the coming year will be to develop our employees to help them operate more effectively in a customer-centric, competitive environment. All our senior managers have attended development centres and we are putting training and support services in place to ensure we have the right people with a range of skills to deliver continuing high performance.”

Financial summary

Turnover increased by 2.9 per cent to £397.1 million. Excluding turnover from operations in the Americas, turnover increased by 18.5 per cent to £389.4 million. This was due to the British Gas Trading contract and increased revenues from other contracts within the Operations Management division. This compares with an increase in turnover of 95.3 per cent in 2001/02 achieved largely as a result of the first year of the Welsh Water contract.

Segmental operating profit* increased by 96 per cent to £58.8 million, as the period of start-up costs which accompanied last year’s growth in turnover has come to an end. This compares with an increase of 50.0 per cent to £30.0 million in 2001/02, reflecting first year contributions from the Welsh Water contract and concessions in Bulgaria, Estonia and Scotland.

United Utilities Annual Report & Accounts 2003       13

Operating review
Business process outsourcing

Vertex

customer diversification
Tom Drury Managing director
Tom Drury has been at the helm of Vertex since its inception. The vision for the future is “to be successful, trusted and respected in the UK and internationally as a leading transformational outsourcing business in our chosen market sectors.”

BUSINESS
OBJECTIVES

DEVELOP
BROADER BASED
BUSINESS PROCESS
OUTSOURCING
SERVICES

TARGET GROWTH
IN THE PUBLIC AND
FINANCIAL SERVICES
SECTORS

DEVELOP OUR
POSITION IN NORTH
AMERICA THROUGH
PARTNERSHIPS

Business overview
When Vertex was created seven years ago, the business was predominantly an in-house provider of traditional customer service functions. Today, it provides a broader business process outsourcing (BPO) service to clients in the UK and overseas. Vertex is the leading UK provider of customer management outsourcing services, operating across the utility, commercial and public sectors.

From a start-up base of 2,500 people in three north west locations, Vertex now employs over 9,000 people across 32 locations on three continents, with over two-thirds of its revenue generated from outside the United Utilities group.

In the last year, Vertex was awarded new contracts worth £600 million. Over the last five years it has achieved compound annual growth in turnover of 17 per cent and segmental operating margins* have increased by 70 per cent over the last two years.

Business objectives
In order to protect the business from market fluctuations, Tom intends to develop a portfolio of clients across different geographic and business sectors. “Measured expansion will allow us to increase our opportunities in markets we understand. We are also broadening our capabilities to complement our existing customer management operations. At the same time, we are targeting the financial services sector and significantly increasing our presence in the public sector.” The intention is to grow the business by around 15 per cent per annum and at the same time increase margins and cash flow.

He sees Vertex as a company that engenders trust by acting with integrity and honesty; a company with a culture that attracts and manages the industry’s brightest talents. “We want to be renowned for getting the basics right and adding value to shareholders and clients alike.”

“	OUR EXPERTISE IN THE UK UTILITY SECTOR WILL STAND US IN GOOD STEAD AS UTILITY MARKETS ELSEWHERE DEREGULATE.”

Business issues
As with any business enjoying significant growth, the voyage from start-up to maturity has not always been smooth.

“The last year has been particularly challenging but we have coped extremely well due, in no small part, to an excellent senior management team and dedicated, flexible professionals at the front line delivering exceptional customer service. We have experienced the effects of recent economic disturbances with some of our clients, most notably in the mobile telecommunications market.” This is a sector where the business has a significant presence.

By adopting effective business strategies, Tom believes that these challenges will actually lead to more opportunities for Vertex to contribute sustained growth to the group. “Our expertise in the UK utility sector, particularly our experience of deregulated markets, will stand us in good stead as utility markets elsewhere deregulate.”

The business will increasingly offer a broader range of services. “We see partnerships as the

14      United Utilities Annual Report & Accounts 2003

A POSITIVE SERVICE CULTURE HAS HELPED US TO GROW QUICKLY AND DIVERSIFY OUR CUSTOMER BASE

Vertex applies the group's business process management skills in growth markets. The business is accessing new markets and new sectors and is focused on developing a broader customer base.

£492m

CONTRACT WINS IN PUBLIC SECTOR

LAST YEAR: £23.5m

Reflecting wins during the year

97%

CUSTOMER SATISFACTION

TARGET: over 95%

The CARES customer satisfaction rating is a measure of success according to our clients and a driver of improvement

6.1%

SEGMENTAL OPERATING MARGIN*

LAST YEAR: 5.0%

The segmental operating margin* reflects maturity of the contract portfolio and cost reductions

WESTMINSTER CITY COUNCIL

PUTTING CUSTOMERS AT THE HEART OF ITS BUSINESS WAS THE VISION OF WESTMINSTER CITY COUNCIL.

THEY EMBARKED UPON AN AMBITIOUS CUSTOMER SERVICE INITIATIVE THAT WOULD ALLOW THEM TO CONCENTRATE ON STRATEGY AND PROFESSIONAL SERVICES BY OUTSOURCING CUSTOMER SERVICE RELATED ACTIVITIES.

IN THE UK'S LARGEST LOCAL GOVERNMENT OUTSOURCING DEAL, WESTMINSTER CITY COUNCIL AWARDED A 15 YEAR, £422 MILLION CONTRACT TO VERTEX. AROUND 300 EMPLOYEES TRANSFERRED TO VERTEX AND A NEW CONTACT CENTRE AND CUSTOMER MANAGEMENT SYSTEM WERE DEVELOPED.

VERTEX WILL LOOK AFTER 67 DIFFERENT SERVICES INVOLVING SEVEN COUNCIL DIRECTORATES, RESULTING IN IMPROVED ACCESS FOR CITIZENS TO A NUMBER OF KEY COUNCIL SERVICES, RANGING FROM COUNCIL TAX ADVICE TO PARKING PERMITS AND SCHOOL ADMISSIONS.

Operating review
Business process outsourcing

Vertex (continued)

solution to meet our clients’ demands for more complex services and plan to continue working collaboratively with Cap Gemini Ernst & Young UK as our preferred IT partner. At the same time, we will seek to build relationships with new partners in related fields to enable us to deliver a comprehensive service portfolio.”

Business performance
The success of Vertex’s strategy over the last twelve months is demonstrated by the company’s expansion into North America and India. Vertex continues to seek suitable acquisition targets and growth opportunities.

During the year, Vertex purchased the UK contact centre operator, 7C, and its shareholding in 7C India. The acquisition included the transfer of 7C’s key clients including lastminute.com, Vodafone and Freeview. The business has been successfully integrated into the existing organisation and is now aiming to optimise its Indian contact centre capacity. Tom is delighted with the acquisition and looks forward to building a strong relationship with GE Capital – a financial services company with a strategic investment in 7C India.

In addition, the business has won nearly £500 million of business in the public sector in the last twelve months. The contract with the Department for Work and Pensions, which promotes the payment of state benefits directly into bank accounts, began successfully in October. This included the delivery of IT systems to time, scope and budget. Around 200 employees are currently working on the contract and this figure is expected to increase to 800 during the peak months towards the end of this year.

The second phase of the Westminster City Council contract began successfully in February. The contract, worth up to £422 million over 15 years, covers the integration and delivery of 67 council services in seven departments. Over 650 employees have transferred to the business and its partners as part of the contract, and a new flagship contact centre has been opened in Westminster.

Vertex has also recently been awarded a contract to provide customer management services to Tesco PLC, in support of its new service, Tesco Telecom. The multi-million pound contract is scheduled to begin in early summer 2003 and will last for five years.

In September, Vertex signed an extended contract with TXU Europe. Although Powergen acquired TXU Europe’s retail business in October 2002, Vertex continues to supply customer management services under the contract. Powergen and Vertex have recently signed a memorandum of understanding, and based on this, good progress is being made to finalise a new contract.

“	THE BUSINESS HAS PERFORMED WELL IN A TOUGH MARKET AND IS ON TARGET TO ACHIEVE ITS STRATEGIC GOALS.”

Tom is confident that the business is in a strong position to withstand any future economic downturn. He predicts that the market will continue to grow strongly as organisations seek the strategic advantages that outsourcing can bring.

“There is a trend away from pure transactional processing to full business process management. Service providers have to be actively involved in changing customers’ businesses – transformational outsourcing – rather than simply delivering service to specification. Our response is to seek both repeatable, low-risk, transactional work with a modest margin and more bespoke, higher risk, transformational work at higher-margins.”

Tom believes the business has performed well in a tough market “We are on target to achieve our strategic goals and to continue to grow in a sustainable and profitable manner.”

Financial
summary

Sales increased by 8.7 per cent to £307.6 million primarily through new contracts secured in the year for the Department for Work and Pensions and for Westminster City Council. This compares with an increase of 33.9 per cent in 2001/02 when new contracts were entered into with Companies House, Birmingham City Council and Marks and Spencer.

Segmental operating profit* has improved by 33.3 per cent to £18.8 million reflecting the flow through of increased turnover and margins. This compared with an increase of 85.5 per cent in 2001/02 as cost efficiencies were generated on internal contracts and activity on external contracts increased.

Vertex’s segmental operating margin* improved to 6.1 per cent from 5.0 per cent last year and from 3.6 per cent in 2000/01, reflecting the increasing maturity of the external contract portfolio and cost reductions in intra-group contracts.

United Utilities Annual Report & Accounts 2003     17

Operating review
Telecommunications

Your Communications

speaking directly
Hugh Logan Managing director
Hugh Logan is confident about the prospects for Your Communications – even though conditions have been tough in the telecommunications market. “We are aiming to be a net contributor of cash to the group on a post-tax basis by this time next year.”

BUSINESS
OBJECTIVES

MAXIMISE
PROFITABILITY
THROUGH
BUSINESS
EFFICIENCIES

OFFER NEW
SERVICES TO
STRENGTHEN
EXISTING CLIENT
RELATIONSHIPS

DEVELOP A
MULTI-CHANNEL
SALES APPROACH
TO WIN NEW
BUSINESS IN OUR
TARGET MARKETS

Business overview
In the UK telecommunications market, Your Communications remains a medium-sized alternative network, which operates in the business-to-business sector.

Hugh is pleased that the business has been able to maintain positive growth while many competitors have faced very severe trading difficulties. “Your Communications has continued to grow year-on-year with seven out of eight sales channels making significant improvement.”

“	THE BRIEF NOW IS TO ADD VALUE, INCREASE REVENUE STREAMS AND STRENGTHEN CUSTOMER RELATIONSHIPS.”

Business objectives
Hugh has a clear focus for the year ahead. “We have to organise the business to be as efficient as it can be. We must direct our energies to winning new work without neglecting our existing business.”

One clear strategy for maintaining and improving performance is to use existing technology and systems, such as the new customer support system. “We aim to get further into the customer base and cross-sell our voice, data, mobile and internet products. The brief now is to add value, increase revenue streams and strengthen customer relationships.”

Business issues
Hugh sees the state of the UK market as the key issue facing his business. “The main influence has been the economic downturn. Our customers have been reluctant to invest in new telecommunications products and services to improve their efficiency. However, they are increasingly beginning to realise that, if they are going to find a way out of the downturn, they must invest in new technology.”

He cites other influences, not least the regulatory environment. “Over the past year Oftel has made some important regulatory policy decisions which

82.2% BUSINESS SALES
LAST YEAR: 72.4%
Proportion of turnover relating to business sales
2.67bn MINUTES OF NETWORK USAGE
LAST YEAR: 2.01bn
Number of minutes carried on our network in the year

18     United Utilities Annual Report & Accounts 2003

have had a positive impact on our business. The draft Communications Bill published on 7 May 2002 proposes a new unified regulator ‘Ofcom’ and there have been a number of related legislative initiatives. We will be monitoring and assessing developments closely, especially the review of the communications market being undertaken by Oftel.”

Business performance
Hugh believes a steady focus on immediate business objectives has resulted in solid performance. “Our objective over the last year was to complete our network. Having built this we now have a highly flexible state-of-the-art infrastructure with which we can connect, manage and switch our customers’ traffic.”

“	HAVING COMPLETED OUR NETWORK WE NOW HAVE A HIGHLY FLEXIBLE STATE-OF-THE-ART INFRASTRUCTURE WITH WHICH WE CAN CONNECT, MANAGE AND SWITCH OUR CUSTOMERS’ TRAFFIC.”

“The completion of the network is an important element in attaining profitability. This will allow us to grow and develop new services for our portfolio – for example, Carrier Pre Select, our new advanced indirect service, will enable us to reach a wider target sector both geographically and in terms of the size of business we can service.”

£25m NET CASH INVESTMENT
LAST YEAR: £45m
Net cash investment in Your Communications fell as the business completed its network build phase

“In essence, what we have done, whilst maintaining a high degree of network efficiency and reliability, is endeavour to increase the traffic coming across the network.” The key, for Hugh, has been to develop a multi-channel sales approach to help win new customers, whilst retaining and growing the relationship with existing customers.

“This is delivering results and I believe it will continue to do so. Market conditions remain tough in this sector, mostly due to over-capacity, but our business strategies are helping us to improve results. Our immediate financial target is to become a net contributor of cash to the group, on a post-tax basis, in 2003/04.”

Financial summary

Turnover grew by 7.5 per cent in the year to £161.7 million. This is a result of further improved performance in the wholesale and retail markets. Sales growth in 2001/02 was 31.6 per cent, largely attributable to increased focus on business sales from voice and data services. Segmental operating losses* reduced in the year by 18.1 per cent to £19.5 million compared with a reduction of 5.2 per cent in 2001/02. This was due to both increased sales and an improved product mix as higher margin business sales continued to increase as a proportion of total sales.

Business customers now make up 82.2 per cent of sales. Business sales from voice and data services increased by 22.2 per cent to £133.0 million, whilst premium rate services fell by 30.8 per cent to £28.7 million.

With the network building phase completed, net cash investment in the business fell to £25 million, compared with £45 million in the previous year. As ongoing capital investment requirements continue to fall, the business has a target to be a net cash contributor to the group, on a post-tax basis, in 2003/04.

United Utilities Annual Report & Accounts 2003       19

Financial review

“The group’s support services businesses have made significant progress during the year.”

Simon Batey
Group finance director

“The dividend for
 the year is 47.6
 pence, an increase
 of 1.3 per cent.”

*Segmental operating profit/loss is
 defined as the profit/loss from continuing
 operations before non-operating items,
 goodwill amortisation, exceptional items,
 interest and tax for a segment as shown
 in note 2 of the financial statements.

Overview
The group’s support services businesses have made significant progress during the year. This performance has more than offset the expected fall in operating profits from our regulated businesses.

We have changed the names of the asset management services and customer management outsourcing segments to infrastructure management and business process outsourcing, reflecting the development of these activities into wider markets.

Infrastructure management turnover and segmental operating profit* grew substantially as the period of start-up costs which accompanied last year’s growth in turnover came to an end. Our £225 million contract with British Gas Trading has been mobilised and we have been named as one of the preferred bidders to partner with Scottish Water in the delivery of their four year £1.8 billion capital investment programme. The business’s order book now stands at nearly £2.5 billion.

Business process outsourcing turnover grew by nearly nine per cent principally due to the Westminster City Council and Department for Work and Pensions contracts, which commenced during the year. In addition, Vertex purchased the UK contact centre operator, 7C and its shareholding in 7C India and is now pursuing a number of opportunities to utilise its Indian contact centre capacity in conjunction with its current and prospective clients. Vertex’s segmental operating margins* have increased by 70 per cent over the last two years, standing at over six per cent in 2002/03, reflecting the increasing maturity of the external contract portfolio.

The growth in telecommunications’ turnover has continued and segmental operating losses* have reduced reflecting the trend towards a cash positive position. As capital investment requirements continue to fall, we are targeting the business to be a net cash contributor to the group after taxation in 2003/04.

Our licensed businesses remain on track to meet our £480 million operating cost saving target over the 2000-05 regulatory period. Our capital investment programme is ahead of schedule in respect of outputs, with investment of £713 million made during the year.

New financial reporting standards and changes in accounting policies
Urgent Issues Task Force (UITF) Abstract 34 Pre-contract costs
We have adopted Urgent Issues Task Force (UITF) Abstract 34 within these financial statements. The application of this abstract is reflected in the year and in the appropriate restatement of the results for the years ended 31 March 2001 and 2002. UITF 34 requires that pre-contract costs should only be recognised as an asset after the point where it is virtually certain that a contract will be entered into with net cash inflows that will recover the costs capitalised. Previously, the group’s policy was to capitalise and fully provide against pre-contract costs until their recovery was considered to be secured by profitable contracts. Once the contract was secured, the provision was released and capitalised costs amortised over the expected life of the contract.

The effect of adopting UITF 34 is a reduction of shareholders’ funds by £12.6 million at 31 March 2002 and a reduction in profit for years ended 31 March 2003 by £1.5 million, 31 March 2002 by £1.4 million and 31 March 2001 by £2.3 million (net of tax).

Telecommunications network capacity sales
Where there is excess capacity in the telecommunications network, Your Communications may sell this capacity to third parties. Previously, where substantially all of the risks and rewards of ownership were transferred to the purchaser over the economic life of the asset, these transactions had been accounted for as a sale and recognised in turnover when all relevant conditions of the contract had been met.

Having reviewed current accounting practice, the group concluded that an accounting policy that treats such transactions as grants of operating leases (unless legal title passes) rather than as sales is more appropriate as it

26      United Utilities Annual Report & Accounts 2003

reflects the long-term nature of the transaction. This accounting policy is aligned with the subsequently issued UITF Abstract 36 Contracts for sales of capacity.

The effect of this change in accounting policy is a reduction of shareholders’ funds by £4.5 million at 31 March 2002 and a reduction in profit and turnover for years ended 31 March 2003 by £1.0 million (net of tax) and £3.0 million respectively, 31 March 2002 by £1.8 million (net of tax) and £4.8 million respectively and 31 March 2001 by £2.6 million (net of tax) and £5.2 million respectively.

Financial Reporting Standard 17 Retirement benefits
The group applies SSAP 24 as the basis for accounting for pension costs, and continues to make the required transitional disclosures for Financial Reporting Standard (FRS) 17 as disclosed in note 25 of the financial statements. During the year, the Accounting Standards

Board has deferred mandatory implementation of FRS 17 pending a review of the equivalent International Financial Reporting Standard.

Primarily due to the deterioration in the equity markets and lower interest rates during the year, the valuation of the group’s schemes under FRS 17 result in a net pension liability at 31 March 2003 of £298.1 million compared with a net asset of £15.1 million at 31 March 2002. In light of this funding position, the group has increased its contributions to the schemes with effect from 1 April 2003.

International Financial Reporting Standards
As a European listed company, the group will be required, subject to enabling UK legislation, to adopt International Financial Reporting Standards (IFRS) for the year ending 31 March 2006. The group will continue to assess the impact of adopting IFRS on an ongoing basis given that both UK and International Standards are undergoing a period of rapid change to assist harmonisation.

Group results
Turnover from continuing operations increased by 2.6 per cent to £1,920.5 million in 2002/03 compared with an increase of 19.3 per cent in 2001/02. The movement in both years reflects growth in business process outsourcing, infrastructure management and telecommunications, offset by real price reductions in the allowed regulatory revenues. Turnover in 2002/03 was reduced by the withdrawal from infrastructure management in the Americas, whereas 2001/02 was boosted by the Welsh Water contract.

Operating profit from continuing operations (defined as profit from continuing operations before non-operating items, goodwill amortisation, exceptional items, interest and tax – see note 2 below) increased by 1.5 per

Financial highlights	2003 £m		2002 Restated £m		2001 Restated £m

Turnover from continuing operations(1)	1,920.5		1,871.6		1,569.2
Profit from continuing operations before non-operating items, goodwill,
exceptional items, interest and tax(2)	561.7		553.3		505.8
Profit from continuing operations before goodwill, exceptional items and tax	330.3		322.7		289.5
Profit before tax	327.5		302.8		477.7
Profit after tax	280.1		263.4		341.3

Basic earnings per share	50.0	p	47.3	p	61.9	p
Adjusted basic earnings per share(3)	48.8	p	50.9	p	40.3	p
Dividends per share	47.6	p	47.0	p	46.1	p

Interest cover(4)	2.43		2.40		2.30

Adjusted dividend cover(5)	1.03		1.08		0.87

Notes
1.	Turnover from continuing operations includes the group’s share of joint ventures’ turnover.
2.	Operating profit from continuing operations is defined as profit from continuing operations before non-operating items, goodwill amortisation, exceptional items, interest and tax. Operating profit from continuing operations is reconciled to profit before interest as shown below:

	2003 £m	2002 Restated £m	2001 Restated £m

Profit on ordinary activities before interest	558.9	533.4	698.0
Exceptional items	(4.7)	11.9	(174.6)
Discontinued operations	–	–	(21.6)
Goodwill amortisation	7.5	8.0	4.0
Operating profit from continuing operations (defined as profit from continuing operations
before non-operating items, goodwill amortisation, exceptional items, interest and tax)	561.7	553.3	505.8

3.	Adjusted basic earnings per share excludes discontinued operations, exceptional items and goodwill amortisation. The calculation of the adjusted earnings per share is set out in note 10 to the accounts.
4.	Interest cover is the number of times the interest charge is covered by profit from continuing operations before non-operating items, goodwill amortisation, exceptional items, interest and tax.
5.	Adjusted dividend cover is calculated as adjusted basic earnings per share divided by dividend per share.

United Utilities Annual Report & Accounts 2003     27

Financial review (continued)

	2003	2002 Restated	2001 Restated
Summary cash flow	£m	£m	£m

Net cash inflow from operating activities	851.5	799.8	841.7
Income from joint ventures	2.8	2.1	–
Returns on investment and servicing of finance	(218.9)	(223.7)	(190.1)
Taxation	–	(2.4)	(1.7)
Capital expenditure and financial investment	(697.9)	(583.6)	(572.9)
Acquisitions and disposals	3.0	(9.8)	195.4
Dividends	(262.0)	(256.1)	(250.1)

Cash (outflow)/inflow before use of liquid resources and financing	(321.5)	(273.7)	22.3
Issue of shares, exchange and other non-cash adjustments	8.4	19.3	7.7

Movement in net debt	(313.1)	(254.4)	30.0
Opening net debt	(3,060.8)	(2,806.4)	(2,836.4)

Closing net debt	(3,373.9)	(3,060.8)	(2,806.4)

“Profit before tax increased by 8.2 per cent to £327.5 million.”

cent in 2002/03 to £561.7 million reflecting improved segmental operating profits* in infrastructure management and business process outsourcing, offset by an anticipated fall in the licensed businesses due to the real regulatory price reductions and cost growth as the capital programme accelerates. Telecommunications’ segmental operating losses* reduced in 2002/03 as the business continued to focus on higher margin business sales. Operating profit from continuing operations (defined as profit from continuing operations before non-operating items, goodwill amortisation, exceptional items, interest and tax –see note 2 on page 27) increased by 9.4 per cent in 2001/02 mainly due to the effect of operating cost reductions in the licensed multi-utility operations, increased volumes in our support services businesses and improved segmental operating margins* in business process outsourcing.

Net interest expense for the year was £231.4 million, compared with £230.6 million in 2001/02 and £220.3 million in 2000/01. The increase in 2002/03 reflects increasing net debt and the additional marginal cost of prefunding a substantial proportion of the group’s future financing requirements in its regulated businesses, offset by a reduction in floating rates. The larger increase in 2001/02 reflected the full year effect of the increase in net debt in 2000/01 and a smaller reduction in floating rates.

During 2002/03, the group completed its withdrawal from infrastructure management in the Americas by selling its 50 per cent interest in US Water and withdrawing from IEBA, the Argentine electricity utility, which, with effect from August 2002, ceased to be accounted for as a joint venture even though the group legally retained a minority interest in IEBA of 45 per cent. The withdrawal from infrastructure management in the Americas resulted in a net exceptional credit to the profit and loss account of £34.0 million.

With the construction of the telecommunications network now completed, the group has reviewed the carrying value of its telecommunications assets, in accordance with FRS 11 Impairment of fixed assets and goodwill. Based on an assumed pre-tax nominal weighted average cost of capital of 16 per cent, and a long-term real growth rate of 2.25 per cent, an adjustment to value of £25.5 million has been made.

Profit before tax in 2002/03 increased by 8.2 per cent to £327.5 million. This is stated after an exceptional credit of £4.7 million, relating to the withdrawal from infrastructure management in the Americas and the adjustment to the carrying value of telecommunications assets discussed above and also after restructuring charges primarily in the telecommunications business following the completion of its network building phase. The increase in profit before tax is driven by improved segmental operating profits* in the group’s support services businesses. Profit before tax in 2001/02 included exceptional restructuring charges of £11.9 million.

Profit before tax reduced by 36.6 per cent to £302.8 million in 2001/02. The reduction was principally due to the exceptional profit on sale of our energy supply business of £191.2 million and the results of the discontinued business of £17.6 million included in 2000/01. Profit before tax in 2000/01 included exceptional restructuring charges of £16.6 million.

Basic earnings per share in 2002/03 improved by 5.7 per cent to 50.0 pence, compared with a fall of 23.6 per cent in 2001/02.

Adjusted basic earnings per share decreased by 4.1 per cent to 48.8 pence principally reflecting the higher deferred tax charge offsetting the increased operating profits from continuing operations discussed above. This compares with an increase of 26.3 per cent in 2001/02 reflecting the impact of increased operating profits from continuing operations and the benefit of a higher deferred tax discount rate. The calculation of the adjusted earnings per share is set out in note 10 to the financial statements.

The dividend for the year is 47.6 pence, an increase of 1.3 per cent.

 28      United Utilities Annual Report & Accounts 2003

Taxation
The current UK mainstream corporation tax credit in 2002/03 and low charges in 2001/02 and 2000/01 reflect the effects of the high level of accelerated tax allowances arising from the capital investment undertaken by the group and the benefits of ACT tax planning established in earlier years. A tax credit position has arisen in the current year following agreement of prior year tax returns.

The effective current ordinary tax credit (excluding exceptional items) is 9.0 per cent compared with a charge of 5.2 per cent and 3.8 per cent in 2001/02 and 2000/01 respectively. The effects of deferred tax increase the effective ordinary tax charge (excluding exceptional items) to 17.6 per cent compared with 12.5 per cent and 22.2 per cent in 2001/02 and 2000/01 respectively. An exceptional credit in 2002/03 of £9.4 million (including £3.1 million deferred tax) arises primarily on the adjustment to value in the telecommunications business. Exceptional tax of £69.0 million on business disposals was also charged in 2000/01, including £24.0 million of deferred tax.

Deferred tax (excluding exceptional deferred tax) is £85.9 million in 2002/03 compared with £23.0 million and £56.0 million in 2001/02 and 2000/01 respectively. The increased charge in 2002/03 is principally due to the effects of lower gilt interest rates on the discount of the full liability whereas the reduced charge in 2001/02 reflects the effect of a higher discount rate compared with 2000/01.

Cash flows
Net cash inflow from operating activities increased to £851.5 million, from £799.8 million in 2001/02 and £841.7 million in 2000/01. The increase in 2002/03 reflects the increased turnover and operating profits. The reduction in 2001/02 was principally as a result of increased operating profits offset by an increase in working capital mainly relating to the settlement of outstanding cash balances following the disposal of the energy supply business.

Tax payments remain very low reflecting the benefits of previous tax planning and the current tax charge discussed above.

A significant level of investment continues to be made, mainly as a result of the water and wastewater capital investment programme.

Cash receipts in respect of acquisitions and disposals in 2002/03 included the proceeds from the disposal of our investment in US Water offset by the investment in 7C. In 2001/02, the acquisitions and disposals cash flow included cash settlements on the disposal of our energy supply business and deferred consideration on earlier telecommunications acquisitions. Acquisitions and disposals cash flow was boosted in 2000/01 by the proceeds from the sale of the energy supply business in August 2000, offset by the purchase of Hyder Industrial in December 2000, and the investment in our joint venture in Tallinn, Estonia.

Dividend payments in 2002/03 represent an increase in line with our dividend policy.

As a result of the above, net borrowings increased by £313.1 million to £3,373.9 million at the year end. Gearing, measured as net debt divided by total capital employed (being equity shareholders' funds plus net debt), increased to 57.1 per cent, compared with 54.9 per cent at 31 March 2002 and 52.1 per cent at 31 March 2001.

Treasury policy
Operating within policies approved by the board, the group’s treasury function does not act as a profit centre and does not undertake any speculative trading activity. It seeks to ensure sufficient funding is available to meet foreseeable needs and maintains reasonable headroom for contingencies. Long-term borrowings are structured or hedged to match earnings, which are largely in sterling, indexed to inflation and subject to regulatory price reviews every five years. Exposure to interest rate movements for the following twelve months is largely eliminated at the start of each financial year using short-term hedges. The credit quality of counterparties and individual aggregate exposures are reviewed annually.

Debt financing
Moody’s Investor Service rates the credit of United Utilities PLC as A3 on a long-term basis with a stable outlook and P-2 on a short-term basis. Equivalent ratings published by Standard and Poor’s Rating Services are BBB+ long-term with a positive outlook and A-2 short-term.

The group’s €4 billion medium-term and US$1.5 billion short-term note issuance programmes continue to provide efficient sources of funding. In addition, the group has a US$2 billion shelf registration in the name of the holding company with the United States Securities and Exchange Commission, which provides access to the US bond market in a similar way to the European medium-term note programme and increases the flexibility of the group to raise finance.

During the year the group arranged £663 million

in term funding. This comprised £400 million in various long-dated bonds; £28 million in five year bonds; £10 million of additional European Investment Bank facilities; £75 million in bank term loans; and time extensions for existing medium-term committed bank facilities of £150 million. Cash and short-term investments at 31 March 2003 were £689 million. Medium-term bank facilities maturing in more than one year, net of any uncommitted borrowings, totalled £576 million. This, together with £60 million of contracted, but undrawn, term funding provides substantial pre-funding for the group’s capital investment programme.

The group’s net debt of £3,373.9 million at 31 March 2003 comprised £2,925.1 million of bonds, £715.8 million of loans from EIB, our largest investor, £189.8 million of long-term leasing, £232.5 million of bank loans and commercial paper, offset by £689.3 million of cash and short-term investments.

Interest rate management
We manage interest rate exposure by seeking to match financing costs as closely as possible with the revenues generated by our assets. Our exposure to interest rate fluctuations is managed in the medium-term through the use of interest rate swaps, and the use of financial futures contracts traded on LIFFE. The average interest rate for 2002/03 was 6.9 per cent, compared with 7.3 per cent in 2001/02 and 7.4 per cent in 2000/01.

Simon Batey
Group finance director

United Utilities Annual Report & Accounts 2003     29

Back to Contents

1 Sir Richard Evans (age 60)
Chairman
Sir Richard Evans was appointed a non-executive director in September 1997 and chairman in January 2001. Born in north west England, he has worked in the aircraft and aerospace industry for more than 30 years. He was appointed chairman of British Aerospace plc (now BAE SYSTEMS plc) in May 1998. He has had a long association, through BAC and BAe, with their Warton division in Lancashire, where he was deputy managing director from 1983 to 1986. He joined the board of British Aerospace in 1987 as marketing director. He was a director of the programme management companies for the Anglo/French Jaguar aircraft and for the Anglo/German/Italian Tornado aircraft, and a director of the Airbus company.

2 John Roberts (age 57)
Chief executive
John Roberts joined the board as chief executive in September 1999. He had previously been a director of Hyder plc and chief executive of Hyder Utilities, and before that, chief executive of South Wales Electricity after its acquisition by Hyder. Before joining Hyder in 1996, John had been chief executive of Manweb Plc from 1992. Having graduated from Liverpool University, he joined Manweb in 1967, where he was appointed finance director in 1984 and managing director in 1991. John is a non-executive director of Volex Plc. He has been president of the Electricity Association, chairman of the Electricity Pension Trustees Limited, a member of the CBI Wales Council and a member of the Royal Commission on Environmental Pollution.

3 Simon Batey (age 49)
Group finance director
Simon Batey joined the board as group finance director in April 2000. He had previously been group finance director of AMEC Plc from 1992 and prior to that deputy finance director. He was closely involved in the reshaping of that group through a number of major investments and disposals and the development of its policy towards private finance initiatives. He also served on the boards of Fairclough Homes Group Limited and the major French electrical contractor SPIE SA. After graduating from Oxford, Simon joined Armitage & Norton (now part of KPMG) where he trained and qualified as a chartered accountant, and worked in a number of management posts.

4 Gordon Waters (age 55)
Managing director
United Utilities Contract Solutions
Gordon Waters is responsible for the group’s infrastructure management business. He joined the group in 1996, and was appointed to the board in 1997. A qualified civil engineer and structural engineer, he graduated from the City University London in 1969. He joined a major UK consulting engineering practice before working for a number of major UK construction companies. From 1987 to 1996, he worked for Tarmac Construction Limited, becoming managing director of the civil engineering division in 1992, and joining the board of Tarmac Construction Limited in 1993. He was responsible for all their major projects and regional civil engineering companies and specialist companies both in the UK and overseas. He is a non-executive director of The Carbon Trust.

5 Norman Broadhurst (age 61)
Chairman of the audit committee
Norman Broadhurst was appointed as a non-executive director in April 1999. He retired from his position as finance director with Railtrack Group PLC in March 2000. Before joining Railtrack in 1994, he was joint deputy chief executive, finance/commercial, with VSEL Plc and prior to that, finance director. He worked for Platt Saco Lowell Limited for 11 years from 1970, becoming finance director. He joined the China Light and Power Company Limited in Hong Kong in 1981 as financial controller and then divisional manager, finance and administration. In 1986, he was appointed finance director of United Engineering Steels Limited. He joined VSEL in 1990. He is chairman of Chloride Group plc and Freightliner Limited and is also a non-executive director of Cattles PLC, Old Mutual PLC and Tomkins PLC and deputy chairman of Taylor Woodrow PLC.

6 Sir Peter Middleton (age 69)
Deputy chairman and senior independent director
Sir Peter Middleton joined the board as a non-executive director in January 1994. After National Service, he joined HM Treasury, serving as permanent secretary from 1983 to 1991. He is chairman of Barclays plc and was deputy chairman of Barclays Bank and chairman of Barclays Capital from 1991 to May 1998. He has been a member of the Council of the Manchester Business School, the Financial Reporting Council and the London Business School. He is Chancellor of Sheffield University and is chairman of Sheffield One.

7 Jane Newell, OBE (age 59)
Non-executive director
Jane Newell joined the board as a non-executive director in September 1996. She is chairman of the United Utilities Pension Scheme and the United Utilities group of the Electricity Supply Pension Scheme. After 10 years as an international civil servant, she joined the Liverpool School of Tropical Medicine, and became chairman of Council from 1995 to 1997. In 1992, she was appointed founder trustee and subsequently chairman of the Maxwell Pensioners Trust and in 1997 received the OBE for this work. She is also a trustee of the GlaxoSmithKline Pension Plan, trustee of the Dixon Group’s Pension Scheme, an external assessor for the Home Office for promotions in the police, prison and fire services, pro-chancellor and chairman of the board of governors of London South Bank University and a J.P.

8 John Seed (age 64)
Chairman of the remuneration committee
John Seed joined the board as a non-executive director in March 1996. He was formerly chief executive of South Western Electricity plc. A chartered engineer, he spent 29 years in a number of engineering and general management posts with Eastern Electricity. He was appointed deputy chairman of South Western Electricity in 1986, becoming managing director at privatisation and then chief executive in 1992. He is also a non-executive director of British Smaller Companies VCT plc, Waste Power Limited, Frazer-Nash Consultancy Limited and South West Ventures. He was chairman of Great Western Assured Growth plc from 1991 to 1997, of Windelectric Limited from 1996 to 1999 and of Warren Associates Limited from 1998 to 2001. He has held a number of other non-executive directorships in the public and private sectors.

9 Andrew Pinder (age 56)
Non-executive director
Andrew Pinder was appointed a non-executive director on 1 September 2001. He has been the Government’s e-Envoy since October 2000. He previously worked for 18 years in the Inland Revenue before moving to the private sector, working for the Prudential Corporation as director of systems and business processes and then as head of operations and technology for western Europe at Citibank. After performing other roles in Citibank, including spells in New York, continental Europe and Dublin, Andrew left the bank in 1999. Since leaving Citibank, he has been involved in new technology related start-ups, as a partner in a venture capital firm, as well as carrying out a number of management consultancy assignments for the government including work on UK online.

United Utilities Annual Report & Accounts 2003    31

Report on governance

The Combined Code
The board is committed to high standards of corporate governance. Throughout the year to 31 March 2003, the company has been in compliance with the provisions set out in Section 1 of ‘The Combined Code Principles of Good Governance and Code of Best Practice’ issued by the Financial Services Authority. This statement together with the remuneration report on pages 38 to 44 describes the way in which these principles of governance are applied within the company.

The board
The board is scheduled to meet ten times each year with additional meetings called if required.

The board has a formal schedule of matters reserved to it, which ensures that it takes all major strategy, policy and investment decisions affecting the group. In particular it is responsible for business planning and risk management and for the development of group policies including such areas as health and safety, and on social, environmental and ethical issues.

The board has adopted policies governing the rights of directors to obtain independent professional advice. The board also has access to the services of the company secretary who is responsible to the board for ensuring that board procedures are followed and that applicable rules and regulations are complied with. The appointment or removal of the company secretary is a matter reserved for the decision of the board.

The board has established a governance framework which encourages all directors to bring an independent judgement to bear on issues of strategy, performance, resources, including key appointments and standards of conduct.

Suitable training is made available to all directors upon first appointment and subsequently as necessary.

Delegating and working through committees
The directors of subsidiary companies are responsible at law for those business entities. They are tasked with the delivery of the targets set within the budgets approved by the group board and for the implementation of group strategy and policy across their businesses. United Utilities Water PLC, for example, is a sizeable business in its own right and its board includes two independent non-executive directors (Phillida Entwistle and Deborah Morton).

The group’s governance structure ensures that all decisions are made by the most appropriate people in such a way that the decision-making process itself does not unnecessarily delay progress. The board has formally delegated specific responsibilities to board committees, including the audit, remuneration, approvals, nomination and treasury committees.

The roles of the audit and remuneration committees are described on pages 36 and 39 respectively.

The approvals committee considers and approves expenditure and investment proposals within limits delegated by the board. Its members are the executive directors, the group strategic planning director and the company secretary.

The nomination committee meets on an ad hoc basis and considers and makes recommendations to the board on the composition, balance and membership of the board. Its members are the non-executive directors, including the chairman (who is chairman of the committee) together with the chief executive.

The treasury committee considers and approves borrowing, leasing, bonding and other banking facilities within limits set by the board. Its members are the chairman, the chief executive, the group finance director and one of the other executive directors together with, for more significant or complex transactions, one other non-executive director.

Chairman and chief executive
Separate individuals have been appointed to the positions of chairman and of chief executive. The board has agreed clearly defined responsibilities for the roles and has adopted a set of guiding principles to govern the relationship between them. The chairman is primarily responsible for the working of the board. The chief executive is responsible for running the business and for implementing board strategy and policy.

Senior independent director
Sir Peter Middleton has been appointed as senior independent director. The terms of reference of the senior independent director state that his primary duty is to ensure that the views of each non-executive director are given due consideration. Other duties of the post include authority to call a meeting of the non-executive directors and to conduct periodic performance appraisals of the chairman.

Board balance
The board aims to maintain a balance of executive and non-executive directors. The directors have a wide and diverse range of business experience and expertise as their biographies on page 31 demonstrate. There are presently three executive and six non-executive directors. All non-executive directors are independent and free from any business or other relationship that could compromise their independent judgement.

Supply of information
The quality of the contribution that directors, particularly non-executives, can make is directly dependent on the quality of the information they receive. Accordingly, all directors receive comprehensive information on a regular basis. Board papers are normally distributed a week in advance of the relevant meeting to allow sufficient time for directors to be fully briefed. The papers are sufficiently detailed to enable the directors to obtain a thorough grasp of the management and financial performance of the company and the operating businesses. Minutes of committee meetings are circulated to all board members.

Appointments to the board
The board initially appoints all new directors, having first considered recommendations made to it by the nomination committee. Following such appointment, the director is required to retire and seek election at the next annual general meeting. There is a process of rotation which ensures that approximately one-third of all directors are required to retire and seek re-election at each annual general meeting, and that no director serves for more than three years without being proposed for re-election at an annual general meeting.

Shareholders
Publications and the web
The interim report, the annual report and the annual review remain the primary means the board has of communicating during the year with all the company’s shareholders. However, the board recognises the importance of the internet as a means of communicating widely, quickly and cost-effectively. A library of information about the company is available 24 hours-a-day, world-wide at www.unitedutilities.com. Financial news releases are made available on the site contemporaneously with release through other news channels and anyone with an email address can register free of charge to receive an email alert upon the posting of each new release.

Institutional shareholders
There is a programme of investor meetings and presentations which take place throughout the year, both in the UK and overseas. During the year, representatives of the board met, or offered to meet with, 95 different funds, representing 50 per cent of the company’s issued share capital. This, together with regular announcements of significant events affecting the group and frequent updates on current trading, emphasises our commitment to keep our equity and debt investors informed of developments affecting the group. The board regards this programme as important to improve investors’ awareness of the business and for the board to gain an understanding of investors’ priorities.

United Utilities Annual Report & Accounts 2003    35

Report on governance (continued)

The annual general meeting
The board encourages shareholders to exercise their right to vote at the annual general meeting. The notice calling the meeting is sent to shareholders at least 20 working days before the meeting and separate resolutions are proposed on each substantially separate issue. Presentations are made on the progress and performance of the business prior to the formal business of the meeting. Shareholders are encouraged to participate through a question and answer session and individual directors or, where appropriate, the chairman of the relevant committee, respond to those questions directly. For the first time at the 2003 annual general meeting, voting on all resolutions will take place by means of a poll which will ensure that the votes of those shareholders who are unable to attend the meeting are taken into account according to the number of shares they hold. Shareholders have the opportunity to talk informally to the directors before and after the formal proceedings.

Accountability and audit
Statement of directors’ responsibilities for the accounts
The directors are responsible for preparing, in accordance with the Companies Act 1985, financial statements for each financial year which give a true and fair view of the company’s and the group’s state of affairs as at the end of the financial year, and of the profit or loss and cash flows for the financial year.

The directors consider that, in preparing the financial statements, the group has used appropriate accounting policies, consistently applied and supported by reasonable and prudent judgements and estimates. All applicable accounting standards have been followed, subject to any departure and explanation described in the notes to the accounts.

The directors have a legal responsibility for ensuring that the company keeps accounting records which disclose, with reasonable accuracy at any time, the company’s and the group’s financial position and which enable them to ensure the financial statements comply with the Companies Act 1985. The directors also have a general legal responsibility for taking such steps as are reasonably open to them to safeguard the company’s and the group’s assets and to prevent and detect fraud and other irregularities.

The external auditor’s statement about its reporting responsibilities is set out on page 45.

Financial reporting and going concern
In presenting the annual and interim financial statements and similar significant publications, the directors aim to present a balanced and understandable assessment of the company’s position and prospects. The directors have adopted the going concern basis in preparing these financial statements. This is based upon a review of the group’s budget for 2003/04, the five-year business plan and investment programme, together with the cash and committed borrowing facilities available to the group. The board also took into account potential contingent liabilities and other risk factors as interpreted by the ‘Guidance on Going Concern and Financial Reporting for Directors of Listed Companies registered in the United Kingdom’, published in November 1994.

Internal control system – evaluating and managing risk
The board is responsible for the group’s internal control framework and for reviewing its effectiveness. Throughout the year under review and up to the date of this report, the board has operated procedures meeting the requirements of the Combined Code relating to internal control as set out in the September 1999 guidance ‘Internal Control Guidance for Directors on the Combined Code’ produced by the Institute of Chartered Accountants in England and Wales. Each year the board reviews all controls, including financial, operational and compliance controls and risk management procedures. The internal control system is designed to manage, rather than to eliminate, the risk of failure to achieve the group’s business objectives and can only provide reasonable, and not absolute, assurance against material misstatement or loss.

The key features of the internal control system are:

–	A control environment with clearly defined organisation structures operating within a framework of policies and procedures covering every aspect of the business;

–	Comprehensive business planning, risk assessment and financial reporting procedures including the annual preparation of detailed operational budgets for the year ahead and projections for subsequent years;

–	A monthly board review of financial and non-financial key performance indicators to assess progress towards objectives;

–	Monthly meetings prior to each board meeting of the executive leadership team, a forum in which the executive directors, the managing directors of the group’s businesses, the group functional directors and the company secretary exchange information and discuss strategic and operational issues which are of group-wide importance;

–	Regular monitoring of risks and control systems throughout the year by the operating businesses, supported by the use of risks and issues databases;

–	A self-certification process, subject to internal audit, whereby the operating businesses are required to confirm that the system of internal control is operating effectively;

–	An internal audit function to provide independent scrutiny of internal control systems and risk management procedures;

–	A bi-monthly risk management forum chaired by the group finance director, and comprising the company secretary, the group internal audit manager, the group health and safety manager and senior representatives from each of the operating businesses, to scrutinise key risks in depth;

–	A quarterly sustainable development panel chaired by the chief executive, and comprising the managing directors of United Utilities Service Delivery and United Utilities Contract Solutions, the head of environment and the community and three external professional specialists, Walter Menzies, Clive Jeanes and Dr Mark Everard. The role of the forum is to advise on environmental policy and, in particular, to identify risks to the environment, recommend targets, and monitor performance against those targets;

–	An annual risk assessment exercise involving self-assessment by management of all business risks in terms of impact, likelihood and control strength and an objective challenge of that assessment by the internal audit team;

–	An annual health and safety performance review carried out by our in-house safety professionals in addition to the normal health and safety risk assessment and management processes carried on within each of the operating businesses;

–	Centralised treasury operations operating within defined limits and subject to regular reporting requirements and internal audit reviews; and

–	Established procedures, set out in a group internal control manual, for planning, approving and monitoring major capital expenditure, major projects and the development of new business which includes short and long-term budgets, risk evaluation, detailed appraisal and review procedures, defined authority levels and post-investment performance reviews.

The audit committee and the auditor
The audit committee has written terms of reference which clearly set out its authority and duties. The members of the committee are the non-executive directors, including the chairman, all of whom are independent. Norman Broadhurst is its chairman. The committee met four times in the year to 31 March 2003.

The audit committee reviews the internal and external audit activities, monitors compliance with statutory requirements for financial reporting and reviews the half-year and annual financial statements before they are submitted to the board for approval. It also keeps under review the effectiveness of the group’s internal control systems (including financial, operational and compliance controls and risk management

36     United Utilities Annual Report & Accounts 2003

procedures). It also considers reports from the internal and external auditors and from management and reports and makes recommendations to the board.

The audit committee keeps under review the scope and results of the external audit, its cost effectiveness, the independence and objectivity of the auditor and the nature and extent of non-audit services supplied to the group by the external auditor, seeking to balance the maintenance of objectivity and value for money.

In May 2002, the board began a formal tender process for audit services to ensure that the company continued to receive best value. As a result Deloitte & Touche were appointed in place of KPMG Audit Plc as auditor to the company on 9 September 2002. In the year under review the fees paid to the continuing and retiring auditors were as follows:

Fees payable to the former auditor, KPMG Audit Plc, up to date of resignation:

	2003	2002
Item	£’000	£’000

Audit fees	–	395

Audit related fees	310	538

Tax fees	97	33

Other fees	90	76

Total	497	1,042

Fees payable to Deloitte & Touche following appointment as auditor:

2003
Item	£’000

Audit fees	505

Audit related fees	168

Tax fees	200

Other fees	149

Total	1,022

Notes:
•	Audit related fees are fees billed for assurance work reasonably related to the statutory audit, including due diligence and assurance work, work associated with raising finance and securities filing work.

•	Tax fees are fees incurred for tax compliance, tax advice and related tax work.

•	Other fees incurred relate to project and financial modelling work.

•	In 2003, £265,000 of tax and other fees were paid to Deloitte & Touche under engagements commenced prior to their appointment as auditor which have subsequently been completed.

All non-statutory audit or non-statutory tax compliance services provided by the auditor must be reported to the audit committee and prior approval is required from the senior independent director for any such projects. In granting such approval, he is required to consider the cumulative proportion of fees paid for such work compared with the statutory audit fees.

New developments in the field of corporate governance
In the past year there have been a number of new initiatives in the field of corporate governance. In the UK, the Higgs Report and the Smith Report on Audit Committees have been published. The board has considered the recommendations carefully and has participated in the consultation process. It will consider any necessary changes upon publication of the final combined code. In the USA, where the company maintains a listing, the main developments were the passing of the Sarbanes-Oxley Act of 2002 and also the introduction of new listing exchange requirements. The board is implementing regulations under the Act as they are brought into force and in the light of emerging best practice.

United Utilities Annual Report & Accounts 2003   37

Directors’ remuneration report

REWARD PHILOSOPHY
To ensure corporate success and enhance shareholder value, the group needs people of the right calibre able to meet and beat the challenges it faces. So the group must ensure its remuneration arrangements attract and keep the right people.

The group’s overall philosophy is to:

–	attract, develop, motivate and keep talented people at all levels;
–	pay competitive salaries and benefits to all its staff;
–	encourage its staff to hold shares in the company; and
–	focus remuneration arrangements to help each business in the group meet its specific challenges.

When pay levels are set, account is taken of the work an employee does, what is paid in other companies for that work and how well the group’s businesses are performing. The board believes that share ownership is an effective way of bringing together the interests of employees and shareholders. The company promotes greater ownership of its shares by offering employees the opportunity to build up a shareholding through its share schemes – the company share option plan 1999, the ‘ShareSave’ SAYE share option scheme and the share incentive plan, ‘ShareBuy’.

NON-EXECUTIVE DIRECTORS

Board committees
A committee of the board decides the remuneration of the non-executive directors (other than the chairman). Its members are the chairman (Sir Richard Evans) and the executive directors (John Roberts, Simon Batey and Gordon Waters). Les Dawson also served as a member of the committee up to 25 March 2003.

A separate committee of the board decides the remuneration of the chairman. This committee comprises the chief executive (John Roberts) and five non-executive directors: Norman Broadhurst, Sir Peter Middleton, Jane Newell, Andrew Pinder and John Seed.

Both committees may take independent advice. The committees are also advised by the group’s human resources director (David Scott to 31 December 2002; Linda Booth from 1 January 2003). Both committees met once during the year.

Terms of appointment
Non-executive directors are appointed for an initial period of three years, which may be renewed for further three-year terms thereafter. However, as with all directors, they are subject to re-election at an annual general meeting at least every three years. They do not have contracts of service and, in the event of early termination of their appointment for whatever reason, they are not entitled to compensation.

Table 1: Non-executive directors’ terms of appointment	Date first appointed to board	Date of last appointment AGM in	Re-election no later than AGM in	Notice period	Compensation upon early termination

Sir Richard Evans	01.09.1997	2001	2004	none	none

Sir Peter Middleton	01.01.1994	2001	2004	none	none

Norman Broadhurst	01.04.1999	2002	2005	none	none

Jane Newell	01.09.1996	2000	2003	none	none

Andrew Pinder	01.09.2001	2002	2005	none	none

John Seed	01.03.1996	2002	2005	none	none

Policy statement on non-executive directors’ remuneration
The company’s policy is to pay annual fees which reflect the responsibilities placed upon the non-executive directors. Fees are reviewed periodically. When reviewing fees, account is taken of the level of fees paid in companies of similar size and complexity. There are separate annual fees for the chairman, deputy chairman and the other non-executive directors. Additional fees are paid to the chairmen of the audit and remuneration committees (Norman Broadhurst and John Seed respectively). The fee paid to Jane Newell includes an amount to reflect additional responsibilities as chairman of the trustees of the company’s major pension schemes.

Non-executive directors do not participate in any bonus or incentive plan, the pension scheme, the healthcare arrangements, the company share option plan 1999, ShareSave scheme or ShareBuy. The company repays the reasonable expenses they incur in carrying out their duties as directors.

Non-executive directors’ remuneration
Non-executive directors’ fees, with the exception of those of the chairman, were increased on 1 May 2002. The previous review was in May 1999. Sir Richard Evans declined a proposed increase in his fee as chairman. The annual fee paid to Sir Peter Middleton, deputy chairman, was increased from £50,000 to £60,000. The fee paid to Jane Newell was increased from £45,000 to £55,000. The annual fee paid to the remaining non-executive directors was increased from £30,000 to £35,000. The additional fee paid to the chairmen of the audit and remuneration committees was unchanged at £5,000 a year. The next review is due in May 2004.

Non-executive directors’ remuneration for the year to 31 March 2003 is set out in table 2.

38     United Utilities Annual Report & Accounts 2003

Table 2: Non-executive directors’ fees (audited information)		Total fees

	2003 £’000	2002 £’000

Sir Richard Evans	180.0	180.0

Norman Broadhurst	39.6	35.0

Sir Peter Middleton	59.2	50.0

Jane Newell	54.2	45.0

Andrew Pinder	34.6	17.5

John Seed	39.6	35.0

Totals	407.2	362.5

Notes: • £50,000 of Sir Richard Evans’ total annual fee of £180,000 for 2002/03 was paid to BAE Systems plc.

EXECUTIVE DIRECTORS

The remuneration committee
The remuneration committee makes recommendations to the board on the group’s framework of executive remuneration and its cost. The committee approves, on the board’s behalf, the general recruitment terms, remuneration benefits, employment conditions and severance terms for executive management. It decides the specific recruitment terms, remuneration benefits, employment conditions, pension rights, compensation payments and severance terms for the executive directors and for other senior executives.

The committee’s members are Norman Broadhurst, Sir Richard Evans, Sir Peter Middleton, Jane Newell, Andrew Pinder and John Seed (who is the committee’s chairman). They are all independent non-executive directors. They have no personal financial interest in the company other than as shareholders and the fees paid to them as non-executive directors. They have no conflicts of interest arising from cross directorships and are not involved in the day-to-day running of the group’s businesses.

The committee has appointed Mercer Human Resource Consulting to advise it on executive remuneration. They are also the actuaries to one of the company’s pension schemes (United Utilities Pension Scheme (UUPS)) and advise the company on matters relating to its operation. Addleshaw Goddard provide legal advice on the operation of the group’s share incentive and share option plans, including drafting the rules and advising on their interpretation. They also provide general legal advice to the company and other companies in the group.

The committee is also assisted by the chief executive (John Roberts) who is consulted on proposals relating to the remuneration of the other executive directors and senior executives. Assistance is provided by the group human resources director (David Scott to 31 December 2002; Linda Booth from 1 January 2003). The chief executive and group human resources director attend meetings except when the committee discusses matters relating to their own remuneration.

In its work, the committee considers fully the principles of good governance and the code of best practice. The committee met five times in the year to 31 March 2003. The board accepted the committee’s recommendations without amendment. The chairman of the board ensures the company talks to its major shareholders, when appropriate, about matters to do with remuneration.

Policy statement on executive directors’ remuneration
The board’s policy for executive directors’ and senior executives’ remuneration is to:

–	pay a basic salary which competes with other companies of about the same size and complexity;
–	use short and long-term incentives to encourage executives to outperform key targets, thereby giving them the opportunity to increase their earnings;
–	encourage executives to hold shares in the company; and
–	overall, reward executives fairly and responsibly for their contribution to the group’s short and long-term performance and avoid paying more than is necessary for achieving this objective.

In deciding the executive directors’ total remuneration package and individual elements of it, the remuneration committee assesses where the company should be positioned relative to other companies. It makes appropriate comparisons but treats them with caution. The company aims to pay about the market median but may pay more for an outstanding performer or to attract executives of the right calibre. Earnings may be increased through the operation of annual and long-term incentive plans. The incentive plans are designed to encourage and reward out-performance. They link executives’ rewards directly to the group’s performance and shareholders’ interests. The company expects executive directors and other senior executives to acquire and hold shares at least to the value of their basic pay. To assist them in satisfying this minimum share ownership target, it may pay incentive awards partly or wholly in shares.

The committee aims for an appropriate balance between fixed and variable rewards. Fixed rewards include:

–	basic salary;
–	a car allowance or company car and fuel for private mileage;
–	medical insurance; and
–	pension benefits.

The taxable value of the car, fuel, medical insurance and life insurance element of pension benefits are included in ‘other benefits’ in the table opposite.

Variable rewards take the form of the annual bonus and the performance share plan. These rewards are performance based and provide each executive director with the opportunity to earn up to a further 60 per cent and 80 per cent of basic salary respectively each year. Together, this is almost 60 per cent of their total annual reward opportunity (excluding pension benefits). Detailed policy in relation to each element of executive directors’ remuneration is set out below. The board continually reviews its policy in the light of emerging best practice.

United Utilities Annual Report & Accounts 2003     39

Directors’ remuneration report (continued)

Executive directors’ remuneration
Executive directors’ remuneration during the year ended 31 March 2003 is shown in table 3.

Table 3: Executive directors’ remuneration (audited information)

		A		B		C				D

		Gross salary		Annual bonus	Other benefits		Total emoluments		Long-term incentive vesting during the year ended 31 March

	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002
	£’000	£’000	£’000	£’000	£’000	£’000	£’000	£’000	£’000	£’000

John Roberts	429.2	366.7	228.2	210.1	30.6	21.8	688.0	598.6	–	–

Simon Batey	291.7	271.7	155.1	155.6	17.9	16.7	464.7	444.0	–	–

Les Dawson	222.9	208.8	118.6	119.6	19.7	50.0	361.2	378.4	–	–

Gordon Waters	221.7	198.8	117.9	113.9	24.2	18.3	363.8	331.0	–	–

Totals	1,165.5	1,046.0	619.8	599.2	92.4	106.8	1,877.7	1,752.0	–	–

Notes:
•	John Roberts was the highest paid director in the year ended 31 March 2003.
•	No long-term incentives vested during the year (see long-term incentive plan in section D below).
•	Other benefits for 2001/02 include relocation costs of £31,700 for Les Dawson.
•	Les Dawson resigned from the board on 25 March 2003. His emoluments for 2003 relate to the period up to and including the date of his resignation as a director. It is anticipated that he will continue to be employed by the company until 31 August 2003.

A Salary
The committee reviews salaries each year taking account of group and personal performance. Any changes are made with effect from 1 September. The committee commissions independent assessments of market rates based on the practice of other utility companies and companies of a similar size and complexity. The committee also takes account of the levels of pay awards elsewhere in the group.

Following its annual review in 2002, the committee agreed the following changes to the annual salaries of executive directors:

Table 4: Executive directors’ salary review	1 September 2002	1 September 2001
	£’000	£’000

John Roberts	450.0	400.0

Simon Batey	300.0	280.0

Les Dawson	235.0	215.0

Gordon Waters	230.0	210.0

B Annual bonus
The annual bonus is designed to motivate executive directors and other senior executives to achieve the group’s key operational and strategic objectives. The maximum award is 60 per cent of annual salary. Directors are rewarded according to the company’s financial and non-financial performance for the year and the achievement of individual targets. Targets are set each year. The non-financial and individual targets may include measures related to customer service and environmental performance and performance against other key stakeholder measures. Annual bonus awards may be made partly or wholly in shares where a participant has still to satisfy the company’s minimum share ownership target.

(a) 2003/04
The financial performance measures to be used for determining annual bonuses for 2003/04 are profit before exceptional items, interest and tax (PBEIT) and profit before exceptional items and tax (PBET). A maximum award of 24 per cent of salary is allocated to each measure. One-quarter of the maximum awards becomes payable when threshold targets are met. Awards increase in value on a straight line basis until half of the maximum award is payable for achieving a target midway between the threshold and stretch targets. Awards continue to increase in value on a straight line basis between the intermediate and stretch targets at which point the maximum award is payable. Thus, there is greater incentivisation to achieve stretch targets. The stretch targets are demanding and achievement represents results which are in excess of expectations. One-fifth of the annual bonus, accounting for 12 per cent of salary, will depend on: achieving improvements in environmental performance measured by the group’s score in the Business in the Environment (BiE) index; employee related targets, measured by results achieved in the group’s culture change programme; and the achievement of individual objectives.

(b) 2002/03
The financial measures for the determination of annual bonuses for 2002/03 were also PBEIT and PBET. The maximum bonus opportunity allocated to these targets was 48 per cent, the same as for 2003/04. The results for the year showed that although the stretch PBET target was achieved, the stretch PBEIT was not. The total payable for performance against financial targets was, therefore, 47.18 per cent. Non-financial targets accounted for up to 12 per cent of salary. 6 per cent was divided between three customer service targets (interruptions in electricity supply, achievement of Ofwat levels of service for water supply and population served by failing wastewater treatment works), 3 per cent was based on the group score in the BiE index and 3 per cent based on UCan group scores in the 2003 culture profile employee questionnaire. The environmental and employee-related targets were achieved; the customer service targets were not. Therefore 6 per cent bonus was payable bringing the overall bonus payable to a total of 53.18 per cent of salary.

(c) Prior year annual bonuses paid in deferred shares
The whole of the annual bonus awards for John Roberts and Gordon Waters in 2000 and half of the value of awards for all of the executive directors in 2001 were satisfied by the grant of contingent rights to receive shares in the company to be purchased in the market by the company’s employee share trust. The right to these shares may be forfeited in certain circumstances if an executive is not in the company’s employment when the shares are due to be transferred to him from the trust. The company does not match the number of deferred shares and there are no additional performance measures associated with the release of these shares (see table 5).

40       United Utilities Annual Report & Accounts 2003

Table 5: Executive directors’ contingent interests in deferred shares relating to past bonus awards (audited information)

	Award in	Contingent interest in		Contingent interest in		Contingent interest in		Shares transferred to		Contingent interest in
	respect of	shares at date of award		shares at 1 April 2002		shares added during the year		executive during the year		shares at 31 March 2003

			Value		Value		Value		Value		Value
		No.	£’000	No.	£’000	No.	£’000	No.	£’000	No.	£’000

John Roberts	2000	10,471	69.8	12,050	73.6	–	–	12,050	78.2	–	–

	2001	12,906	84.15	13,997	85.5	1,267	7.5	–	–	15,264	89.4

Simon Batey	2001	10,766	70.2	11,675	71.3	1,057	6.2	–	–	12,732	74.6

Les Dawson	2001	3,450	22.5	3,741	22.9	338	2.0	–	–	–	–

Gordon Waters	2000	6,008	40.1	6,913	42.2			6,913	44.8	–	–

	2001	7,484	48.8	8,116	49.6	734	4.3	–	–	8,850	51.9

Notes:
•	The 2000 annual bonus awards were made under the former short-term incentive plan. The contingent interest in shares at the date of award was the value of the bonuses for that year which were paid wholly as contingent shares to be held in trust for two years, based on a share price of 667.0 pence. This was the average of the mid-market price of a share over the 30 business days starting 15 business days before 31 March 2000.
•	The 2001 awards were made on 1 June 2001 under the terms of the deferred share plan whereby 50 per cent of the value of the annual bonus was paid as contingent shares to be held in trust for three years, based on a share price of 652.0 pence. This was the average of the mid-market price of a share for the three business days immediately prior to 1 June 2001.
•	The value of the contingent interest in shares on 1 April 2002 is based on the mid-market price of a share on 28 March 2002 of 611.0 pence being the last trading day immediately prior to that date.
•	The contingent interest in shares added during the year is calculated by taking the values of notional dividends payable on 1 October 2002 and 10 February 2003 on the shares in trust and dividing by the mid-market price of a share on those dates. These were 588.5 pence and 593.0 pence respectively.
•	12,050 and 6,913 shares in respect of their 2000 awards were transferred to John Roberts and Gordon Waters respectively upon their release from the plan on30 May 2002. The values on the date of transfer were £78,168 and £44,845 respectively, based on a share price of 648.7 pence on that day.
•	The value of the contingent interest in shares on 31 March 2003 is based on the mid-market price of a share on that day of 586.0 pence.
•	Les Dawson’s contingent interest in 4,079 shares lapsed upon his resignation on 25 March 2003.

C Other benefits
Directors are paid a car allowance (or have the use of a company car where business use warrants it), are reimbursed fuel for business and private use and are provided with medical and life insurance.

D Long-term incentives
(a) Performance share plan
The performance share plan, adopted at the annual general meeting held on 21 July 2000, is the long-term incentive scheme for executive directors and a restricted number of other senior executives. Participation is at the discretion of the plan’s trustee (United Utilities Employee Share Trust Limited) on the recommendation of the remuneration committee. Participants are awarded a right to acquire shares (or, at the discretion of the trustee, the cash equivalent) normally worth up to 80 per cent of an executive’s yearly salary at the date of the award. The number of shares awarded is based on the market price of a share at that time. The proportion of the award that will vest depends on the group’s performance against specified targets over a performance period. This period is usually not less than three years’ duration, beginning at the start of the financial year during which the award is made.

For the 2003/04 financial year, it is proposed that each director will be awarded an option to acquire shares worth up to 80 per cent of their annual salary at the date of the award at no cost to them. The extent to which awards will vest will depend on the company’s total shareholder return (TSR) performance when compared with the TSR performance of a group of other companies over the period 1 April 2003 to 31 March 2006 and on underlying business performance measures. TSR is widely accepted as an easily understood and externally verifiable measure of a shareholder’s return. Relating awards to the company’s relative TSR performance supports the policy objectives of linking executives’ rewards directly to the group’s performance and shareholders’ interests and giving executives the opportunity to increase their earnings by meeting and out-performing key long-term measures.

The inclusion of appropriate companies in the comparator group is critical for relative performance to be meaningful. However, it is also important that the comparator group should be of a reasonable size to avoid the performance of a very few companies having a disproportionate impact on the outcome of the plan, to be able to accommodate changes in the comparator group (for example following a takeover or merger) and to avoid too high a leverage between the company’s relative position in the group and the proportion of the award that vests. Companies are included if they provide essential services in well-established, mature markets with high barriers to entry, have a large customer and/or asset base, exhibit similar characteristics to the group in terms of share price volatility, have similar levels of gearing or are subject to regulatory review. Accordingly, it is anticipated that for the 2003/04 award, the comparator group will comprise the following 15 companies in addition to United Utilities, BAA, BG Group, The Boots Company, British Energy, Centrica, International Power, J Sainsbury, Kelda Group, Morrison Supermarkets, National Grid Transco, Scottish & Southern Energy, Scottish Power, Severn Trent, Tesco and Viridian.

No award will vest if the company’s TSR performance is below median. If the company’s TSR performance is between median and upper quartile, the proportion of the maximum award which the participant may receive will be calculated on a straight-line basis between 33 per cent and 100 per cent. However, awards will not vest unless the remuneration committee is satisfied that the company’s recorded TSR performance is consistent with the achievement of appropriate measures of underlying business performance such as performance against the earnings per share, dividend cover and interest cover targets for 2005/06 set out in the group’s five year business plan to 2007/08. The awards are scheduled to vest after 31 March 2006.

Directors’ scheme interests in the performance share plan, including those awarded during the year, are set out in table 6.

United Utilities Annual Report & Accounts 2003     41

Directors’ remuneration report (continued)

Table 6: Executive directors’ scheme interests in the performance share plan (audited information)

	Award details						Contingent scheme interest at 1 April 2002		Contingent scheme interest awarded during the year		Contingent scheme interest at 31 March 2003 (note c)

			Maximum value at award date		Market price of a share at award pence	Max. no. of shares	Max. no. of shares	Max. value £’000	Max. no. of shares	Max. value £’000	Max. no. of shares	Max. value £’000
		Performance period
	Award date		% of salary	£’000

John Roberts

2000/01	29.3.01	1.4.00 to 31.3.03	80	256.0	607.5	42,139	42,139	257.5	–	–	42,139	246.9

2001/02	9.7.01	1.4.01 to 31.3.04	80	256.0	652.0	39,263	39,263	239.9	–	–	39,263	230.1

2002/03	1.10.02	1.4.02 to 31.3.05	80	360.0	587.5	61,276	–	–	61,276	360.0	61,276	359.1

Total						142,678	81,402	497.4	61,276	360.0	142,678	836.1

Simon Batey

2000/01	29.3.01	1.4.00 to 31.3.03	80	208.0	607.5	34,238	34,238	209.2	–	–	34,238	200.6

2001/02	9.7.01	1.4.01 to 31.3.04	80	208.0	652.0	31,901	31,901	194.9	–	–	31,901	186.9

2002/03	1.10.02	1.4.02 to 31.3.05	80	240.0	587.5	40,851	–	–	40,851	240.0	40,851	239.4

Total						106,990	66,139	404.1	40,851	240.0	106,990	626.9

Les Dawson

2000/01	29.3.01	1.4.00 to 31.3.03	65	130.0	607.5	21,399	21,399	130.7	–	–	21,399	125.4

2001/02	9.7.01	1.4.01 to 31.3.04	80	160.0	652.0	24,539	24,539	149.9	–	–	24,539	143.8

2002/03	1.10.02	1.4.02 to 31.3.05	80	188.0	587.5	32,000	–	–	32,000	188.0	32,000	187.5

Total						77,938	45,938	280.6	32,000	188.0	77,938	456.7

Gordon Waters

2000/01	29.3.01	1.4.00 to 31.3.03	80	146.4	607.5	24,098	24,098	147.2	–	–	24,098	141.2

2001/02	9.7.01	1.4.01 to 31.3.04	80	146.4	652.0	22,453	22,453	137.2	–	–	22,453	131.6

2002/03	1.10.02	1.4.02 to 31.3.05	80	184.0	587.5	31,319	–	–	31,319	184.0	31,319	183.5

Total						77,870	46,551	284.4	31,319	184.0	77,870	456.3

Notes:
(a)	No awards were due to vest during the year. The first awards under the performance share plan are scheduled to vest during 2003/04.
(b)	The maximum values shown for 1 April 2002 and 31 March 2003 have been calculated using the mid-market price of a United Utilities PLC share on close of business on the relevant date or, if not a trading day, the last trading day immediately prior to that date.
(c)	In the case of Les Dawson, the value of the contingent plan interest is stated as at 25 March 2003, being the date on which he resigned as a director.
(d)	The market price of a share at award is the mid-market price of a United Utilities PLC share on close of business on the last trading day immediately prior to the award date. This is used to calculate the maximum number of shares comprised in the award.
(e)	The above awards were granted as ‘option awards’, whereby the participant is granted an option to acquire the number of shares which vests under the plan. The options are exercisable over a period of three months from the vesting date. No consideration is payable by the executives either upon grant of the option award or upon the subsequent exercise of the option.
(f)	During the year, awards were made to directors in respect of the 2002/03 performance share plan. The extent to which the awards will vest is on the same basis as that proposed for 2003/04, except the company’s TSR performance will be compared with a group of companies over the period 1 April 2002 to 31 March 2005. At the beginning of the performance period the comparator group comprised the following 18 companies: AWG, BAA, BG Group, The Boots Company, British Energy, Centrica, International Power, J Sainsbury, Kelda Group, Lattice Group, Morrison Supermarkets, National Grid Group, Safeway, Scottish & Southern Energy, Scottish Power, Severn Trent, Tesco and Viridian. During the year, the merger of National Grid Group and Lattice Group was announced. Lattice Group has therefore, been excluded. National Grid Group has been retained as National Grid Transco. The comparator group, therefore, currently comprises 17 companies. The test against measures of underlying business performance will include performance against the earnings per share, dividend cover and interest cover targets for 2004/05 set out in the group’s 5 year business plan to 2006/07. The awards are scheduled to vest after 31 March 2005.

(b) Long-term incentive plan (LTIP)
The long-term incentive plan has been replaced by the performance share plan. The final awards were due to vest during the year for John Roberts, Simon Batey and Gordon Waters in respect of performance periods ended on 31 March 2002. However, as anticipated in last year’s annual report, no awards vested because the performance criteria were not met.

Details of directors’ interests under the LTIP which had been due to vest during the year, are set out in table 7.

42     United Utilities Annual Report & Accounts 2003

Table 7: Executive directors’ LTIP awards (audited information)			Contingent scheme interest		Awarded during the year Max. value	Contingent scheme interest at
				at 1 April 2002			31 March 2003

	Award date	Performance period	% of salary	£’000		% of salary	£’000

John Roberts	20.7.00	1.4.00 to 31.3.02	87.5	393.8	–	–	–

Simon Batey	20.7.00	1.4.00 to 31.3.02	70	210.0	–	–	–

Gordon Waters	25.7.01	1.4.99 to 31.3.02	70	161.0	–	–	–

Notes:
•	If the awards for John Roberts and Simon Batey had vested, their value would have been multiplied by 2.58 and 2.0 respectively to reflect their length of service to the end of the performance period.

Performance graph
The following graph compares the company’s annual total shareholder return (TSR) performance for the past five years against the FTSE 100 Index, the most appropriate broad equity market index. The TSR indices used in the chart have been calculated in accordance with the Directors’ Remuneration Report Regulations 2002 relative to a base date of 1 April 1998.

Share options
The executive directors can join the all-employee ShareSave scheme. They do not participate in the company share option plan 1999. Neither the award nor the exercise of ShareSave options is dependent upon the satisfaction of performance conditions. Further details of ShareSave options are shown in table 8.

Table 8: Directors’ ShareSave options (audited information)
	At 1 April 2002	Granted/(lapsed) during the year	Exercised during the year	At 31 March 2003 (note c)	Exercise price per share pence		First date exercisable	Last date exercisable

John Roberts

ShareSave 2000	3,579	–	–	3,579	471.5	p	01.03.2005	31.08.2005

Total	3,579	–	–	3,579

Simon Batey

ShareSave 2001	1,740	–	–	1,740	556.5	p	01.03.2004	31.08.2004

Total	1,740	–	–	1,740

Les Dawson

ShareSave 2001	3,032	–	–	3,032	556.5	p	01.03.2006	31.08.2006

Total	3,032	–	–	3,032

Gordon Waters

ShareSave 2002	2,290	–	–	2,290	500.0	p	01.03.2007	01.08.2007

ShareSave 2003	–	331	–	331	490.0	p	01.03.2006	01.08.2006

Total	2,290	331	–	2,621

Notes:
(a)	The mid-market price of a share on 31 March 2003 was 586 pence and the range in the year was 551.5 pence to 668 pence.
(b)	No amount is payable by a participant for the grant of a ShareSave option.
(c)	In the case of Les Dawson, the interest is stated as at 25 March 2003, being the date on which he resigned as a director.
(d)	The aggregate notional gain made by directors on the exercise of options during the year (based on the difference between the mid-market price of a share on the day on which options were exercised and the exercise price) was £nil (2002 – £4,456).

United Utilities Annual Report & Accounts 2003     43

Directors’ remuneration report (continued)

Pension arrangements
The United Utilities Pension Scheme is open to all eligible employees. It provides pensions and other benefits to members within Inland Revenue limits. All the current executive directors are members of, and contribute to, the defined benefit section of the scheme. It provides a pension for them on normal retirement at age 60 equal to 1/30th of pensionable earnings for each completed year of service. The maximum pension is two-thirds of pensionable earnings. Early retirement is possible from age 50 if the company agrees.

The Finance Act 1989 restricts the pension benefits that can be paid by the scheme to the executive directors as the earnings cap limits pensionable earnings for calculating benefits. The company has put in place separate arrangements the effect of which is to provide pension benefits calculated on the same basis as for executives whose pensionable earnings are not limited by the cap. These arrangements are unfunded.

Although pension benefits are calculated on basic salary only, to protect his contractual entitlement, the calculations are adjusted for Gordon Waters, whose annual bonus had been pensionable before the incentive plan was introduced.

The pension benefits earned by directors during the year are shown in table 9.

Table 9: Executive directors’ pension benefits (audited information)				Increase in accrued pension during the year

	Accumulated total accrued				Transfer value	Total change	Accumulated total accrued
	pension at 1 April 2002				of increase	in transfer value	pension at 31 March 2003
			Increase net	Member	(net of member	(net of member
		Transfer value	of inflation	contributions	contributions)	contributions)		Transfer value
	£’000 p.a.	£’000	£’000 p.a. (1)	£’000	£’000 (2)	£’000 (3)	£’000 p.a.	£’000

John Roberts	31.5	458.3	18.8	14.6	285.3	345.6	51.2	818.5

Simon Batey	18.1	186.4	10.5	14.6	102.2	122.5	29.2	323.5

Les Dawson	9.8	83.9	8.1	11.3	64.2	74.5	18.2	169.7

Gordon Waters	51.7	714.9	13.6	14.6	194.0	294.1	66.9	1,023.6

Notes:
•	Pension accruals shown are the amounts that would be paid annually on retirement based on service to the end of the year, or date of leaving employment or retirement if earlier.
•	Transfer values have been calculated in accordance with version 8.1 of guidance note GN11 issued by the actuarial profession.
•	The transfer value of the net increase in pension (2) represents the incremental value to the director of his service during the year, calculated on the assumption service terminated at the year-end, or at date of leaving employment or retirement if earlier. It is based on the accrued pension increase (1) and is calculated after deducting the director’s contribution.
•	The change in the transfer value (3) includes the effect of fluctuations in the transfer value due to factors beyond the control of the company and directors, such as stock market movements. It is calculated after deducting the director’s contribution.
•	Voluntary contributions paid by directors and resulting benefits are not shown.
•	The transfer value represents a liability of the company to make pension payments in the future but not a sum paid to the individual.

Contracts of service and compensation for termination
The company’s policy is that the executive directors normally have rolling one-year notice periods. The company may offer a longer notice period if it considers that necessary to recruit a new director. If it offers an initial notice period of more than one year, it will usually reduce that to a rolling one year after the initial period. Contracts terminate automatically upon the director reaching age 60 unless the company agrees that a director may continue to work after attaining age 60. No special arrangements apply if there is a change of control.

Service contracts do not provide explicitly for termination payments (other than for holidays due but not taken), liquidated damages or payments in lieu of notice. If a contract is to be terminated, the remuneration committee will, in each circumstance, determine the compensation that may be paid after applying such mitigation it considers is fair and reasonable. It will take into account the best practice provisions of the Combined Code and will take legal advice on the company’s liability to pay compensation and the amount of the compensation in each case. The committee reviews this policy each year. No changes were made during the year. Details of directors’ contracts are set out in table 10.

Table 10: Executive directors’ service contracts

	Date of contract	Unexpired term (to 60th birthday)	Notice period	Contractual compensation upon early termination

John Roberts	01.09.99	2 March 2006	12 months (rolling)	No explicit provision (other than payment for outstanding holidays)

Simon Batey	01.04.00	4 September 2013	12 months (rolling)	No explicit provision (other than payment for outstanding holidays)

Les Dawson	01.11.00	13 February 2017	12 months (rolling)	resigned 25 March 2003

Gordon Waters	01.03.96	6 June 2006	12 months (rolling)	No explicit provision (other than payment for outstanding holidays)

Policy on external appointments
The company recognises that its executive directors may be invited to become non-executive directors of companies outside the group and that exposure to such non-executive duties can broaden experience and knowledge, which will be to the benefit of the company. Subject to board approval (which will not be given if the proposed appointment is with a competing company, would otherwise lead to a conflict of interest or could have a detrimental effect on a director’s performance), executive directors are allowed to accept a non-executive directorship and to retain the fees.

Approved by the board of directors on 21 May 2003 and signed on its behalf by

John Seed
Remuneration committee chairman

44       United Utilities Annual Report & Accounts 2003

Consolidated profit and loss account

												Discontinued
			Continuing operations				Continuing operations			Continuing operations		operations

		Before	Goodwill			Before	Goodwill			Before	Goodwill
		goodwill and	and			goodwill and	and	Restated		goodwill and	and		Restated
		exceptional	exceptional	2003		exceptional	exceptional	2002		exceptional	exceptional		2001
		items	items	Total		items	items	Total		items	items		Total
For the year ended 31 March	Note	£m	£m	£m		£m	£m	£m		£m	£m	£m	£m

Turnover: group and share of joint ventures	2	1,920.5	–	1,920.5		1,871.6	–	1,871.6		1,569.2	–	201.5	1,770.7

Less: share of joint venture turnover		(41.7)	–	(41.7)		(85.4)	–	(85.4)		(78.3)	–	–	(78.3)

Group turnover		1,878.8	–	1,878.8		1,786.2	–	1,786.2		1,490.9	–	201.5	1,692.4

Net operating costs	3	(1,332.7)	(36.1)	(1,368.8)		(1,245.4)	(19.2)	(1,264.6)		(993.8)	(20.6)	(179.9)	(1,194.3)

Group operating profit		546.1	(36.1)	510.0		540.8	(19.2)	521.6		497.1	(20.6)	21.6	498.1

Share of operating profit of joint ventures	2, 13	15.6	(0.7)	14.9		12.5	(0.7)	11.8		8.7	–	–	8.7

Profit before non-operating items, interest and tax	2	561.7	(36.8)	524.9		553.3	(19.9)	533.4		505.8	(20.6)	21.6	506.8

Profit on sale or termination of operations	4	–	34.0	34.0		–	–	–		–	–	191.2	191.2

Profit on ordinary activities before interest		561.7	(2.8)	558.9		553.3	(19.9)	533.4		505.8	(20.6)	212.8	698.0

Net interest payable and similar charges:

Group	7	(220.1)	–	(220.1)		(216.7)	–	(216.7)		(204.7)	–	(4.0)	(208.7)

Joint ventures	7, 13	(11.3)	–	(11.3)		(13.9)	–	(13.9)		(11.6)	–	–	(11.6)

	7	(231.4)	–	(231.4)		(230.6)	–	(230.6)		(216.3)	–	(4.0)	(220.3)

Profit on ordinary activities before taxation		330.3	(2.8)	327.5		322.7	(19.9)	302.8		289.5	(20.6)	208.8	477.7

Current taxation credit/(charge) on profit on
ordinary activities	8			29.1				(16.4)					(11.4)

Deferred taxation charge on ordinary activities	8			(85.9)				(23.0)					(56.0)

Exceptional taxation credit/(charge)	8			9.4				–					(69.0)

Taxation on profit on ordinary activities	8			(47.4)				(39.4)					(136.4)

Profit on ordinary activities after taxation				280.1				263.4					341.3

Equity minority interest				(2.3)				(1.6)					–

Profit for the financial year	24			277.8				261.8					341.3

Dividends	9, 24			(264.8)				(260.9)					(254.9)

Retained profit for the financial year				13.0				0.9					86.4

Basic earnings per share	10			50.0	p			47.3	p				61.9	p

Adjusted basic earnings per share	10			48.8	p			50.9	p				40.3	p

Diluted earnings per share	10			49.8	p			47.2	p				61.6	p

Adjusted diluted earnings per share	10			48.6	p			50.7	p				40.1	p

See accompanying notes to the accounts.

There were no differences between reported profits and historical cost profits on ordinary activities before taxation in any of the above financial years. The results of subsidiary acquisitions have not been disclosed separately as they do not form a significant part of the group’s results.

Prior years’ results have been restated to show the effects of applying UITF 34 ‘Pre-contract costs’ and the change in accounting policy for telecommunications network capacity sales as explained in note 1(a).

Prior years’ profit and loss accounts have been re-presented in line with the current disclosure to show profit on ordinary activities before taxation on both a pre and post goodwill amortisation and exceptional items basis.

46     United Utilities Annual Report & Accounts 2003

Balance sheets

			Group		Company

			Restated
		2003	2002	2003	2002
At 31 March	Note	£m	£m	£m	£m

Fixed assets

Intangible assets	11	69.2	81.2	–	–

Tangible assets	12	7,087.3	6,673.1	1.0	1.1

Investments in subsidiary undertakings	13	–	–	5,554.8	5,565.6

Investments in joint ventures:

– share of gross assets		220.8	271.4	–	–

– share of gross liabilities		(180.6)	(218.4)	–	–

	13	40.2	53.0	–	–

Other investments	13	19.4	26.4	3.9	3.9

		7,216.1	6,833.7	5,559.7	5,570.6

Current assets

Stocks	14	20.6	8.8	–	–

Debtors	15	446.9	414.6	1,842.7	1,672.1

Investments	16	668.9	389.5	37.1	80.4

Cash at bank and in hand		38.5	18.9	12.2	17.6

		1,174.9	831.8	1,892.0	1,770.1

Creditors: amounts falling due within one year	17	(1,424.1)	(1,341.8)	(1,659.7)	(1,900.3)

Net current (liabilities)/assets		(249.2)	(510.0)	232.3	(130.2)

Total assets less current liabilities		6,966.9	6,323.7	5,792.0	5,440.4

Creditors: amounts falling due after more than one year	18	(4,070.6)	(3,478.2)	(768.5)	(753.1)

Provisions for liabilities and charges	20	(345.0)	(311.1)	–	(4.1)

Net assets		2,551.3	2,534.4	5,023.5	4,683.2

Capital and reserves

Called up share capital	24	556.5	555.9	556.5	555.9

Share premium account	24	674.3	671.6	674.3	671.6

Profit and loss account	24	1,302.8	1,291.7	1,247.9	910.9

Other reserves	24	–	–	2,544.8	2,544.8

Equity shareholders’ funds		2,533.6	2,519.2	5,023.5	4,683.2

Equity minority interest	31	17.7	15.2	–	–

Capital employed		2,551.3	2,534.4	5,023.5	4,683.2

See accompanying notes to the accounts.

Prior year figures have been restated to show the effects of applying UITF 34 ‘Pre-contract costs’ and the change in accounting policy for telecommunications network capacity sales as explained in note 1(a).

Approved by the board of directors on 21 May 2003 and signed on its behalf by

Sir Richard Evans	Simon Batey
Chairman	Group finance director

United Utilities Annual Report & Accounts 2003       47

Consolidated cash flow statement

For the year ended 31 March			Restated	Restated
		2003	2002	2001
	Note	£m	£m	£m

Net cash inflow from operating activities	28	851.5	799.8	841.7

Income from joint ventures		2.8	2.1	–

Returns on investments and servicing of finance	29	(218.9)	(223.7)	(190.1)

Taxation		–	(2.4)	(1.7)

Capital expenditure and financial investment	30	(697.9)	(583.6)	(572.9)

Acquisitions and disposals

Acquisitions	31	(4.9)	(2.8)	(117.1)

Disposals	31	7.9	(7.0)	312.5

		3.0	(9.8)	195.4

Equity dividends paid		(262.0)	(256.1)	(250.1)

Cash (outflow)/inflow before use of liquid resources and financing		(321.5)	(273.7)	22.3

Management of liquid resources	32	(282.0)	13.4	(328.7)

Financing

Issues of shares	33	3.3	18.0	13.9

Increase in debt	33, 34	610.5	202.1	318.1

		613.8	220.1	332.0

Increase/(decrease) in cash		10.3	(40.2)	25.6

Reconciliation of net cash flow to movement in net debt

For the year ended 31 March		2003	2002	2001
	Note	£m	£m	£m

Increase/(decrease) in cash		10.3	(40.2)	25.6

Cash inflow from increase in debt and lease financing		(610.5)	(202.1)	(318.1)

Cash outflow/(inflow) from management of liquid resources		282.0	(13.4)	328.7

Change in net debt resulting from cash flows		(318.2)	(255.7)	36.2

Exchange and other non-cash adjustments	34	5.1	1.3	(6.2)

Movement in net debt		(313.1)	(254.4)	30.0

Opening net debt		(3,060.8)	(2,806.4)	(2,836.4)

Net debt at 31 March	34	(3,373.9)	(3,060.8)	(2,806.4)

48     United Utilities Annual Report & Accounts 2003

Statement of total recognised gains and losses

				Group

			Restated	Restated
		2003	2002	2001
For the year ended 31 March	Note	£m	£m	£m

Profit/(loss) for financial year:

Group		275.9	266.3	347.3

Joint ventures		1.9	(4.5)	(6.0)

	24	277.8	261.8	341.3

Unrealised gain on sale of minority interest in Vertex Data Science Limited	24, 31	–	–	34.4

Currency translation adjustment on equity investment in Argentina	4, 24	(6.8)	(78.6)	–

Other exchange adjustments		4.0	0.9	(6.0)

Total recognised gains and losses for the financial year		275.0	184.1	369.7

Prior year adjustment – Pre-contract costs		(12.6)

Prior year adjustment – Telecommunications network capacity sales		(4.5)

Total gains and losses recognised since last annual report		257.9

Reconciliations of movements in equity shareholders’ funds

	Group			Company

		Restated	Restated
	2003	2002	2001	2003	2002
	£m	£m	£m	£m	£m
For the year ended 31 March

Profit/(loss) for financial year	277.8	261.8	341.3	601.8	(24.0)

Dividends	(264.8)	(260.9)	(254.9)	(264.8)	(260.9)

Retained profit/(loss) for the financial year	13.0	0.9	86.4	337.0	(284.9)

New share capital issued	3.3	18.0	13.9	3.3	18.0

Capitalisation of reserves in respect of shares issued via QUEST	–	(5.0)	(1.5)	–	–

Goodwill on business disposals	0.9	–	101.0	–	–

Unrealised gain on sale of minority interest in Vertex Data Science Limited	–	–	34.4	–	–

Currency translation adjustment on equity investment in Argentina	(6.8)	(78.6)	–	–	–

Other exchange adjustments	4.0	0.9	(6.0)	–	–

Net increase/(decrease) in equity shareholders’ funds for the year	14.4	(63.8)	228.2	340.3	(266.9)

Opening equity shareholders’ funds as restated	2,519.2	2,583.0	2,354.8	4,683.2	4,950.1

Equity shareholders’ funds at 31 March	2,533.6	2,519.2	2,583.0	5,023.5	4,683.2

Effect of prior year adjustments on opening equity shareholders’ funds:

	Group

	2003	2002	2001
	£m	£m	£m

Opening equity shareholders’ funds as previously stated	2,536.3	2,597.5	2,364.4

Prior year adjustment – Pre-contract costs	(12.6)	(11.9)	(9.6)

Prior year adjustment – Telecommunications network capacity sales	(4.5)	(2.6)	–

Opening equity shareholders’ funds as restated	2,519.2	2,583.0	2,354.8

United Utilities Annual Report & Accounts 2003      49

Notes to the accounts

1     ACCOUNTING POLICIES

The following accounting policies have been applied consistently in dealing with items which are considered material in relation to the group’s financial statements.

(a)  Basis of preparation of financial statements
The consolidated financial statements of United Utilities PLC and its subsidiaries (the group) set out on pages 46 to 74 have been prepared under the historical cost convention and in accordance with applicable accounting standards and the Companies Act 1985 except as noted below under item (h).

Unless otherwise stated, the acquisition method of accounting has been adopted. Under this method, the results of subsidiary undertakings acquired or disposed of in the year are included in the consolidated profit and loss account from the date of acquisition or up to the date of disposal.

The preparation of financial statements in conformity with generally accepted accounting principles in the United Kingdom requires management to make estimates and assumptions that affect the:

–	reported amounts of assets and liabilities;

–	disclosure of contingent assets and liabilities at the date of the financial statements; and

–	reported amounts of revenues and expenses during the reporting period.

Actual results could differ from those estimates.

In the year ended 31 March 2003 the group has adopted Urgent Issues Task Force (UITF) Abstract 34 ‘Pre-contract costs’ the application of which is reflected in the current and prior years reported results. UITF 34 requires that pre-contract costs should only be recognised as an asset after the point where it is virtually certain that a contract will be entered into with net cash inflows that will recover the costs capitalised. Previously, the group’s policy was to capitalise and fully provide against pre-contract costs until their recovery was considered to be secured by profitable contracts. Once the contract was secured, the provision was released and capitalised costs amortised over the expected life of the contract. The impact of adopting UITF 34 is to reduce the profit for the year ended 31 March 2003 by £1.5 million (net of tax). The results for the previous years have also been amended to reflect the requirements of UITF 34, with the results for the year ended 31 March 2002 reduced by £1.4 million (net of tax) and 31 March 2001 reduced by £2.3 million (net of tax).

During the year the group reviewed its policy in respect of accounting for network capacity sales. Your Communications owns a telecommunication network and where there is excess capacity it may sell this capacity to third parties. Previously, where substantially all of the risks and rewards of ownership were transferred to the purchaser over the economic life of the asset, these transactions had been accounted for as a sale and recognised in turnover when all relevant conditions of the contract had been met.

Having reviewed current accounting practice, the group concluded that an accounting policy which treats such transactions as grants of operating leases (unless legal title passes) rather than as sales, is more appropriate as it reflects the long-term nature of the transaction. The current policy is aligned with the subsequently issued UITF 36 ‘Contracts for sales of capacity’. The impact of the change in accounting policy on the results for the year ended 31 March 2003 is a reduction in profit of £1.0 million (net of tax), and a reduction in turnover of £3.0 million. The results for the previous years have also been amended to reflect this change in accounting policy, with the profit for the years ended 31 March 2002 reduced by £1.8 million (net of tax) and turnover reduced by £4.8 million. The profit for the year ended 31 March 2001 reduced by £2.6 million (net of tax) and turnover reduced by £5.2 million.

(b)  Cash
In the consolidated cash flow statement and related notes, cash includes cash at bank, deposits repayable on demand and overdrafts; deposits are repayable on demand if they are in practice available within 24 hours without penalty.

(c)  Turnover
Turnover represents the income receivable in the ordinary course of business for goods or services provided, which where relevant, includes an estimate of the sales value of units supplied to customers between the date of the last meter reading and the year end, exclusive of value added tax and foreign sales tax.

(d)  Research and development
Expenditure on research and development is expensed as incurred.

(e)  Pre-contract costs
Costs incurred in the development of activities are treated in accordance with UITF 34 ‘Pre-contract costs,’ which requires that pre-contract costs should only be recognised as an asset after the point where it is virtually certain that a contract will be entered into with net cash inflows that will recover the costs capitalised. Such capitalised costs are amortised over the expected contract period.

(f)  Goodwill
Purchased goodwill (both positive and negative) arising on consolidation in respect of acquisitions before 1 April 1998, when Financial Reporting Standard (FRS) 10 ‘Goodwill and intangible assets’ was adopted, was written off to reserves in the year of acquisition. When a subsequent disposal occurs, any related goodwill previously written off to reserves, as a matter of accounting policy, is written back through the profit and loss account as part of the profit or loss on disposal.

Purchased goodwill (representing the excess of the fair value of the consideration and associated costs over the fair value of the separable net assets acquired) arising on consolidation in respect of acquisitions since 1 April 1998 is capitalised. Positive goodwill is amortised to nil by equal annual instalments over its estimated useful life, generally not exceeding 20 years.

On the subsequent disposal or termination of a business acquired since 1 April 1998, the profit or loss on disposal or termination is calculated after charging/ (crediting) the unamortised amount of any related goodwill/(negative goodwill).

In the company’s financial statements, investments in subsidiary undertakings and joint ventures are stated at cost less provision for any impairment.

(g)  Tangible fixed assets
Tangible fixed assets comprise infrastructure assets (mains, sewers, impounding and pumped raw water storage reservoirs, dams, sludge pipelines and sea outfalls) and other assets (including properties, overground plant and equipment and electricity operational assets).

Infrastructure assets
Infrastructure assets comprise a network of water and wastewater systems. Expenditure on infrastructure assets relating to increases in capacity or enhancements of the network and on maintaining the operating capability of the network in accordance with defined standards of service is treated as an addition, which is included at cost after deducting related grants and contributions.

The depreciation charge for infrastructure assets is the estimated level of annual expenditure required to maintain the operating capability of the network which is based on the group’s independently certified asset management plan.

Employee costs incurred in implementing the capital schemes of the group are capitalised within fixed assets.

Other assets
Additions are included at cost. Freehold land is not depreciated. Other assets are depreciated by writing off their cost less their estimated residual value evenly over their estimated economic lives, based on management’s judgement and experience, which are principally as follows:

Buildings	30-60 years

Operational assets	5-80 years

Fixtures, fittings, tools and equipment	3-40 years

Computer software	3-10 years

50     United Utilities Annual Report & Accounts 2003

Carrying value of tangible fixed assets
The carrying values of fixed assets are reviewed for impairment wherever circumstances indicate that the carrying value of such assets may not be recoverable.

(h)   Grants and contributions
Capital contributions towards infrastructure assets are deducted from the cost of those assets. This is not in accordance with Schedule 4 to the Companies Act 1985 under which the infrastructure assets should be stated at their purchase price or production cost and the capital contributions treated as deferred income and released to the profit and loss account over the useful life of the corresponding assets. The directors are of the opinion that, although provision is made for depreciation of infrastructure assets (see note (g) above), these assets have no finite economic lives and the capital contributions would therefore remain in the balance sheet in perpetuity. The treatment otherwise required by the Companies Act 1985 would not present a true and fair view of the group’s effective investment in infrastructure assets. The financial effect of this accounting policy is set out in note 12.

Grants receivable in respect of other tangible fixed assets are treated as deferred income, which is credited to the profit and loss account over the estimated economic lives of the related assets.

(i)   Leased assets
Assets financed by leasing arrangements which transfer substantially all the risks and rewards of ownership to the lessee (finance leases) are capitalised in the consolidated balance sheet and the corresponding capital cost is shown as an obligation to the lessor. Leasing repayments comprise both a capital and a finance element. Where the lease is of a fixed interest rate nature, the finance element is written off to the profit and loss account so as to produce an approximately constant periodic rate of charge on the outstanding obligation. Where the lease is of a floating interest rate nature, the finance element written off to the profit and loss account reflects the floating interest rate charge incurred during the period on the outstanding obligation. Such assets are depreciated over the shorter of their estimated useful lives and the period of the lease.

Operating lease rentals are charged to the profit and loss account on a straight line basis over the period of the lease.

(j)   Fixed asset investments
Fixed asset investments, except for investments in joint ventures, are stated at the lower of cost and recoverable amount. The consolidated profit and loss account includes the group’s share of the profits less losses, interest and taxation of joint ventures. The group balance sheet includes the investment in joint ventures at the group’s share of their net assets in accordance with FRS 9 ‘Associates and Joint Ventures’.

(k)   Current asset investments
Current asset investments are stated at the lower of cost and net realisable value.

(l)   Stocks
Stocks are stated at cost less any provision necessary to recognise damage and obsolescence.

Finished goods and goods for resale are stated at the lower of cost, including appropriate production overheads, and net realisable value.

(m)   Pensions
The group operates a number of defined benefit schemes, which are independent of the group’s finances, for the substantial majority of its employees. Actuarial valuations of the schemes are carried out as determined by the trustees at intervals of not more than three years, the rates of contribution payable and the pension cost being determined on the advice of the actuaries, having regard to the results of these valuations. In any intervening years, the actuaries review the continuing appropriateness of the contribution rates.

The cost of providing pensions is expensed over employees’ working lives. Variations from regular cost are allocated over the average remaining service lives of current employees. Any difference between the charge to the profit and loss account in respect of funded plans and the contributions payable to each plan is recorded in the consolidated balance sheet as a prepayment or provision.

The group has included the disclosure requirements of FRS 17 ‘Retirement Benefits’ in note 25, together with details of pension and funding arrangements.

(n)   Foreign currency
Transactions in foreign currencies are recorded at the exchange rates ruling on the dates of the transactions, adjusted for the effects of any hedging arrangements. Assets and liabilities denominated in foreign currencies are translated into sterling at the relevant rates of exchange ruling at the consolidated balance sheet date.

On consolidation, the balance sheets of overseas subsidiaries and joint ventures are translated into sterling at exchange rates applicable at the year end. The profit and loss accounts are translated into sterling using the average rate. Exchange differences resulting from the translation of such balance sheets at rates ruling at the beginning and end of the year, together with the differences between profit and loss accounts translated at average rates and rates ruling at 31 March, are dealt with as movements on group reserves.

Where net investments in overseas subsidiaries are matched in whole or in part by foreign currency borrowings, the exchange differences arising on the re-translation of such borrowings are also recorded as movements on group reserves to the extent allowed by Statement of Standard Accounting Practice (SSAP) 20 ‘Foreign Currency Translation’. Any excess is taken to the profit and loss account.

(o)   Taxation
Current tax, including UK corporation tax and foreign tax, is provided at amounts expected to be paid (or recovered) using the tax rates and laws that have been enacted or substantially enacted by the balance sheet date.

Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet date. Timing differences are differences between the group’s taxable profits and its results as stated in the financial statements that arise from the inclusion of gains and losses in tax assessments in periods different from those in which they are recognised in the financial statements.

Deferred tax is measured at the average tax rates that are expected to apply in the periods in which the timing differences are expected to reverse, based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date. Deferred tax is measured on a discounted basis to reflect the time value of money over the period between the balance sheet date and the dates on which it is estimated that the underlying timing differences will reverse. The discount rates used reflect the post-tax yields to maturity that can be obtained on government bonds with similar maturity dates and currencies to those of the deferred tax assets or liabilities.

(p)   Joint ventures
Joint ventures are entities in which United Utilities PLC holds an interest on a long-term basis and which are jointly controlled with one or more other parties under a contractual arrangement. The group’s share of profits less losses of joint ventures is included in the profit and loss account on the gross equity accounting basis.

(q)   Financial instruments
Debt instruments
New borrowings are stated at net proceeds received after deduction of issue costs. The issue costs of debt instruments are amortised at a constant rate over the life of the instrument.

Interest rate swaps and financial futures
Interest rate swap agreements and financial futures are used to manage interest rate exposure. Instruments that are designed as a hedge of a debt are accounted for on an accruals basis, with amounts payable or receivable in respect of these instruments being recognised as adjustments to interest expense of the designated liability.

United Utilities Annual Report & Accounts 2003     51

Notes to the accounts (continued)

Realised gains and losses that occur from the early termination of such instruments designated as a hedge are deferred and are amortised to interest expense over the period of the hedged position, to the extent that the originally designated liability remains outstanding.

In order to qualify for hedge accounting, the notional amount of the group’s interest rate swaps and financial futures must not exceed the amount of its existing variable rate debt, must change the interest rate characteristics of the underlying debt and the contractual maturities cannot exceed the maturities of the debt.

Currency swaps
The group enters into currency swaps to manage its exposure to fluctuations in currency rates. Principal amounts are revalued at exchange rates ruling at the date of the group balance sheet and included in the sterling value of debt. In order for such swaps to qualify for hedge accounting, the forward contract/currency swap must relate to an existing asset, liability or firm commitment, be in the same currency as the hedged item and reduce the risk of foreign currency exchange movements to the group’s operations. Where they do, exchange gains and losses are taken directly to reserves and are included in the statement of total recognised gains and losses in accordance with SSAP 20 ‘Foreign Currency Translation’.

(r) Share-based compensation arrangements
Shares issued as a result of the exercise of options granted in accordance with the rules of the schemes (see note 24) are recorded in share capital and share premium at their exercise price at the date the option is exercised. A compensation expense is recorded in respect of the executive share option schemes for the difference, if any, between the exercise price and the share price at the date of grant.

The costs of short-term and long-term incentive awards to executive directors in accordance with the incentive plan (see the report on remuneration) are expensed on a straight line basis over the period in which performance is measured. The amount to be expensed is based upon management’s estimate of the probability that the performance criteria will be met.

In respect of the group’s ShareSave schemes no compensation expense is recorded for the difference between the exercise price and the share price at the date of grant or exercise, as the group is taking advantage of the exemption permitted by UITF 17 ‘Employee share schemes’ in respect of Inland Revenue approved SAYE schemes.

(s) Environmental remediation
Environmental expenditure that relates to current or future revenues is expensed or capitalised as appropriate. Expenditure that relates to an existing condition caused by past operations and does not contribute to current or future earnings is expensed.

Liabilities for environmental costs are recognised when environmental assessments or clean-ups are probable and the associated costs can be reasonably estimated. Generally, the timing of these provisions coincides with the commitment to a formal plan of actions or, if earlier, on divestment or on closure of inactive sites.

(t) Recent UK accounting pronouncements
FRS 17, ‘Retirement Benefits’ was issued in December 2000, however mandatory implementation has been deferred by the Accounting Standards Board. This standard requires an asset or a liability to be recognised in the group accounts for any surplus or deficit in a defined benefit scheme. The group has adopted the disclosure requirements of FRS 17 as set out in note 25.

52     United Utilities Annual Report & Accounts 2003

2     SEGMENTAL INFORMATION

Turnover, profit before non-operating items, interest and tax and net operating assets for each class of business and by geographical origin are set out below:

					Profit/(loss) before non-operating
				Turnover 2(a)		items, interest and tax 2(b)			Net operating assets 2(c)

			Restated	Restated		Restated	Restated		Restated	Restated
		2003	2002	2001	2003	2002	2001	2003	2002	2001
	Note	£m	£m	£m	£m	£m	£m	£m	£m	£m

Continuing businesses:

Licensed multi-utility operations		1,230.1	1,208.9	1,201.6	502.8	529.6	500.9	6,553.7	6,200.3	5,913.7

Infrastructure management		397.1	385.9	197.6	58.8	30.0	20.0	82.8	113.0	194.4

Business process outsourcing		307.6	282.9	211.2	18.8	14.1	7.6	121.6	64.5	46.1

Telecommunications		161.7	150.4	114.3	(19.5)	(23.8)	(25.1)	197.1	217.4	172.1

Other activities		–	4.6	9.4	5.1	7.4	6.3	(46.9)	(58.1)	(60.3)

Corporate costs		–	–	–	(4.3)	(4.0)	(3.9)	–	–	–

		2,096.5	2,032.7	1,734.1	561.7	553.3	505.8	6,908.3	6,537.1	6,266.0

Goodwill amortisation		–	–	–	(7.5)	(8.0)	(4.0)	–	–	–

Inter-business eliminations	2(d)	(176.0)	(161.1)	(164.9)	–	–	–	–	–	–

Continuing operations, before exceptional charge		1,920.5	1,871.6	1,569.2	554.2	545.3	501.8	6,908.3	6,537.1	6,266.0

Discontinued operations		–	–	201.5	–	–	21.6	–	–	–

Exceptional items	2(e)	–	–	–	(29.3)	(11.9)	(16.6)	–	–	–

		1,920.5	1,871.6	1,770.7	524.9	533.4	506.8	6,908.3	6,537.1	6,266.0

By geographical origin:	2(f)

United Kingdom		1,868.3	1,784.6	1,678.1	515.3	521.7	499.7	6,862.1	6,487.6	6,150.1

Europe		12.5	10.1	4.5	2.1	3.8	(1.5)	32.0	35.4	29.8

The Americas		14.8	58.3	65.7	7.1	3.1	4.5	0.8	4.0	76.4

Rest of the world		24.9	18.6	22.4	0.4	4.8	4.1	13.4	10.1	9.7

		1,920.5	1,871.6	1,770.7	524.9	533.4	506.8	6,908.3	6,537.1	6,266.0

The accounting policies for each segment are the same as those appearing on pages 50 to 52.

(a)	Turnover includes the group’s share of joint venture turnover of £41.7 million (2002 – £85.4 million; 2001 – £78.3 million) primarily relating to infrastructure management.

(b)	Profit before non-operating items, interest and tax comprises group operating profit amounting to £510.0 million (2002 – £521.6 million; 2001 – £498.1 million) and share of operating profits of joint ventures of £14.9 million (2002 – £11.8 million; 2001 – £8.7 million).

The above segmental analysis is combined with the profit on sale or termination of operations of £34.0 million as discussed in note 4 of the accounts, and net interest payable of £231.4 million as shown in note 7 of the accounts, to give profit on ordinary activities before taxation of £327.5 million.

(c)	Net operating assets comprise fixed assets and net current assets excluding net debt, corporation and deferred taxation and dividends.

(d)	The inter-business eliminations are mainly from business process outsourcing primarily to the licensed multi-utility operations entirely within the United Kingdom.

(e)	In accordance with FRS 11 ‘Impairment of fixed assets and goodwill’ the group has carried out a review to determine whether there has been an impairment of its tangible and intangible fixed assets within its telecommunications business, Your Communications. The carrying values of tangible and intangible fixed assets of each of Your Communications’ income generating units have been compared to their recoverable amounts, being their values in use to the group. The values in use of the income generating units have been calculated using discounted cash flow projections and a discount rate of 16 per cent on a pre-tax basis. The review has resulted in an exceptional charge to operating profit in 2003 of £25.5 million (of which £10.9 million relates to intangible fixed assets and £14.6 million relates to tangible fixed assets) and an exceptional tax credit of £5.6 million.

Business restructuring costs in 2003 of £3.8 million relate to severance costs principally in telecommunications. In 2002, severance costs of £11.9 million, and in 2001 of £16.6 million principally related to licensed multi-utility operations.

(f)	The geographical destination of turnover does not differ materially from the geographical origin analysis above.

United Utilities Annual Report & Accounts 2003     53

Notes to the accounts (continued)

3 NET OPERATING COSTS
		2003	2002			2001

			Restated	Restated		Restated
		Continuing	Continuing	Continuing	Discontinued
		operations	operations	operations	operations
		Total	Total			Total
	Note	£m	£m	£m	£m	£m

Employee costs:	3(a)

Wages and salaries		329.8	326.0	252.2	3.9	256.1

Social security costs		24.6	24.8	21.0	0.1	21.1

Pension contributions	25	8.2	5.0	6.3	0.4	6.7

		362.6	355.8	279.5	4.4	283.9

Capital schemes		(69.8)	(67.6)	(50.9)	–	(50.9)

		292.8	288.2	228.6	4.4	233.0

Depreciation and amortisation:	3(b)

Owned fixed assets		345.6	312.2	311.4	0.4	311.8

Fixed assets held under finance leases		4.2	4.4	4.7	–	4.7

Amortisation of intangible assets		7.1	7.4	4.0	–	4.0

		356.9	324.0	320.1	0.4	320.5

Other operating costs

Auditor’s remuneration		0.5	0.4	0.3	–	0.3

Research and development		0.8	1.5	2.6	–	2.6

Operating leases:

– hire of plant and machinery		4.5	4.1	2.9	–	2.9

– land and buildings		8.2	7.5	5.9	–	5.9

Electricity purchases		–	–	–	150.0	150.0

Cost of sales		451.2	423.2	229.2	20.4	249.6

Rents and rates		75.7	68.0	76.2	0.2	76.4

General, administration and other costs		163.8	147.7	140.7	4.5	145.2

		704.7	652.4	457.8	175.1	632.9

Other income	5	(14.9)	(11.9)	(8.7)	–	(8.7)

		689.8	640.5	449.1	175.1	624.2

Net operating costs before exceptional items		1,339.5	1,252.7	997.8	179.9	1,177.7

Exceptional items:

– business restructuring	3(a)	3.8	11.9	16.6	–	16.6

– adjustment to the carrying value of telecommunications assets	3(b)	25.5	–	–	–	–

Total net operating costs		1,368.8	1,264.6	1,014.4	179.9	1,194.3

Fees payable to Deloitte & Touche and its associates for non-audit services from the date of their appointment as auditors were £0.5 million primarily relating to due diligence and tax work. The audit fee for 2003 in relation to the company amounted to £74,000.

Fees payable to the group’s former auditors KPMG Audit Plc and its associates for non-audit services, up to the date of their resignation in 2003, were £0.5 million (2002 – £0.6 million; 2001 – £0.7 million) primarily relating to due diligence and regulatory work. The audit fee for 2002 in relation to the company amounted to £77,000.

Employee costs are included above on a gross basis before removing those components capitalised in connection with the group’s capital schemes. The adjustments made in the above table for ‘Capital schemes’ are capitalised during the relevant period and included within tangible fixed asset additions.

Information relating to the emoluments, long-term incentives, share options and pension entitlements of the directors is contained in the report on remuneration.

(a) Total employee costs including business restructuring exceptional items amount to £296.6 million (2002 – £300.1 million, 2001 – £249.6 million).

(b) Total depreciation and amortisation including the exceptional adjustment to the carrying value of telecommunications assets amounts to £382.4 million (2002 – £324.0 million, 2001 – £320.5 million).

54     United Utilities Annual Report & Accounts 2003

4     PROFIT ON SALE OR TERMINATION OF OPERATIONS

		2003	2002	2001
	Note	£m	£m	£m

Withdrawal from infrastructure management activities in the Americas	4(a)	34.0	–	–

Profit on disposal of energy supply business	4(b)	–	–	191.2

(a)	IEBA, the Argentine electricity utility for which United Utilities has been technical operator, and in which the group has a minority interest, defaulted on its repayments to bondholders in September 2002. There is no recourse to United Utilities in respect of these debts and the group has no further balance sheet exposure to IEBA. Following the Argentine Government’s dissolution of the Peso/US Dollar link, the subsequent devaluation of the Argentine Peso and the restrictions placed on the utility’s pricing policies, there is no expectation of a financial restructuring of the utility in which United Utilities would choose to participate. United Utilities has notified IEBA and its majority shareholder, Gruppo Camuzzi, that it will neither inject any additional equity into the company nor, with the exception of meeting the group’s obligations under the technical support contract, participate in the future management of IEBA and its operating subsidiary, EDEA. United Utilities has therefore concluded that it no longer has a participating interest in IEBA. The accounting provision that existed at 31 March 2002 in respect of the investment in Argentina has been taken to the profit and loss account which, along with the disposal of US Water and costs associated with withdrawing from infrastructure management in the Americas, gives rise to an exceptional credit of £34.0 million.

(b)	In the year ended 31 March 2001 the group sold its energy supply business to TXU Europe for a cash consideration of £310 million realising a profit of £191.2 million.

5     OTHER INCOME

	2003	2002	2001
	£m	£m	£m

Profit/(loss) on disposal of fixed assets	4.5	3.6	(0.5)

Net rents receivable	7.3	6.9	6.3

Dividend income	2.6	0.8	1.2

Other	0.5	0.6	1.7

	14.9	11.9	8.7

6     EMPLOYEES

	2003	2002	2001

Licensed multi-utility operations	4,269	4,368	4,764

Infrastructure management	2,163	2,076	407

Business process outsourcing	6,540	6,576	5,015

Telecommunications	681	743	618

Other activities	149	130	109

Discontinued activities:

Energy supply	–	–	114

Other	–	–	25

Average number of persons employed by the group during the year	13,802	13,893	11,052

7     NET INTEREST PAYABLE AND OTHER SIMILAR CHARGES

	2003	2002	2001
	£m	£m	£m

Interest payable:

Group:

– on bank loans, overdrafts and other loans	243.8	220.8	205.5

– on finance leases	2.2	8.0	10.1

– finance element of onerous contract provision (discontinued operations)	–	–	4.0

Joint ventures	11.3	13.9	11.6

Total interest payable	257.3	242.7	231.2

Interest receivable and similar income	(25.9)	(12.1)	(10.9)

Net interest payable and other similar charges	231.4	230.6	220.3

United Utilities Annual Report & Accounts 2003      55

Notes to the accounts (continued)

8     TAXATION ON PROFIT ON ORDINARY ACTIVITIES

		Restated	Restated
	2003	2002	2001
	£m	£m	£m

Ordinary tax:

Current tax:

UK corporation tax at 30 per cent	11.0	13.6	7.4

Overseas tax	0.1	0.4	0.9

Share of joint ventures’ tax	1.7	2.4	3.1

Prior years tax adjustments	(41.9)	–	–

Total ordinary current tax	(29.1)	16.4	11.4

Deferred tax:

Origination and reversal of timing differences	88.2	82.8	89.0

Decrease/(increase) in discount	0.3	(59.8)	(33.0)

Prior years tax adjustments	(2.6)	–	–

Total ordinary deferred tax	85.9	23.0	56.0

Total ordinary tax	56.8	39.4	67.4

Exceptional tax:

Current tax:

Exceptional tax on restructuring of businesses	(6.3)	–	45.0

Deferred tax:

Origination and reversal of timing differences	(4.5)	–	24.0

Decrease in discount	1.4	–	–

Total exceptional tax	(9.4)	–	69.0

Tax on profit on ordinary activities	47.4	39.4	136.4

The table below reconciles the notional tax charge at the UK corporation tax rate for the year to the actual current rate for taxation.

		Restated	Restated
	2003	2002	2001
	£m	£m	£m

Profit on ordinary activities before tax	327.5	302.8	477.7

	%	%	%

UK corporation tax rate	30.0	30.0	30.0

Capital allowances in excess of depreciation	(24.2)	(28.6)	(15.2)

Other timing differences	(1.4)	1.7	(8.1)

Disposal of businesses	–	–	2.5

Withdrawal from infrastructure management in the Americas	(4.0)	–	–

Prior years tax adjustments	(12.8)	–	–

Net costs not deductible for tax purposes	1.6	2.3	2.6

Actual current tax rate	(10.8)	5.4	11.8

9 DIVIDENDS
	2003	2002	2001
	£m	£m	£m

Interim dividend of 15.5 pence (2002 – 15.3 pence; 2001 – 15.0 pence)	86.2	84.7	82.9

Final dividend of 32.1 pence proposed (2002 – 31.7 pence; 2001 – 31.1 pence)	178.6	176.2	172.0

	264.8	260.9	254.9

56     United Utilities Annual Report & Accounts 2003

10 EARNINGS PER SHARE
			Restated		Restated
	2003		2002		2001

Profit for the financial year attributable to ordinary shareholders	£277.8	m	£261.8	m	£341.3	m

Basic earnings per ordinary share	50.0	p	47.3	p	61.9	p

Diluted earnings per ordinary share	49.8	p	47.2	p	61.6	p

Adjusted basic earnings per share:	£m		£m		£m

Profit for the financial year attributable to ordinary shareholders	277.8		261.8		341.3

Adjustments:

Discontinued operations	–		–		(17.6)

Exceptional items:

– business restructuring	3.8		11.9		16.6

– withdrawal from infrastructure management in the Americas	(34.0)		–		–

– adjustment to the carrying value of telecommunications assets	25.5		–		–

Profit on disposal of businesses	–		–		(191.2)

Exceptional taxation	(9.4)		–		69.0

Amortisation of goodwill	7.5		8.0		4.0

Adjusted profit for financial year attributable to ordinary shareholders	271.2		281.7		222.1

Adjusted basic earnings per ordinary share	48.8	p	50.9	p	40.3	p

Adjusted diluted earnings per ordinary share	48.6	p	50.7	p	40.1	p

Basic earnings per ordinary share and the adjusted basic earnings per ordinary share have been calculated by dividing profit and the adjusted profit for the financial year attributable to ordinary shareholders by 556.1 million, being the weighted average number of shares in issue during the year (2002 – 553.5 million; 2001 – 551.1 million).

Diluted earnings per ordinary share and adjusted diluted earnings per ordinary share have been calculated by dividing profit and the adjusted profit for the financial year attributable to ordinary shareholders by 557.6 million, being the weighted average number of shares in issue during the year including dilutive shares (2002 – 555.2 million; 2001 – 553.7 million).

Adjusted earnings per share is being presented to provide additional information on the group’s underlying performance.

The weighted average number of shares can be reconciled to the weighted average number of shares including dilutive shares as follows:

	2003	2002	2001
	million	million	million

Average number of ordinary shares in issue – basic	556.1	553.5	551.1

Average number of ordinary shares under option	9.6	10.0	12.8

Number of ordinary shares that would have been issued at fair value	(8.1)	(8.3)	(10.2)

Average number of ordinary shares in issue – diluted	557.6	555.2	553.7

11 INTANGIBLE FIXED ASSETS
		Other
	Goodwill	intangibles	Total
	£m	£m	£m

Cost:

At 1 April 2002	84.0	9.0	93.0

Additions	7.2	–	7.2

Revaluations	(1.2)	–	(1.2)

At 31 March 2003	90.0	9.0	99.0

Amortisation:

At 1 April 2002	11.7	0.1	11.8

Charge for the year	6.8	0.3	7.1

Revaluations	2.3	8.6	10.9

At 31 March 2003	20.8	9.0	29.8

Net book value:

At 31 March 2003	69.2	–	69.2

At 31 March 2002	72.3	8.9	81.2

United Utilities Annual Report & Accounts 2003     57

Notes to the accounts (continued)

12 TANGIBLE FIXED ASSETS
				Fixtures,	Assets in
	Land and	Infrastructure	Operational	fittings, tools	course of
Group	buildings	assets	assets	and equipment	construction	Total
	£m	£m	£m	£m	£m	£m

Cost:

At 31 March 2002 as previously stated	249.0	3,278.6	4,368.1	729.6	823.3	9,448.6

Restatements	–	–	(7.2)	–	–	(7.2)

Restated at 1 April 2002	249.0	3,278.6	4,360.9	729.6	823.3	9,441.4

Acquisitions	–	–	–	3.1	–	3.1

Additions	6.2	65.5	156.5	56.5	502.6	787.3

Grants and contributions	–	(9.1)	–	–	–	(9.1)

Transfers	91.5	101.5	238.3	99.9	(531.2)	–

Disposals	(1.9)	–	(20.9)	(52.1)	–	(74.9)

At 31 March 2003	344.8	3,436.5	4,734.8	837.0	794.7	10,147.8

Depreciation:

At 31 March 2002 as previously stated	59.8	1,044.6	1,263.2	400.5	–	2,768.1

Restatements	–	–	0.2	–	–	0.2

Restated at 1 April 2002	59.8	1,044.6	1,263.4	400.5	–	2,768.3

Charge for the year	11.9	96.7	161.2	80.0	–	349.8

Transfers	24.3	–	(30.8)	6.5	–	–

Disposals	(1.6)	–	(19.3)	(51.3)	–	(72.2)

Revaluations	–	–	14.6	–	–	14.6

At 31 March 2003	94.4	1,141.3	1,389.1	435.7	–	3,060.5

Net book value:

At 31 March 2003	250.4	2,295.2	3,345.7	401.3	794.7	7,087.3

At 31 March 2002 as restated	189.2	2,234.0	3,097.5	329.1	823.3	6,673.1

Grants and contributions received relating to infrastructure assets have been deducted from the cost of fixed assets in order to show a true and fair view (accounting policy note 1(h)). As a consequence, the net book value of fixed assets is £99.4 million (2002 – £90.3 million) lower than it would have been had this treatment not been adopted.

Within tangible fixed assets are assets held under finance leases at the following amounts:
	2003	2002
	£m	£m

Cost:

Operational assets	250.8	250.8

Fixtures, fittings, tools and equipment	0.7	6.8

At 31 March	251.5	257.6

Accumulated depreciation:

Operational assets	81.4	77.2

Fixtures, fittings, tools and equipment	0.5	0.6

At 31 March	81.9	77.8

Net book value:

Operational assets	169.4	173.6

Fixtures, fittings, tools and equipment	0.2	6.2

At 31 March	169.6	179.8

Capital commitments at 31 March 2003 were as follows:
	2003	2002
	£m	£m

Capital commitments:

Contracted but not provided for	402.7	173.8

58     United Utilities Annual Report & Accounts 2003

Company	Fixtures, fittings, tools and equipment £m

Cost:

At 1 April 2002 and 31 March 2003	4.8

Depreciation:

At 1 April 2002	3.7

Charge for the year	0.1

At 31 March 2003	3.8

Net book value:

At 31 March 2003	1.0

At 31 March 2002	1.1

The company had no capital commitments in the years ended 31 March 2003 and 31 March 2002.

13 FIXED ASSET INVESTMENTS
	Joint ventures			Other investments

Group	Unlisted £m	Loans £m	Total £m	Unlisted £m	Listed £m	Total £m	Total £m

At 31 March 2002 as previously stated	48.5	8.6	57.1	18.6	7.8	26.4	83.5

Restatements	(4.1)	–	(4.1)	–	–	–	(4.1)

Restated at 1 April 2002	44.4	8.6	53.0	18.6	7.8	26.4	79.4

Additions	1.2	5.0	6.2	1.0	–	1.0	7.2

Share of profits	1.9	–	1.9	–	–	–	1.9

Disposals	(7.0)	–	(7.0)	–	(7.8)	(7.8)	(14.8)

Distributions and loan repayments	(11.9)	(2.0)	(13.9)	–	–	–	(13.9)

Exchange adjustments	(0.1)	0.1	–	(0.2)	–	(0.2)	(0.2)

At 31 March 2003	28.5	11.7	40.2	19.4	–	19.4	59.6

Included within unlisted joint ventures is £7.7 million of goodwill (net of £1.3 million amortisation) in respect of the group’s investment in AS Tallinna Vesi and £1.1 million (net of £0.1 million amortisation) in respect of the group’s investment in International Water UU (Highland) Limited.

Share of profits comprise share of operating profits £14.9 million, share of interest charge £11.3 million and share of taxation charge £1.7 million.

Company	Shares in subsidiary undertakings £m	Other investments £m	Total £m

Cost:

At 1 April 2002	5,565.6	3.9	5,569.5

Revaluation	(10.8)	–	(10.8)

At 31 March 2003	5,554.8	3.9	5,558.7

United Utilities Annual Report & Accounts 2003     59

Notes to the accounts (continued)

Details of principal operating subsidiary undertakings and joint ventures, all of which are unlisted, are set out below.

These undertakings are included within the consolidated group financial statements.

	Class of share	Proportion of share capital	Nature of
	capital held	owned/voting rights	business

Subsidiary undertakings:

Great Britain:

United Utilities Water PLC	Ordinary	100%*	Water and wastewater services and network management

United Utilities Electricity PLC	Ordinary	100%*	Electricity distribution and related services

Your Communications Limited	Ordinary	100%*	Telecommunications

Vertex Data Science Limited	Ordinary	85.6%	Business process outsourcing

Vertex Customer Management (UK) Limited	Ordinary	85.6%*	Business process outsourcing

United Utilities International Limited	Ordinary	100%*	Consulting services and project management

United Utilities Green Energy Limited	Ordinary	100%*	Renewable energy services

United Utilities Industrial Limited	Ordinary	100%*	Water treatment operations

United Utilities Facilities and Property Services Limited	Ordinary	100%	Property and facilities management

United Utilities Operational Services Limited	Ordinary	100%*	Operation and maintenance of water and wastewater assets of Dwr Cymru

United Utilities Operational Services (Highland) Limited	Ordinary	100%*	Operation and maintenance of wastewater assets

United Utilities Operational Services (Tay) Limited	Ordinary	100%*	Operation and maintenance of wastewater assets

United Utilities Operational Services (Moray) Limited	Ordinary	100%*	Operation and maintenance of wastewater assets

Australia:

United Utilities Macarthur Operations Pty Limited	Ordinary	100%*	Technical and management services

Yabulu Water Pty Limited	Ordinary	100%*	Technical and management services

Canada:

Vertex Customer Management (Canada) Limited	Ordinary	85.6%*	Business process outsourcing

India:

7C Customer Services India Private Limited	Ordinary	64.2%*	Business process outsourcing

Joint ventures:

Great Britain:

Catchment Limited	Ordinary	50%*	Contract operations and maintenance services

Catchment (Tay) Limited	Ordinary	33%*	Contract operations and maintenance services

Catchment (Moray) Limited	Ordinary	33%*	Contract operations and maintenance services

Meter Serve (North West) Limited	Ordinary	50%*	Metering services

Meter Serve (North East) Limited	Ordinary	50%*	Metering services

Australia:

Yan Yean Water Pty Limited	Ordinary	50%*	Water treatment operations

Macarthur Water Pty Limited	Ordinary	50%*	Water treatment operations

Riverland Water Pty Limited	Ordinary	50%*	Water treatment operations

Estonia:

AS Tallinna Vesi	Ordinary	25.2%*	Contract operations and maintenance services

Bulgaria:

Sofijska Voda A.D.	Ordinary	39.5%*	Contract operations and maintenance services

* Shares are held directly by United Utilities PLC except where marked with an asterisk where they are held by subsidiary undertakings.

A full list of the company’s subsidiary undertakings is included within the company’s annual return.

60     United Utilities Annual Report & Accounts 2003

Acquisitions
		Revaluation	Fair value
	Book value	adjustments	to group
	£m	£m	£m

Tangible fixed assets	5.1	(2.0)	3.1

Debtors	0.2	–	0.2

Cash	0.3	–	0.3

Creditors falling due within one year	(2.3)	(0.3)	(2.6)

Provisions for liabilities and charges	(1.0)	(5.2)	(6.2)

Deferred tax asset	–	3.2	3.2

Minority interest	(0.2)	–	(0.2)

Net assets/(liabilities)	2.1	(4.3)	(2.2)

Consideration:

Cash			5.0

Goodwill arising			7.2

Vertex Data Science Limited acquired the business and assets of the UK contact centre operator, 7C, and its 75 per cent shareholding in 7C India Ltd on 2 December 2002. Above is an analysis of the net assets acquired and the fair value to the group.

The results and cashflows of the acquisition have not been disclosed separately in the profit and loss account or cash flow statement as they do not form a significant part of the group’s results.

14 STOCKS
		Group

		Restated
	2003	2002
	£m	£m

Raw materials and finished goods	8.5	6.1

Work in progress	12.1	2.7

	20.6	8.8

15 DEBTORS
		Group		Company

	2003	2002	2003	2002
	£m	£m	£m	£m

Amounts falling due within one year:

Trade debtors	313.6	327.6	–	–

Provisions for doubtful debts	(93.9)	(70.6)	–	–

	219.7	257.0	–	–

Amounts owed by subsidiary undertakings	–	–	1,841.0	1,662.1

Other debtors	8.6	16.8	–	6.6

Prepayments and accrued income	218.6	140.8	1.7	3.4

	446.9	414.6	1,842.7	1,672.1

Within prepayments and accrued income is £59.6 million which falls due after more than one year (2002 – £36.9 million).

United Utilities Annual Report & Accounts 2003     61

Notes to the accounts (continued)

16 CURRENT ASSET INVESTMENTS
		Group		Company

	2003	2002	2003	2002
	£m	£m	£m	£m

Managed funds and short-term investments	650.8	368.8	37.1	80.4

Other current asset investments	18.1	20.7	–	–

	668.9	389.5	37.1	80.4

17 CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR
		Group		Company

		Restated
	2003	2002	2003	2002
	£m	£m	£m	£m

Loans	35.9	71.0	–	–

Bank overdrafts and temporary borrowings	157.5	164.9	124.8	142.3

Obligations under finance leases	108.7	–	–	–

Trade creditors	61.2	72.1	–	–

Amounts owed to subsidiary undertakings	–	–	1,295.2	1,520.5

Dividends	179.7	178.4	179.7	178.5

Corporation taxation	148.9	186.8	–	–

Other taxation and social security	3.3	7.5	4.5	2.6

Accruals and deferred income	728.9	661.1	55.5	56.4

	1,424.1	1,341.8	1,659.7	1,900.3

18 CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR
		Group		Company

	2003	2002	2003	2002
	£m	£m	£m	£m

Loans	3,680.0	3,012.0	768.5	753.1

Obligations under finance leases	81.1	200.6	–	–

Other creditors	24.0	–	–	–

Deferred grants and contributions (note 19)	285.5	265.6	–	–

	4,070.6	3,478.2	768.5	753.1

19 DEFERRED GRANTS AND CONTRIBUTIONS
£m

At 1 April 2002	265.6

Received in the year	29.0

Credit to profit and loss account for the year	(9.1)

At 31 March 2003	285.5

62     United Utilities Annual Report & Accounts 2003

20 PROVISIONS FOR LIABILITIES AND CHARGES
					Group	Company

			Share of net
			liabilities of
	Deferred		joint venture
	tax	Restructuring	(Argentina)	Other	Total	Other
	£m	£m	£m	£m	£m	£m

At 31 March 2002	256.0	8.9	38.0	7.9	310.8	4.1

Restatements	–	–	0.3	–	0.3	–

Restated at 1 April 2002	256.0	8.9	38.3	7.9	311.1	4.1

Arising on acquisitions	(3.2)	3.3	–	2.9	3.0	–

Utilised	–	(7.1)	–	(8.0)	(15.1)	(4.1)

Profit and loss account	82.8	1.5	(38.3)	–	46.0	–

At 31 March 2003	335.6	6.6	–	2.8	345.0	–

The restructuring provisions are for costs of restructuring within the telecommunications business, and in relation to the 7C acquisition which are expected to be utilised within the following twelve months.

21 DEFERRED TAX

	2003	2002
	£m	£m

Accelerated capital allowances	1,183.4	1,106.9

Short-term timing differences	(80.7)	(82.1)

Undiscounted provision for deferred tax	1,102.7	1,024.8

Discount	(767.1)	(768.8)

Discounted provision for deferred tax	335.6	256.0

22     BORROWINGS

Below is an analysis of gross debt which, after taking into account cash and short-term investments of £689.3 million, reduces to net debt of £3,373.9.

				2003		2002
				£m		£m

Bank overdrafts and temporary borrowings				157.5		164.9

Term loans				3,715.9		3,083.0

Finance leases				189.8		200.6

				4,063.2		3,448.5

			2003			2002
Repayments fall due as follows:	Year		£m	Year		£m

After five years	2009	+	2,291.0	2008	+	2,614.4

From four to five years	2008		901.2	2007		56.6

From three to four years	2007		50.9	2006		448.8

From two to three years	2006		468.1	2005		54.4

From one to two years	2005		49.9	2004		38.4

After more than one year			3,761.1			3,212.6

Within one year	2004		302.1	2003		235.9

			4,063.2			3,448.5

Bank overdrafts and temporary borrowings
The bank overdrafts and temporary borrowings are repayable in less than one year. The weighted average rate of interest on bank overdrafts and temporary borrowings was 4.25 per cent (2002 – 4.8 per cent). The group had available committed bank facilities of £935.0 million (2002 – £1,010.0 million) of which £934.2 million was unutilised at 31 March 2003 (2002 – £986.2 million). Of the amounts unutilised, £200.0 million expire within one year, £160.0 million expire after one year but in less than two years, and the remaining £574.2 million expire in more than two years. In addition, the company has contracted but not yet issued, £50.0 million of long-term debt securities and a £10.0 million long-term loan had not been drawn down at 31 March 2003.

Term loans
Amounts repayable after more than five years comprise bank and other loans repayable between 2009 and 2053. Interest rates range from 3.375 per cent to 14.83 per cent on £1,932.0 million (2002 – £2,386.0 million) and are at floating rates on £359.0 million (2002 – £228.4 million).

United Utilities Annual Report & Accounts 2003     63

Notes to the accounts (continued)

On total borrowings, interest rates range from 0.75 per cent to 14.83 per cent on £3,264.6 million and are at floating rates on £798.6 million.

The analysis of net debt prior to the effect of derivative instruments, and its interest rate profile, is as follows:

			Weighted average interest		Weighted average period for
	Borrowings at 31 March		rate at which borrowings are fixed		which interest is fixed

	2003	2002	2003	2002	2003	2002
	£m	£m	%	%	Years	Years

Fixed rate borrowings:

Sterling	1,308.7	978.8	7.5	8.2	16.3	16.6

United States dollars *	753.0	753.0	6.5	6.5	10.8	11.8

Euros *	1,102.3	1,091.6	5.9	5.9	5.0	6.0

Japanese yen *	100.6	84.0	3.1	3.6	16.0	19.2

	3,264.6	2,907.4	6.6	6.7	11.1	11.3

Floating rate borrowings:

Sterling	641.0	484.5

Japanese yen *	12.3	12.3

United States dollars *	13.8	44.3

Euro *	119.0	–

Hong Kong dollars *	12.5	–

	798.6	541.1

Floating rate investments:

Sterling (including cash)	(689.3)	(387.7)

Net debt at 31 March	3,373.9	3,060.8

* Currency items are recorded in the balance sheet at the hedged rate.

Included in the above table is a loan with Japanese yen principal paying a United States dollar coupon. Included in fixed rate borrowings is a loan of £50.0 million for which the principal and interest is linked to the Retail Price Index.

The fair values of the group’s financial instruments are shown on page 65.

Taking into account derivative instruments, net debt can be analysed as follows:

			Weighted average interest		Weighted average period for
	Borrowings at 31 March		rate at which borrowings are fixed		which interest is fixed

	2003	2002	2003	2002	2003	2002
	£m	£m	%	%	Years	Years

Fixed rate borrowings:

Sterling	2,938.8	2,569.5	7.3	7.4	4.1	5.5

Floating rate borrowings:

Sterling	1,124.4	879.0

Floating rate investments:

Sterling (including cash)	(689.3)	(387.7)

Net debt at 31 March	3,373.9	3,060.8

Floating interest rates are based on LIBOR.

Company
Excluding amounts owed to subsidiary undertakings, the company has borrowings totalling £893.3 million (2002 – £895.4 million) of which £124.8 million falls due within one year. The remaining loans totalling £768.5 million comprise £212.1 million repayable in the year ending 2006, £15.3 million repayable in the year ending 2008, £298.7 million repayable in the year ending 2009 and £242.4 million repayable in the year ending 2028.

The loan repayable in the year ending 2006 is at a fixed rate of interest of 6.25 per cent, the loan repayable in the year ending 2008 is at a floating rate. The loan repayable in the year ending 2009 is at a fixed rate of interest of 6.45 per cent. The loan repayable in the year ending 2028 is at a fixed rate of interest of 6.875 per cent.

64     United Utilities Annual Report & Accounts 2003

23     FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The primary financial risks faced by the group are interest rate risk and exchange rate risk.

The board has reviewed and agreed policies for managing each of these risks as summarised below. The board has also approved all of the classes of financial instruments used by the group. The group’s treasury function, which is authorised to conduct the day-to-day treasury activities of the group, reports at least annually to the board.

The group uses a variety of financial instruments, including derivatives, to raise finance for its operations and to manage the risks arising from those operations.

The group borrows in the major global debt markets in a range of currencies at both fixed and floating rates of interest, using derivatives where appropriate to generate the desired effective currency profile and interest basis. The effect of the use of derivatives is illustrated in note 22.

Under an interest rate swap, the group agrees with another party to exchange at specific intervals the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional principal amount. The notional principal of these instruments reflects the extent of the group’s involvement in the instruments, but does not represent its exposure to credit risk which is assessed by reference to the fair value.

Under a currency swap, the group agrees with another party to exchange the principal amount of two currencies together with interest amounts in the two currencies agreed by reference to a specific interest rate basis and the principal amount. The principal of these instruments reflects the extent of the group’s involvement in the instruments, but does not represent its exposure to credit risk which is assessed by reference to the fair value.

All transactions are undertaken to manage the risks arising from underlying business activities and no speculative trading is undertaken. The counterparties to these instruments generally consist of financial institutions and other bodies with good credit ratings. Although the group is potentially exposed to credit loss in the event of non-performance by counterparties, such credit risk is controlled through credit rating reviews of the counterparties and by limiting the total amount of exposure to any one party. The group does not believe it is exposed to any material concentrations of credit risk.

As noted above, the group uses derivatives to manage its exposure to currency risk on its borrowings. Subsidiary undertakings make no significant sales or purchases in currencies other than that of the country in which they operate. Accordingly, the group has no material unhedged foreign currency exposures.

Financial instruments utilised by the group can be summarised as follows:

Interest rate swaps
Interest rate swaps are used solely to manage floating rate borrowings in order to reduce the financial risk to the group from potential future changes in medium-term interest rates.

Financial futures
Financial futures are used to manage the group’s exposure to possible future changes in short-term interest rates.

Forward contracts
The group generally hedges foreign exchange transaction exposures up to one year forward. Hedges are put in place using forward contracts at the time that the forecast exposure becomes reasonably certain.

Currency swaps
The group uses currency swaps to hedge currency exposure where debt is raised in one currency to fund in a different currency.

Fair values of financial instruments
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined precisely. Changes in assumptions could significantly affect the estimates.

		2003		2002

At 31 March	Book value £m	Fair value £m	Book value £m	Fair value £m

Short-term debt and current portion of long-term debt	302.1	302.1	235.9	235.9

Long-term debt	3,761.1	4,230.2	3,212.6	3,383.6

	4,063.2	4,532.3	3,448.5	3,619.5

Interest rate swaps	–	27.7	–	87.3

Foreign exchange contracts and currency swaps	–	(240.3)	–	(93.6)

Total borrowings	4,063.2	4,319.7	3,448.5	3,613.2

Fair values have been estimated using the following methods and assumptions:

Long-term investments
The fair value of investments for which there are no quoted market prices, approximate to their carrying value of £59.6 million.

Current assets and liabilities
Financial instruments included within current assets and liabilities (excluding cash and borrowings) are generally short-term in nature and accordingly their fair values approximate to their book values.

Long-term receivables and liabilities
The fair values of financial instruments included within long-term receivables and liabilities (excluding borrowings) are based on discounted cash flows using appropriate market interest rates.

United Utilities Annual Report & Accounts 2003     65

Notes to the accounts (continued)

Net borrowings and non-equity interests (excluding foreign exchange contracts)
The carrying values of cash and short-term borrowings and current asset investments approximate to their fair values because of the short-term maturity of these instruments. The fair value of quoted long-term borrowings and guaranteed preferred securities is based on year end mid-market quoted prices. The fair value of other long-term borrowings is estimated by discounting the future cash flows to net present values using appropriate market interest rates prevailing at the year end.

Currency and interest rate swaps
The group enters into currency and interest rate swaps in order to manage its foreign currency and interest rate exposures.

The fair value of these financial instruments is estimated by discounting the future cash flows to net present values using appropriate market interest rates prevailing at the year end. The carrying and fair values of currency and interest rate swaps include the related accrued interest receivables and payables.

Hedges
Unrecognised gains and losses on financial assets and liabilities for which hedge accounting has been used at the balance sheet date were £379.3 million and £166.7 million respectively (2002 – £191.7 million and £185.4 million).

The group anticipates that £58.9 million of these gains and £87.2 million of these losses will be realised in the forthcoming financial year. Of the unrecognised gains and losses on hedges as at 1 April 2002 the net loss recognised in the profit and loss account for the year ended 31 March 2003 was £14.1 million.

24     CAPITAL AND RESERVES

The movements in shareholders’ equity as restated are as follows:

	Group and company		Group		Company

	Called up	Share	Profit		Profit
	share	premium	and loss		and loss	Other
	capital	account	account	Total	account	reserves	Total
	£m	£m	£m	£m	£m	£m	£m

At 31 March 2000	550.5	645.1	1,168.8	2,364.4	1,645.1	–	2,840.7

Restatement	–	–	(9.6)	(9.6)	–	–	–

Restated profit/(loss) for financial year	–	–	341.3	341.3	(194.4)	2,544.8	2,350.4

Dividends on ordinary shares	–	–	(254.9)	(254.9)	(254.9)	–	(254.9)

Shares issued net of costs	2.4	11.5	–	13.9	–	–	13.9

Capitalisation of reserves in respect of shares
issued via QUEST	–	–	(1.5)	(1.5)	–	–	–

Goodwill on business disposals	–	–	101.0	101.0	–	–	–

Unrealised gain on sale of minority interest in
Vertex Data Science Limited	–	–	34.4	34.4	–	–	–

Exchange adjustments	–	–	(6.0)	(6.0)	–	–	–

At 31 March 2001	552.9	656.6	1,373.5	2,583.0	1,195.8	2,544.8	4,950.1

Restated profit/(loss) for financial year	–	–	261.8	261.8	(24.0)	–	(24.0)

Dividends on ordinary shares	–	–	(260.9)	(260.9)	(260.9)	–	(260.9)

Shares issued net of costs	3.0	15.0	–	18.0	–	–	18.0

Capitalisation of reserves in respect of shares
issued via QUEST	–	–	(5.0)	(5.0)	–	–	–

Currency translation adjustment on equity
investment in Argentina	–	–	(78.6)	(78.6)	–	–	–

Exchange adjustments	–	–	0.9	0.9	–	–	–

At 31 March 2002	555.9	671.6	1,291.7	2,519.2	910.9	2,544.8	4,683.2

Profit for financial year	–	–	277.8	277.8	601.8	–	601.8

Dividends on ordinary shares	–	–	(264.8)	(264.8)	(264.8)	–	(264.8)

Shares issued net of costs	0.6	2.7	–	3.3	–	–	3.3

Goodwill written back on the sale of US Water	–	–	0.9	0.9	–	–	–

Currency translation adjustment on equity
investment in Argentina	–	–	(6.8)	(6.8)	–	–	–

Exchange adjustments	–	–	4.0	4.0	–	–	–

At 31 March 2003	556.5	674.3	1,302.8	2,533.6	1,247.9	2,544.8	5,023.5

As allowed by section 230(4) of the Companies Act 1985, the company has not presented its own profit and loss account. The amount of group profit for the financial year dealt with in the company’s profit and loss account is £601.8 million (2002 – £24.0 million loss; 2001 – £194.4 million loss) after accounting for dividends receivable from subsidiary undertakings of £958.6 million (2002 – £6.9 million; 2001 – £23.1 million).

66     United Utilities Annual Report & Accounts 2003

The cumulative amount of goodwill included in reserves resulting from acquisitions during the years ended 2003, 2002, 2001 and prior years, before FRS 10 became effective, net of goodwill attributable to subsidiaries or businesses demerged or disposed of prior to 31 March 2003, amounts to £1,023.0 million (2002 – £1,023.9 million; 2001 – £1,023.9 million). Consolidated retained earnings at 31 March 2003 include retained losses of joint ventures and associated undertakings of £12.5 million (2002 as restated – £14.4 million; 2001 as restated – £10.9 million). The cumulative amount of exchange adjustments included within consolidated retained earnings is £(7.3) million (2002 – £(11.3) million; 2001 – £(12.2) million).

Apart from dividends from United Utilities Water PLC and United Utilities Electricity PLC, which are subject to certain regulatory restrictions, there are no significant statutory or contractual restrictions on the distribution of current profits of subsidiary or joint venture undertakings; undistributed profits of prior years are, in the main, permanently employed in the businesses of these undertakings. The undistributed profits of group undertakings overseas may be liable to overseas taxes and/or UK taxation (after allowing for double taxation relief) if they were to be distributed as dividends. No provision has been made in respect of potential taxation liabilities on realisation of assets at restated or revalued amounts or on realisation of joint venture undertakings at equity accounted value.

The authorised ordinary share capital of the company was 800,000,000 ordinary shares of £1 each. The allotted and fully paid share capital of the company at 31 March 2003 was 556,526,651 ordinary shares (555,942,338 ordinary shares at 31 March 2002; 552,901,025 ordinary shares at 31 March 2001).

584,313 ordinary shares were allotted during the year ended 31 March 2003 (2002 – 3,041,313 ordinary shares; 2001 – 2,389,139 ordinary shares) for the exercise of options in accordance with the rules of the employee ShareSave schemes and the executive share option scheme for a total consideration of £3.3 million (2002 – £18.0 million; 2001 –£13.9 million).

Since 31 March 2003, 168,762 shares have been allotted on the exercise of options and at 21 May 2003, the company’s issued share capital, credited as fully paid, was £556,695,413.

During the year ended 31 March 2001, an internal restructuring resulted in a profit of £2,544.8 million in the company’s accounts. This profit, as it arose on an internal restructuring, is not distributable and is shown within other reserves. The restructuring has had no effect on the group accounts. Certain assets of a subsidiary, United Utilities Electricity PLC, were transferred to other subsidiaries of the company. Under the Companies Acts this transfer would have required the company to recognise an impairment in the carrying value of United Utilities Electricity PLC and a reduction in the profit and loss account by that amount. As the transfer did not result in any overall loss in value of the company’s investments, in order to show a true and fair view, it is necessary to depart from the Act and reallocate an amount from the cost of investment in United Utilities Electricity PLC to other subsidiaries. There is no effect on the group accounts.

The employee ShareSave scheme is available to all eligible employees and the company share option scheme 1999 is for senior executives (excluding, with effect from the introduction of the group’s long-term incentive plan, executive directors and other executives participating in that plan and its successor, the perfomance share plan). The ShareSave scheme is based on SAYE savings contracts with options exercisable within a six-month period from the conclusion of a three or five-year period as appropriate from the date of grant. Under the terms and conditions of this scheme, for every month (up to no more than six months) an employee fails to contribute the agreed monthly amount determined under the rules of the scheme, the last date exercisable will be delayed by one month. Options under the company share option scheme 1999 are exercisable in a period beginning no earlier than three years (five years for discounted options under the former executive share option scheme, which are no longer granted) and ending no later than ten years from the date of grant. Options outstanding under the share option schemes at 31 March, together with their exercise prices and dates, were (as set out overleaf):

United Utilities Annual Report & Accounts 2003      67

Notes to the accounts (continued)

			Exercise	Normal dates
	2003	2002	price	of exercise

Employee ShareSave scheme	–	7,848	404.8p (1)	2000 or 2002

	–	99,720	476.0p (1)	2002

	578,707	682,778	616.5p (1)	2001 or 2003

	260,356	391,203	707.5p (1)	2002 or 2004

	2,560,664	3,841,976	471.5p (1)	2003 or 2005

	1,429,551	1,678,910	556.5p (1)	2004 or 2006

	1,797,600	1,971,047	500.0p (1)	2005 or 2007

	1,976,405	–	490.0p (1)	2006 or 2008

Executive share option scheme	–	2,713	392.7p (3)	1995 to 2002

	–	904	334.2p (2)	1997 to 2002

	2,131	12,978	463.4p (3)	1996 to 2003

	4,197	18,038	394.2p (2)	1998 to 2003

	4,650	4,650	446.9p (3)	1996 to 2003

	2,647	7,942	380.2p (2)	1998 to 2003

	58,519	120,718	566.9p (3)	1997 to 2004

	41,018	66,262	482.2p (2)	1999 to 2004

	38,912	38,912	530.1p (3)	1997 to 2004

	23,510	32,617	450.8p (2)	1999 to 2004

	23,441	45,518	479.8p (3)	1997 to 2004

	31,165	43,420	408.2p (2)	1999 to 2004

	56,155	56,155	564.0p (3)	1998 to 2005

	21,252	21,252	479.8p (2)	2000 to 2005

	136,449	151,450	584.5p (3)	1998 to 2005

	168,126	178,448	544.5p (3)	1999 to 2006

	304,909	328,909	628.0p (3)	2000 to 2007

	169,500	169,500	632.0p (3)	2000 to 2007

	528,249	562,249	768.5p (3)	2000 to 2007

	155,750	155,750	886.0p (3)	2001 to 2008

	297,750	310,250	868.0p (3)	2001 to 2008

	949,634	968,451	768.0p (3)	2002 to 2009

Company share option scheme 1999	399,089	402,728	615.5p (3)	2002 to 2009

	990,905	1,005,559	680.0p (3)	2003 to 2010

	527,293	527,293	666.0p (3)	2003 to 2010

	978,400	983,462	652.0p (3)	2004 to 2011

	542,814	542,814	589.0p (3)	2005 to 2012

	725,061	–	611.0p (3)	2005 to 2012

	1,296,085	–	630.0p (3)	2005 to 2012

	17,080,894	15,432,424

(1)	The exercise price represents 80 per cent of the market price as at the date the option was granted.

(2)	The exercise price represents 85 per cent of the market price as at the date the option was granted.

(3)	The exercise price equalled the market price at the date the option was granted.

An opportunity to join the employee ShareSave scheme was offered during the years ended 31 March 2003, 31 March 2002 and 31 March 2001, and options were also granted under the company share option scheme 1999. In the year ended 31 March 2003, options were granted under the option schemes in respect of a total of 4,016,642 ordinary shares (2002 – 3,538,123 ordinary shares, 2001 – 3,636,897 ordinary shares), options for 1,447,851 ordinary shares (2002 – 3,079,711 ordinary shares, 2001 – 2,179,862 ordinary shares) were exercised and options for 349,451 ordinary shares (2002 – 1,386,409 ordinary shares, 2001 – 1,999,714 ordinary shares) lapsed or were cancelled.

United Utilities established a Qualifying Employee Share Ownership Trust (QUEST) in 1998, an employee benefit trust complying with requirements of the Finance Act 1989. The QUEST trustee assumed the obligation to satisfy options granted under the existing United Utilities ShareSave scheme. During the year, shares held by the QUEST were used to satisfy all grants under the continuing United Utilities ShareSave scheme. All finance costs and administration expenses connected with the operation of the QUEST were written

68      United Utilities Annual Report & Accounts 2003

off to the profit and loss account as they accrued. All dividends have been waived in accordance with the trust deed between United Utilities PLC and United Utilities QUEST Trustee Limited as trustee. The QUEST is not leveraged. There were no shares held in the QUEST at 31 March 2003. As a result of changes in the tax regime, shares have been allotted directly to ShareSave participants since 1 April 2003 and arrangements are now being made to wind up the QUEST.

25     PENSIONS

The group participates in a number of pension schemes principally in the UK. The major schemes are funded defined benefit schemes – the United Utilities Pension Scheme (UUPS) and the Electricity Supply Pension Scheme (ESPS) (the ‘Schemes’), of which the ESPS is closed to new employees. UUPS also includes a defined contribution section which constitutes less than 0.5 per cent of the total asset value. The assets of these Schemes are held in trust funds independent of group finances.

For UUPS and ESPS, the pension cost under the accounting standard SSAP 24 have been assessed in accordance with the advice of a firm of actuaries, Mercer Human Resource Consulting, using the projected unit method. For this purpose, the actuarial assumptions adopted are based upon investment growth of 6.0 per cent per annum, pay growth of 4.0 per cent per annum and increases to pensions in payment and deferred pensions of 2.5 per cent per annum. The actuarial value of the assets was taken as the market value of the assets.

The last actuarial valuations of the two Schemes were carried out as at 31 March 2001. The combined market value of the group’s share of the assets of the two Schemes at the valuation date was £1,833.0 million. Using the assumptions adopted for SSAP 24 the combined actuarial value of the assets represented 113 per cent of the value of the accrued benefits after allowing for expected future earnings increases. In deriving the pension cost under SSAP 24, the surplus in the Schemes is being spread over the future working lifetime of the existing members.

For UUPS, the employer’s contributions have been assessed in accordance with the advice of Mercer Human Resource Consulting using different assumptions to those described above. For ESPS, the employer’s contributions have been assessed in accordance with the advice of a firm of actuaries, Hewitt Bacon and Woodrow, using different assumptions and methods to those described above.

The group also operates a series of unfunded, unapproved retirement benefit schemes. The cost of the unfunded, unapproved retirement benefit schemes is included in the total pension cost, on a basis consistent with SSAP 24 and the assumptions set out above. In accordance with these unfunded arrangements, the group has made payments to former directors, including lump sum payments, of £207,387 in total in the year ended 31 March 2003 (2002 – £205,946; 2001 – £231,388). The total pension cost for the period was £8.2 million (2002 – £5.0 million; 2001 – £6.7 million). A prepayment of £58.5 million is included in the balance sheet at 31 March 2003 (2002 – £36.9 million). Information about the pension arrangements for executive directors is contained in the report on remuneration.

FRS 17 Transitional disclosures
Group
The pension cost figures used in these accounts comply with the current pension cost accounting standard SSAP 24. A new pension cost accounting standard, FRS 17 ‘Retirement Benefits’, was originally intended to be applied in the accounts for the year ending 31 March 2004 and subsequent years. However, during the year, the Accounting Standards Board (ASB) has deferred the full implementation of FRS 17. Under transitional arrangements, the group is required to disclose the following information about its pension arrangements and the figures that would have been shown under FRS 17 in the financial statements.

The latest formal valuations of the Schemes were carried out as at 31 March 2001. The valuation of liabilities detailed below has been derived by projecting forward the position at 31 March 2001 and has been performed by an independent actuary, Mercer Human Resource Consulting. FRS 17 gives the present value of pension liabilities by discounting pension commitments (including an allowance for salary growth), at an AA corporate bond yield. Deferred pensions are revalued to retirement age in line with the Schemes’ rules and statutory requirements. The major financial assumptions used by the actuary were as follows:

	At 31 March	At 31 March
	2003	2002

Discount rate	5.50%	6.00%

Pensionable salary growth	4.00%	4.30%

Pension increases	2.50%	2.80%

Price inflation	2.50%	2.80%

The assets and liabilities of the Schemes, along with the expected rates of return on the Schemes’ assets as at 31 March 2003 and 31 March 2002 were as follows:

		At 31 March 2003		At 31 March 2002

	Expected		Expected
	rate of	Total	rate of	Total
	return	£m	return	£m

Equities	7.50%	1,008.0	8.25%	1,137.5

Property	7.50%	3.5	8.25%	73.5

Bonds	5.50%	217.4	6.00%	233.0

Gilts	4.50%	314.3	5.25%	302.5

Other	4.50%	24.2	5.25%	28.3

Market value of assets		1,567.4		1,774.8

Present value of Schemes’ liabilities		(1,993.2)		(1,753.2)

Implied (deficit)/surplus in the Schemes		(425.8)		21.6

Related deferred tax asset/(liability)		127.7		(6.5)

Net pension (liability)/asset under FRS 17		(298.1)		15.1

United Utilities Annual Report & Accounts 2003     69

Notes to the accounts (continued)

If the above amounts had been recognised in the financial statements, the group’s net assets and profit and loss reserve as at 31 March 2003 and 31 March 2002 would be as follows:
		Restated
	2003	2002
	£m	£m

Net assets excluding pension (liability)/asset	2,551.3	2,534.4

SSAP 24 prepayment, net of deferred tax	(41.0)	(25.8)

Accruals for unfunded scheme	6.2	5.4

Pension (liability)/asset	(298.1)	15.1

Net assets including pension (liability)/asset	2,218.4	2,529.1

Profit and loss reserve excluding pension (liability)/asset	1,302.8	1,291.7

SSAP 24 prepayment, net of deferred tax	(41.0)	(25.8)

Accruals for unfunded scheme	6.2	5.4

Pension (liability)/asset	(298.1)	15.1

Profit and loss reserve including pension (liability)/asset	969.9	1,286.4

The amounts which, on full implementation of FRS 17, will be required in the financial statements are as follows:

Analysis of the amount charged to operating profit	2003
£m

Current service cost	41.4

Past service cost	2.6

Total operating charge	44.0

Analysis of other finance costs:	2003
£m

Expected return on pension scheme assets	129.5

Interest on pension scheme liabilities	(104.4)

Net return	25.1

Analysis of amount recognised in statement of total recognised gains and losses	2003
£m

Actual return less expected return on pension scheme assets	(395.4)

Experience gains and losses arising on the scheme liabilities	(3.3)

Changes in assumptions underlying the present value of the scheme liabilities	(59.0)

Actuarial loss	(457.7)

History of experience of gains and losses
	2003

Difference between the expected and actual return on scheme assets:

Amount (£m)	(395.4)

Percentage of scheme assets	(25.2%	)

Experience gains and losses on scheme liabilities:

Amount (£m)	(3.3)

Percentage of the present value of the schemes liabilities	(0.2%	)

Total amount recognised in statement of total recognised gains and losses:

Amount (£m)	(457.7)

Percentage of the present value of the scheme liabilities	(23.0%	)

In addition, £1.5 million is included for pension severance benefits, within the business restructuring exceptional item.

During the year to 31 March 2003 the group contributed to UUPS at rates which ranged from 12.8 per cent to 28.3 per cent of pensionable salaries dependent on benefit category. Since 1 April 2003 the group is contributing an additional 2 per cent of pensionable pay. In addition, further contributions are made to cover the cost of additional severance benefits granted. No company contributions were paid to ESPS during the year to 31 March 2003. Since 1 April 2003 the group has resumed contributions to ESPS at a rate of 19 per cent of pensionable salaries. During the year to 31 March 2003, member contributions to ESPS were reduced from their normal rates by 2.5 per cent of pensionable salaries. Since 1 April 2003 member contributions to ESPS have returned to normal rates.

Company
The company’s assets and liabilities are included in the Schemes but its share of underlying assets and liabilities cannot be separately identified.

70      United Utilities Annual Report & Accounts 2003

26     LEASE COMMITMENTS

Subsidiary undertakings are committed to making the following payments under operating leases during the next 12 months:

		31 March 2003		31 March 2002

	Land and	Plant and	Land and	Plant and
	buildings	machinery	buildings	machinery
	£m	£m	£m	£m

Leases which expire:

Within one year	0.3	0.6	0.1	0.8

Between two and five years	2.4	3.4	2.2	6.7

After five years	4.6	–	9.9	–

	7.3	4.0	12.2	7.5

Minimum future lease payments under finance leases and minimum rental commitments under non-cancellable operating leases of property, plant and equipment at 31 March 2003 were as follows:

	Finance	Operating
	leases	leases
	£m	£m

2004	108.7	11.3

2005	–	8.9

2006	0.8	6.4

2007	5.1	5.2

2008	6.3	4.5

Thereafter	68.9	179.5

Total	189.8	215.8

27     CONTINGENT LIABILITIES

The company guaranteed certain loans and overdrafts of group undertakings up to a maximum amount of £715.8 million (2002 – £508.4 million), including £625.8 million (2002 – £505.8 million) relating to United Utilities Water PLC’s loans from European Investment Bank and £90.0 million (2002 – £nil) relating to United Utilities Electricity PLC’s loans from European Investment Bank.

The company has entered into performance bonds in the ordinary course of business.

28     RECONCILIATION OF OPERATING PROFIT TO OPERATING CASHFLOWS

			Restated	Restated
		2003	2002	2001
	Note	£m	£m	£m

Group operating profit		510.0	521.6	498.1

Exceptional charges within operating profit		29.3	11.9	16.6

Operating profit before exceptional charges		539.3	533.5	514.7

Depreciation	3	349.8	316.6	316.5

Amortisation of goodwill and intangible assets	3	7.1	7.4	4.0

(Profit)/loss on disposal of tangible fixed assets		(4.5)	(3.6)	0.5

Stocks (increase)/decrease		(11.8)	0.5	(1.0)

Debtors (increase)/decrease		(21.9)	3.4	(65.8)

Creditors increase/(decrease)		0.6	(41.0)	73.6

Outflow related to exceptional items		(7.1)	(17.0)	(0.8)

		851.5	799.8	841.7

United Utilities Annual Report & Accounts 2003      71

Notes to the accounts (continued)

29     RETURNS ON INVESTMENTS AND SERVICING OF FINANCE

	2003	2002	2001
	£m	£m	£m

Interest received	26.8	12.1	1.2

Interest paid on bank loans, overdrafts and other loans	(233.2)	(227.8)	(181.2)

Interest paid on finance leases	(12.1)	(8.0)	(10.1)

Dividends paid to minority equity interest	(0.4)	–	–

	(218.9)	(223.7)	(190.1)

30     CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT

		Restated	Restated
	2003	2002	2001
	£m	£m	£m

Purchase of tangible fixed assets, net of grants and contributions	(718.2)	(588.2)	(592.9)

Sale of tangible fixed assets	7.2	12.2	32.2

Purchase of intangible fixed assets	–	–	(9.0)

Purchase of fixed asset investments	(0.4)	(20.4)	(6.6)

Financial restructuring of joint ventures	5.7	–	–

Sale of fixed asset investments other than joint ventures	7.8	12.8	3.4

	(697.9)	(583.6)	(572.9)

31     ACQUISITIONS AND DISPOSALS

	Acquisitions			Disposals

	2003 £m	2002 £m	2001 £m	2003 £m	2002 £m	2001 £m

Fixed assets	(3.1)	–	(92.4)	–	–	120.0

Net current liabilities/(assets)	2.1	(2.8)	(3.7)	10.0	(7.0)	56.9

Provisions for liabilities and charges	3.0	–	0.1	–	–	(171.9)

Fair value of net assets acquired/book value of net assets disposed	2.0	(2.8)	(96.0)	10.0	(7.0)	5.0

Cost of disposal				(3.4)	–	15.3

Goodwill acquired/written back on disposal	(7.2)	–	(25.2)	0.9	–	101.0

Consideration for undertakings acquired	(5.2)	(2.8)	(121.2)

Profit on disposals				0.4	–	191.2

	(5.2)	(2.8)	(121.2)	7.9	(7.0)	312.5

Less:

– Cash included in undertakings acquired/disposed	0.3	–	0.1	–	–	–

– Deferred consideration	–	–	4.0	–	–	–

Cash consideration	(4.9)	(2.8)	(117.1)	7.9	(7.0)	312.5

Comprising:

– (Outflow)/inflow arising on:

– current year acquisitions/disposals	(4.7)	–	(115.7)	7.9	–	312.5

– previous year acquisitions/disposals	(0.2)	(2.8)	(1.4)	–	(7.0)	–

	(4.9)	(2.8)	(117.1)	7.9	(7.0)	312.5

On 2 December 2002, Vertex Data Science Limited acquired the business and assets of the UK contact centre operator, 7C, and its 75 per cent shareholding in 7C India Limited as shown in note 13. The cashflows in respect of that acquisition are shown above. On 31 July 2002, the group sold its joint venture shareholding in US Water, effectively completing the group’s withdrawal from infrastructure management in the Americas. The cashflows in respect of that sale are included above.

On 31 March 2001 the group acquired the business process outsourcing business of Cap Gemini Ernst & Young. The consideration for the acquisition consisted of a maximum 15 per cent interest in a subsidiary, Vertex Data Science Limited depending on the size of the business transferred and the achievement of certain business performance objectives over the following three years. The transactions did not affect group cashflow. The gain resulting from the exchange of assets was reflected in the statement of total recognised gains and losses. A put option was granted to Cap Gemini Ernst & Young in respect of the shareholding in Vertex Data Science Limited and Cap Gemini Ernst & Young granted a call option to the group over the same shareholding. The put and call options may be exercised, subject to certain conditions, in the period July 2003 to June 2005.

In the year ended 31 March 2001 the group sold its energy supply business to TXU Europe and acquired Netforce Group plc, Hyder Industrial Limited and Hyder Energy Services Limited.

72     United Utilities Annual Report & Accounts 2003

32	MANAGEMENT OF LIQUID RESOURCES
		2003	2002	2001
		£m	£m	£m

(Increase)/decrease in bank deposits, certificates of deposit and managed funds		(282.0)	13.4	(328.7)

33	FINANCING
		Financing – shares			Financing – debt				Total

			Shares issued
			by company
						Short-term
						borrowings
		Share	Share			other than	Finance
		capital	premium	Total	Loans	overdrafts	leases	Total
		£m	£m	£m	£m	£m	£m	£m	£m

At 31 March 2000		(550.5)	(645.1)	(1,195.6)	(2,054.5)	(640.1)	(200.1)	(2,894.7)	(4,090.3)

Exchange and other
non-cash adjustments		–	–	–	(5.5)	0.2	–	(5.3)	(5.3)

Financing:

– New finance		(2.4)	(11.5)	(13.9)	(763.8)	–	–	(763.8)	(777.7)

– Finance repaid		–	–	–	47.4	398.8	(0.5)	445.7	445.7

Cash flow		(2.4)	(11.5)	(13.9)	(716.4)	398.8	(0.5)	(318.1)	(332.0)

At 31 March 2001		(552.9)	(656.6)	(1,209.5)	(2,776.4)	(241.1)	(200.6)	(3,218.1)	(4,427.6)

Exchange and other non-cash adjustments		–	–	–	1.2	–	–	1.2	1.2

Financing:

– New finance		(3.0)	(15.0)	(18.0)	(443.4)	–	–	(443.4)	(461.4)

– Finance repaid		–	–	–	135.6	105.7	–	241.3	241.3

Cash flow		(3.0)	(15.0)	(18.0)	(307.8)	105.7	–	(202.1)	(220.1)

At 31 March 2002		(555.9)	(671.6)	(1,227.5)	(3,083.0)	(135.4)	(200.6)	(3,419.0)	(4,646.5)

Exchange and other non-cash adjustments		–	–	–	–	–	4.9	4.9	4.9

Financing:

– New finance		(0.6)	(2.7)	(3.3)	(704.2)	–	–	(704.2)	(707.5)

– Finance repaid		–	–	–	71.3	16.5	5.9	93.7	93.7

Cash flow		(0.6)	(2.7)	(3.3)	(632.9)	16.5	5.9	(610.5)	(613.8)

At 31 March 2003		(556.5)	(674.3)	(1,230.8)	(3,715.9)	(118.9)	(189.8)	(4,024.6)	(5,255.4)

		Repayment		Rate	Amount
		dates	Currency	%	£m

Loans repaid	European Investment Bank	various	£	various	30.0

	Debt securities	25 March, 25 September		£8.875	4.4

	US dollar loan	8 November	$	floating	30.6

	Sterling loan	8 April	£	floating	5.0

	Local authority	various	£	various	1.3

					71.3

United Utilities Annual Report & Accounts 2003     73

Notes to the accounts (continued)

34     ANALYSIS OF NET DEBT

							Current asset
	Cash				Financing – debt		investments	Net debt

			Loans

				Short-term
				borrowings
		Due after	Due within	other than	Finance
		one year	one year	overdrafts	leases	Total
	£m	£m	£m	£m	£m	£m	£m	£m

At 31 March 2000	4.8	(2,002.2)	(52.3)	(640.1)	(200.1)	(2,894.7)	53.5	(2,836.4)

Exchange and other non-cash adjustments	(0.9)	–	(5.5)	0.2	–	(5.3)	–	(6.2)

Cash flow	25.6	(638.5)	(77.9)	398.8	(0.5)	(318.1)	328.7	36.2

At 31 March 2001	29.5	(2,640.7)	(135.7)	(241.1)	(200.6)	(3,218.1)	382.2	(2,806.4)

Exchange and other non-cash adjustments	0.1	1.2	–	–	–	1.2	–	1.3

Cash flow	(40.2)	(372.5)	64.7	105.7	–	(202.1)	(13.4)	(255.7)

At 31 March 2002	(10.6)	(3,012.0)	(71.0)	(135.4)	(200.6)	(3,419.0)	368.8	(3,060.8)

Exchange and other non-cash adjustments	0.2	–	–	–	4.9	4.9	–	5.1

Cash flow	10.3	(668.0)	35.1	16.5	5.9	(610.5)	282.0	(318.2)

At 31 March 2003	(0.1)	(3,680.0)	(35.9)	(118.9)	(189.8)	(4,024.6)	650.8	(3,373.9)

						Cash
						(at bank and
Cash and short-term borrowings	Cash at bank		Short-term borrowings		Net total	overdrafts)

		Overdrafts	Other	Total
	£m	£m	£m	£m	£m	£m

At 31 March 2000	30.5	(25.7)	(640.1)	(665.8)	(635.3)	4.8

Exchange adjustments	(0.9)	–	0.2	0.2	(0.7)	(0.9)

Cash flow	21.1	4.5	398.8	403.3	424.4	25.6

At 31 March 2001	50.7	(21.2)	(241.1)	(262.3)	(211.6)	29.5

Exchange adjustments	0.1	–	–	–	0.1	0.1

Cash flow	(31.9)	(8.3)	105.7	97.4	65.5	(40.2)

At 31 March 2002	18.9	(29.5)	(135.4)	(164.9)	(146.0)	(10.6)

Exchange adjustments	0.2	–	–	–	0.2	0.2

Cash flow	19.4	(9.1)	16.5	7.4	26.8	10.3

At 31 March 2003	38.5	(38.6)	(118.9)	(157.5)	(119.0)	(0.1)

35     RELATED PARTY TRANSACTIONS

Sales and recharges to joint ventures on normal trading terms during the year ended 31 March 2003 were £22.8 million (31 March 2002 – £22.4 million), of these amounts £8.6 million was outstanding at the year end (2002 – £5.1 million).

Movements on loans and investments with joint ventures are included in note 13 of the accounts.

There were no other material related party transactions during the year.

74     United Utilities Annual Report & Accounts 2003

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36	SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED KINGDOM AND THE UNITED STATES OF AMERICA

The group’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom (“UK GAAP”), which differ in certain respects from accounting principles generally accepted in the United States of America (“US GAAP”). Differences which have a significant effect on the consolidated net income, shareholders’ equity and financial position of the group are set out below. Certain re-classifications have been made to prior year balances to conform to the current year presentation.

As described in note 1(a) to the group’s consolidated financial statements, the group has changed its accounting policy with respect to telecommunications network capacity sales. Consequently the results under UK GAAP have been restated. The telecommunications network capacity sales change in accounting policy results in a UK GAAP policy that is aligned to US GAAP. As a result, there is no longer a US GAAP adjustment in relation to telecommunications network capacity sales. Under UK GAAP, the group has adopted UITF34 “Pre-contract costs”, the application of which is reflected in the current and prior year reported results. The UK GAAP accounting policy for pre-contract costs is aligned to US GAAP.

The group has adopted Statement of Financial Accounting Standards No. 142 (“SFAS 142”), Goodwill and Other Intangible Assets, SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities and Financial Accounting Standards Board Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others.

Effect on net income of differences between UK and US GAAP

For the year ended 31 March	Note	2003 £m	Restated 2002 £m	Restated 2001 £m

Net income in accordance with UK GAAP		277.8	261.8	341.3

US GAAP adjustments:

– Pensions	(a)	(7.5)	16.5	(4.0)

– Infrastructure renewals	(b)	39.5	25.7	22.1

– Depreciation of infrastructure assets	(c)	(23.8)	(23.2)	(22.4)

– Provisions	(d)	(38.3)	–	(10.0)

– Capitalisation of interest	(e)	58.4	47.9	44.0

– Amortisation of capitalised interest	(e)	(10.5)	(9.4)	(8.4)

– Amortisation of goodwill	(f)	7.5	(26.7)	(27.6)

– Impairment of long-lived assets	(g)	23.8	–	–

– Profit on disposal of the energy supply business	(h)	–	–	(24.2)

– Fair value of derivative instruments	(i)	198.3	(41.6)

– Currency translation adjustments	(j)	(6.8)	(41.3)	–

– Share compensation costs	(l)	(2.0)	0.4	(4.8)

– Revenue and profit recognition	(m)	(31.4)	–	–

– Deferred taxes	(k)	(0.8)	(55.4)	(116.4)

– Pre-contract costs	(p)	–	1.4	2.3

– Tax effect of US GAAP adjustments	(k)	(68.5)	(5.9)	5.9

Net income in accordance with US GAAP		415.7	150.2	197.8

Net income in accordance with US GAAP from:
Continuing operations		415.7	150.2	72.6

Discontinued operations		–	–	125.2

Total		415.7	150.2	197.8

Net income per £1 ordinary share (pence) in accordance with US GAAP basic method from:
Continuing operations		74.8	27.1	13.2

Discontinued operations		–	–	22.7

Total	(n)	74.8	27.1	35.9

Net income per £1 ordinary share (pence) in accordance with US GAAP diluted method from:
Continuing operations		74.5	27.1	13.1

Discontinued operations		–	–	22.7

Total	(n)	74.5	27.1	35.8

United Utilities Annual Report on Form 20-F 2003     74a

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Cumulative effect on shareholders’ equity of differences between UK and US GAAP

			Restated
At 31 March		2003	2002
	Note	£m	£m

Shareholders’ equity in accordance with UK GAAP		2,533.6	2,519.2

US GAAP adjustments:

– Pensions	(a)	(377.3)	(19.4)

– Infrastructure renewals	(b)	131.7	92.2

– Depreciation of infrastructure assets	(c)	(221.6)	(197.8)

– Provisions	(d)	–	38.0

– Capitalisation of interest	(e)	525.9	467.5

– Amortisation of interest	(e)	(63.0)	(52.5)

– Goodwill	(f)	904.4	897.8

– Impairment of long-lived assets	(g)	23.8	–

– Fair value of derivative instruments	(i)	95.9	(133.5)

– Share compensation costs	(l)	3.5	(4.4)

– Revenue and profit recognition	(m)	(31.4)	–

– Deferred taxes	(k)	(829.8)	(829.0)

– Dividends	(o)	178.6	176.2

– Pre-contract costs	(p)	–	12.6

– Tax effect of US GAAP adjustments	(k)	(19.5)	(46.8)

Shareholders’ equity in accordance with US GAAP		2,854.8	2,920.1

(a) Pensions
Under UK and US GAAP, pensions costs are determined on a systematic basis over the length of service of employees. The group accounts for the costs of pensions under the rules set out in UK GAAP. US GAAP is more prescriptive in respect of the actuarial assumptions which must be used and the allocation of costs to accounting periods. Furthermore, the actuarial valuation under US GAAP must be carried out on an annual basis.

Under UK GAAP, the pension cost is calculated based upon the actuary’s best estimate of the assumptions taken as a whole. The annual cost charged to the profit and loss account comprises the regular cost and variations. The regular cost is calculated so that it represents a reasonably stable percentage of pensionable payroll. Variations from the regular cost of providing pensions are generally spread over the expected remaining service lives of current employees in the scheme.

US GAAP requires each significant assumption to determine annual pension cost to be a best estimate with respect to that individual assumption. For example, the discount rate used should be that for “AA” rated bonds with a similar maturity to the pension obligations and the value of the scheme assets should be based upon market values at each balance sheet date. Whilst US GAAP also adopts a spreading approach to allocating variations, it is more restrictive. As a result, certain variations, for example refunds from the scheme, would be recognised immediately rather than being spread forward. US GAAP treats increases in pensions as a prior service cost and accordingly amortises its effects over the working lives of the members after the increase is awarded. UK GAAP encourages expected increases to be provided for in advance by being built into the actuarial assumptions.

US GAAP requires a liability, the minimum pension liability, to be recognised that is at least equal to the unfunded accumulated benefit obligation. The corresponding entries are to intangible assets, to the extent of the unrecognised prior service cost, and other comprehensive income, a component of shareholders’ equity.

Under UK GAAP, the group has recognised a pre-paid pension cost of £58.5 million and £36.9 million as of 31 March 2003 and 2002, respectively. Under US GAAP, the group has recognised a pension liability of £322.9 million (net of prepayment of £31.6 million) and £nil as of 31 March 2003 and 2002 respectively, of which £350.4 million and £nil has been recorded within accumulated other comprehensive income as of 31 March 2003 and 31 March 2002 respectively. £4.1 million and £nil has been recorded as an intangible asset at 31 March 2003 and 2002 respectively. £17.5 million was recorded as a prepayment at 31 March 2002.

(b) Infrastructure renewals
Under UK GAAP, the charge to the profit and loss account for depreciation reflects the planned level of expenditure for infrastructure renewals. The charge is adjusted under US GAAP to reflect actual expenditure in the year.

Under UK GAAP, enhancement expenditure classified as infrastructure renewals expenditure is capitalised and depreciated in line with the policy on infrastructure renewals accounting. Under US GAAP, enhancement expenditure is capitalised and depreciated over its estimated useful life.

(c) Depreciation of infrastructure assets
Under UK GAAP, the depreciation charge for infrastructure assets is the estimated level of annual expenditure required to maintain the operating capability of the network which is based on the company’s independently certified asset management plan. Under US GAAP, depreciation is charged on infrastructure assets using the straight-line method over a period of 100 years, being the estimated economic life under US GAAP.

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(d)   Provisions
Provision accounting under UK GAAP is the same as under US GAAP, except as follows:

Onerous contracts
Following the adoption of Financial Reporting Standard (“FRS”) 12 in 1999, the onerous contract provision was restated under UK GAAP, as a prior period adjustment, to charge the discount element as a financing cost for the period 1996 to 1998. Under US GAAP no adjustment would have been made for the discount in this period. The onerous contract provision was released to the disposal account on the sale of the energy supply business in August 2000, as discussed in note (h).

Provisions for net liabilities of joint ventures
Under UK GAAP, an investor is required to account for its proportionate share of net liabilities in a loss-making joint venture, even when there is no obligation to fund those liabilities. Where this is the case, an investor’s share of net liabilities of an investment is shown as a provision rather than a negative fixed asset. The group held within provisions £38.3 million (restated for UITF 34 Pre-contract costs) at 31 March 2002 to reflect its proportionate share of net liabilities in IEBA, the Argentine electricity utility. In the year ended 31 March 2003, the group concluded it no longer had a participating interest in IEBA and has therefore ceased to account for the investment as a joint venture. This conclusion gave rise to a release of the share of net liabilities of IEBA held at 1 August 2002.

Under US GAAP, an investor should discontinue recording losses of an investment when the investment has been reduced to zero, unless the investor has an obligation or commitment to fund those liabilities. As the group was not obligated or committed to funding the net liabilities of this investment, no such provision was recorded under US GAAP as at 31 March 2002. Consequently, the exceptional credit to the income statement in the year ended 31 March 2003 from the withdrawal from IEBA does not arise under US GAAP since the provision was not recorded under US GAAP.

(e)   Capitalisation of interest
Under UK GAAP, the capitalisation of interest is not required and the group expenses interest charges to the profit and loss account in the year in which they are incurred. Under US GAAP, interest charges on funds invested in the construction of qualifying assets during the time required to prepare them for their intended use are capitalised and amortised over the life of the respective assets.

(f)   Goodwill
Under UK GAAP, goodwill arising on acquisitions after 1 April 1998 is accounted for in accordance with FRS 10 and capitalised and amortised. Prior to that date, goodwill arising on acquisitions was, and remains, written off against shareholders’ equity (reserves) in the year of the acquisition. On disposal or closure of all or part of a previously acquired business, any goodwill previously written off to reserves is included in calculating the profit or loss on disposal. Where capitalised goodwill is regarded as having a limited useful economic life, FRS 10 requires the cost to be amortised on a straight-line basis over that life, of up to 20 years.

Goodwill previously written off to reserves in the years ended 31 March 2003, 2002 and 2001 of £0.9 million, £nil, and £101.0 million respectively was released from reserves in relation to disposals under UK GAAP. The disposal of the energy supply business in the year ended 31 March 2001 is discussed further in note (h).

Under US GAAP, prior to 1 April 2002, all goodwill was recognised in the balance sheet and amortised to the profit and loss account over its estimated useful life not exceeding 40 years. With effect from 1 April 2002, the group adopted SFAS 142, Goodwill and Other Intangible Assets. Under SFAS 142, the group is no longer required to amortise goodwill, including that related to investments in joint ventures, and other intangible assets with indefinite lives but will be required to subject these assets to periodic testing for impairment.

SFAS 142 requires completion of a transitional goodwill impairment test within six months from the date of adoption. It establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. The goodwill test for impairment consists of a two-step process that begins with an estimation of the fair value of a reporting unit. The first step is a screen for potential impairment and the second step measures the amount of impairment, if any, by determining the implied fair value of goodwill. The initial evaluation of impairment of existing goodwill indicated no impairment under US GAAP at the date of adoption. The group, in accordance with the provisions of SFAS 142, will conduct impairment testing in April of each year. Any impairments will be charged to the profit and loss account.

Under US GAAP the gross goodwill adjustment as at 31 March 2003 and 2002 was £1,068.4 million and £1,069.3 million respectively. The accumulated amortisation adjustment under US GAAP as at 31 March 2003 and 2002 was £164.0 million and £171.5 million respectively.

Goodwill amortisation including that related to investments in joint ventures under UK GAAP in the years ended 31 March 2003, 2002 and 2001 was £7.5 million, £8.0 million and £4.0 million, respectively. Under US GAAP, goodwill amortisation in the years ended 31 March 2003, 2002 and 2001 was £nil, £34.7 million and £31.6 million, respectively.

(g)   Impairment of long-lived assets
Under UK GAAP, all long-lived assets are assessed for impairment under FRS 11, Impairment of Fixed Assets and Goodwill, whenever events or circumstances indicate that an asset may be impaired. Any impairment is determined by comparing the carrying value of the asset with its recoverable amount, which is determined by reference to the estimated discounted cash flows to be generated from its use. If the events or circumstances that triggered the impairment no longer exist, the impairment may be reversed in subsequent periods.

Under US GAAP, long-lived assets, other than goodwill and intangible assets with an indefinite life, are assessed for impairment under SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Goodwill and intangible assets with an indefinite life are assessed for impairment under SFAS 142 under US GAAP as discussed in note (f) above. Under SFAS 144, assets are assessed for impairment by comparing the carrying value of the asset with the estimated undiscounted cash flows to be generated by the asset. If this test indicates a deficit, any impairment is calculated by comparing the carrying value of the asset with its fair value, which is usually determined by reference to estimated discounted cash flows. Under US GAAP the restoration of a previously recognised impairment loss is prohibited.

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As described in note 2 of the consolidated financial statements, in accordance with FRS 11 the group has performed an impairment review within its telecommunications business. This resulted in an exceptional adjustment to value of £25.5 million representing tangible assets of £14.6 million, intangible assets of £8.6 million and goodwill of £2.3 million. Under US GAAP, there was no indication of impairment of tangible or intangible assets, other than goodwill, in the telecommunications business on an undiscounted cash flow basis in accordance with SFAS 144. In addition, no impairment of goodwill under SFAS 142 was required, as stated in note (f) above. The tangible and intangible assets continue to be depreciated under US GAAP resulting in a charge to income of £1.7 million in the year ending 31 March 2003. There were no impairments of goodwill in 2002 or 2001 under UK GAAP or US GAAP.

(h)   Profit on disposal of energy supply business
Under UK GAAP, goodwill attributable to the energy supply business of £101.0 million had been previously written off directly to reserves. On disposal in August 2000 this goodwill was included in the profit and loss account as a realised cost of disposal. Under US GAAP this goodwill was capitalised and amortised and the net goodwill of £89.2 million (after charging amortisation of £11.8 million) was treated as a cost of disposal.

As described in note (d) the onerous contract provision was treated differently under US GAAP than under UK GAAP. Consequently, the provision released on the disposal of the energy supply business was £36 million lower under US GAAP than under UK GAAP.

(i)   Fair value of derivative instruments
Under UK GAAP, the group does not recognise derivatives at fair value on the balance sheet nor are mark to market amounts recorded in net income. Interest differentials on derivative instruments are charged to the profit and loss account as interest costs in the period in which they are realised. Changes in the market value of futures trading contracts are reflected in the profit and loss account in the period in which the change occurs.

Under US GAAP the group adopted SFAS 133, Accounting for Derivatives Instruments and Hedging Activities, as amended by SFAS 137 and 138 (“SFAS 133”) on 1 April 2002. SFAS 133 requires that all derivative instruments are recognised as assets or liabilities on the balance sheet and measured at fair value, regardless of the purpose or intent in holding them. Changes in the fair value of derivative instruments are recognised periodically either in earnings or shareholders’ equity (as a component of other comprehensive income), depending on whether the derivative is designated as a hedge of changes in fair value or cash flows. For derivatives designated as fair value hedges, changes in fair value of the hedged item and the derivative are recognised currently in earnings. For derivatives designated as cash flow hedges, fair value changes of the effective portion of the hedging instrument are recognised in accumulated other comprehensive income on the balance sheet until the hedged item is recognised in earnings. The ineffective portion of the fair value changes are recognised in earnings immediately. Changes in the fair value of the underlying debt instruments are not recognised in net income or shareholders’ equity.

In accordance with the transition provisions of SFAS 133, the group recorded, at 1 April 2001, a net-of-tax cumulative-effect reduction of £88.1 million in accumulated other comprehensive income within shareholders’ equity to recognise at fair value all derivatives that were previously designated as cash flow type hedging instruments. Of the transition adjustment of £88.1 million in accumulated comprehensive income, £45.5 million has been re-classified into earnings at 31 March 2003 (£23.7 million at 31 March 2002).

Additionally, a fair value adjustment recognised in accordance with the transition provisions of SFAS 133 increased debt by £163.0 million which was offset by a corresponding amount to record derivatives previously designated as fair value type hedging instruments. The fair value adjustment to debt is being amortised over the period of the debt in accordance with the transitional rules.

The group has elected not to designate any of its derivative instruments as hedges under SFAS 133 as of 1 April 2001. As a result, all derivative contracts have been recorded in the balance sheet at market value at the year end (with changes in fair value recorded in earnings) and all monetary assets and liabilities have been re-translated at spot rates. The group’s earnings under US GAAP will be more volatile because of the effect of derivative instruments.

At 31 March 2003 and 2002, the balance sheet includes current derivative assets of £379.3 million and £191.7 million, current derivative liabilities of £23.2 million and £23.2 million and non-current derivative liabilities of £260.2 million and £302.0 million, respectively.

(j)   Currency translation adjustments
Under UK GAAP, currency translation adjustments on net borrowings used to finance foreign investments are taken to the statement of total recognised gains and losses to offset the foreign exchange exposure on foreign investments.

Under US GAAP, this offset is not available since the company elected not to designate derivative instruments as hedges in the year ended 31 March 2002. In the year ended 31 March 2003, there is no currency translation adjustment resulting from the investment in IEBA since the investment has been reduced to zero.

(k)   Deferred taxes
Under UK GAAP, the group provides for deferred tax on a discounted basis in respect of timing differences that have originated but not reversed at the balance sheet date, where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet date. A net deferred tax asset is regarded as recoverable and therefore recognised only when, on the basis of available evidence, it is regarded as more likely than not that there will be suitable taxable profits against which to recover carried forward tax losses and from which the future reversal of underlying timing differences can be deducted.

Under US GAAP, deferred taxation is provided for all temporary differences (differences between the carrying value of assets and liabilities and their corresponding tax bases) on a full liability basis. Deferred tax assets are also recognised (net of a valuation allowance) to the extent that it is more likely than not that the benefit will be realised. Under US GAAP, discounting of deferred taxes is prohibited.

74d     United Utilities Annual Report on Form 20-F 2003

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(l)   Share compensation costs
Under UK GAAP, the group’s UK ShareSave scheme is exempt from the requirement to recognise any compensation expense and is therefore accounted for as a non-compensatory plan. Compensation expense is recorded in respect of the executive share option schemes for the difference, if any, between the exercise price and the share price at the date of grant. Compensation expense is recorded for the performance share plan on a straight-line basis over the period in which performance is measured.

Under US GAAP, the group accounts for stock issued to employees in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees. Under APB 25, options granted under the UK ShareSave scheme are treated as compensatory. Also, under APB 25, the executive share option scheme and the performance share plan have been treated as variable plans due to performance conditions attached to the plans. Accordingly, compensation expense has been recognised under US GAAP for the ShareSave scheme, the executive share option scheme and the performance share plan. For all options that include performance-related criteria the cost is calculated as the difference between the option price and the market price at the end of the reporting period. In respect of the ShareSave scheme, the cost is calculated as the difference between the option price and the market price at the date of grant. The cost is amortised over the period from the date the options are granted to the date they are first exercisable, that is, the vesting date.

Unearned compensation expense under UK GAAP for the performance share plan is recorded as a liability. Under US GAAP, unearned compensation expense is recorded as a credit to shareholders’ equity.

(m)   Revenue and profit recognition
Under UK GAAP, non-refundable set up fees received from clients as a contribution to transition costs incurred at the commencement of a contract are offset against transition costs actually incurred, with any excess recognised as revenues over the period of the contract in line with forecast activity levels. Under US GAAP, non-refundable set up fees received at the commencement of a contract are deferred and recognised on a straight-line basis over the period of the expected client relationship.

Under UK GAAP, fixed fee elements within contractually defined revenues are recognised in the period in which services are billed in accordance with the pricing terms. Under US GAAP, the fixed fee elements are recognised on a straight-line basis over the period of the contract, unless evidence suggests that the revenue is earned or that obligations are fulfilled in a different pattern.

The reduction in revenue under US GAAP is £40.9 million in the year ended 31 March 2003 (£nil in the years ended 31 March 2002 and 2001).

Under UK GAAP, provision is required to be recognised for a contract where the unavoidable costs of meeting the obligations under the contract exceed the benefits expected to be received. The provision is measured at the value of the net obligations and is recorded within operating expenses. Under US GAAP, such a provision may not be recognised due to the different revenue recognition policies.

(n)   Earnings per share (EPS)
Under UK GAAP, basic EPS is based on the weighted average number of ordinary shares outstanding during the year. EPS is the profit in pence attributable to each equity share, based on the profit for the financial year attributable to ordinary shareholders divided by the weighted average number of shares in issue during the year and ranking for dividend in respect of the period. This method is also used for basic EPS under US GAAP. Under UK GAAP, FRS14 expressly permits the disclosure of an additional earnings per share provided that the unadjusted earnings per share is given at least equal prominence and it is calculated on a consistent basis over time. The adjustment to profit and basic earnings per share has been made to eliminate the impact of exceptional items, discontinued operations and goodwill amortisation.

Under UK and US GAAP, diluted EPS must be disclosed. This is based on net income and computed using the weighted average number of shares in issue during the year and the dilutive effect of all share options and ordinary share equivalents. This method is similar to the treasury stock method used to calculate diluted EPS for US GAAP purposes.

Earnings per share computed in accordance with US GAAP has been based on the following number of shares:

	2003 million	2002 million	2001 million

Weighted average number of shares under US GAAP – basic EPS	556.1	553.5	551.1

Common stock equivalents – dilutive share options	2.1	1.7	1.2

Weighted average number of shares under US GAAP – diluted EPS	558.2	555.2	552.3

(o)   Ordinary dividends
Under UK GAAP, the proposed dividends on ordinary shares, as recommended by the directors, are deducted from shareholders’ equity and shown as a liability in the balance sheet at the end of the period to which they relate. Under US GAAP, such dividends are only deducted from shareholders’ equity at the date of declaration of the dividend.

(p)   Pre-contract costs
Under UK GAAP, the group has adopted UITF34 Pre-contract costs, the application of which is reflected in the current and prior year reported results. The UK GAAP accounting policy for pre-contract costs is aligned to US GAAP. In previous years, there was no material difference between UK and US GAAP in respect of this item.

United Utilities Annual Report on Form 20-F 2003     74e

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(q)   New US Accounting Standards and pronouncements not yet effective

Statement of Financial Accounting Standards No.143 (“SFAS 143”), Accounting for Asset Retirement Obligations
SFAS 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The enterprise also is required to record a corresponding increase to the carrying amount of the related long-lived asset (i.e. the associated asset retirement costs) and to depreciate that cost over the life of the asset. The liability is changed at the end of each period to reflect the passage of time (i.e. accretion expense) and changes in the estimated future cash flows underlying the initial fair value measurement. Because of the extensive use of estimates, most enterprises will record a gain or loss when they settle the obligation. Enterprises are required to adopt SFAS 143 for fiscal years beginning after 15 June 2002. The group, which will adopt SFAS 143 with effect from 1 April 2003, has not fully evaluated the impact, if any, of adopting this standard on the consolidated financial statements, results of operations or cash flows.

Statement of Financial Accounting Standards No.145 (“SFAS 145”), Rescission of FASB Statement Nos. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.
SFAS 145, issued in April 2002 provides for the rescission of several previously issued accounting standards, new accounting guidance for the accounting for certain lease modifications and various technical corrections that are not substantive in nature to existing pronouncements. SFAS 145 was adopted on 1 April 2003, except for the provisions relating to the amendment of Statement No. 13, which has been adopted for transactions occurring subsequent to 15 May 2002. Adoption of SFAS 145 is not expected to have a material impact on the consolidated financial position, results of operations or cash flows.

Statement of Financial Accounting Standard No. 149 (“SFAS 149”), Amendment to Statement 133 on Derivative Instruments and Hedging Activities.
In April 2003, the FASB issued SFAS 149 which amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. SFAS 149 is applied prospectively and is effective for contracts entered into or modified after 30 June 2003, except for SFAS 133 implementation issues that have been effective for fiscal quarters that began prior to 15 June 2003 and certain provisions relating to forward purchases and sales on securities that do not yet exist. The group has not determined the effect, if any, that SFAS 149 will have on its consolidated financial position, results of operations or cash flows.

Statement of Financial Accounting Standard No. 150 (“SFAS 150”), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.
In May 2003, the FASB issued SFAS 150 which establishes standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. The statement is effective for financial instruments entered into or modified after 31 May 2003. The group has not determined the effect, if any, that SFAS 150 will have on its consolidated financial position, results of operations or cash flows.

FASB Interpretation No.46 (“FIN 46”), Consolidation of Variable Interest Entities.
FIN 46, issued in January 2003, provides guidance for identifying a controlling interest in a Variable Interest Entity (VIE) established by means other than voting interests. FIN 46 also requires consolidation of a VIE by an enterprise that holds such a controlling interest. The effective date for this Interpretation will be 1 July 2003. The group does not expect the adoption of FIN 46 to have a material effect on the consolidated financial position, results of operations or cash flows.

(r)   Classification differences between UK and US GAAP
In addition to the differences between UK and US GAAP related to the recognition and measurement of transactions by the group, there are also a number of differences in the manner in which items are classified in the consolidated profit and loss account and consolidated balance sheet. These classification differences have no impact on net income or shareholders’ equity.

Provisions for liabilities and charges
Provisions for liabilities and charges under UK GAAP include £9.4 million (2002: £16.8 million, 2001: £19.5 million) which are due within one year and which would be reclassified to current liabilities under US GAAP. The remainder of the provisions would be reclassified as long-term liabilities under US GAAP.

Grants
Under UK GAAP, grants (other than capital contributions towards infrastructure assets) are disclosed within deferred grants and contributions as creditors in the balance sheet. Under US GAAP, these amounts are classified differently and would be set against the assets to which they relate. Consequently £285.5 million (2002: £265.6 million) would be classified within tangible fixed assets under US GAAP, rather than as a long-term liability under UK GAAP.

Exceptional items
Under UK GAAP, exceptional items are material items which derive from events or transactions that fall within the ordinary activities of a reporting entity and which individually or, if of a similar type, in aggregate, need to be disclosed by virtue of their size or incidence if the financial statements are to give a true and fair view. US GAAP requires a different presentation of exceptional items. Exceptional items under UK GAAP in the year ended 31 March 2003 amount to a credit of £4.7 million and comprise £3.8 million business restructuring charges, £34.0 million credit arising from the withdrawal from infrastructure management in the Americas and £25.5 million adjustment to the carrying value of the telecommunications assets. In the years ended 31 March 2003 and 2001, the profit on disposal or termination of businesses was disclosed as an exceptional item, after operating profit.

Under US GAAP, all exceptional items, except for the gain on sale of the energy supply business which qualifies as a discontinued operation, would have been reflected within operating profit. In 2003, a profit of £nil (2002: profit of £nil, 2001: profit of £167.0 million) would have been included within discontinued operations.

Discontinued operations
UK GAAP requires disclosure as discontinued operations any business ceased or disposed of before the earlier of the approval of the financial statements and three months from the end of the financial period. Under US GAAP, discontinued operations include those operations where management has, inter alia, committed to a formal plan of disposal, initiated an active programme to locate a buyer and the business is expected to be sold within one year of the balance sheet date or the business was disposed of or ceased by the balance sheet date.

Under UK GAAP, discontinued operations are presented within the financial statements by analysing the relevant line items.

US GAAP requires that net income/loss, net of tax, for a discontinued operation be presented on a single line in the income statement and that the net current assets/liabilities of the discontinued operation be presented on a single line and net non-current assets/liabilities of the discontinued operation be presented on a single line in the balance sheet for all periods presented.

74f     United Utilities Annual Report on Form 20-F 2003

THIS PAGE DOES NOT APPEAR IN UNITED UTILITIES PLC’S ANNUAL REPORT & ACCOUNTS 2003

Equity method investments
Under UK GAAP, the share of joint ventures’ operating results excludes share of joint ventures’ interest and share of joint ventures’ tax. These amounts are included within “Interest payable and similar charges” and “Taxation charge” respectively. Under US GAAP all of these amounts are included within “Equity in earnings/(losses) of affiliates”.

Under UK GAAP investments in joint ventures are classified under the heading investments within fixed assets. Under US GAAP investments in joint ventures are classified as investments in equity affiliates.

(s)   Cash flows
Under UK GAAP, the group complies with FRS 1 (Revised), Cash Flow Statements, the objective and principles of which are similar to those set out in SFAS 95, Statement of Cash Flows. The principal difference between the two standards is in respect of classification. Under FRS 1 (Revised), the group presents its cash flows for (a) operating activities; (b) returns on investments and servicing of finance; (c) taxation; (d) capital expenditure and financial investment; (e) acquisitions and disposals; (f) dividends to ordinary shareholders; (g) management of liquid resources; and (h) financing activities. SFAS 95 is less prescriptive and recognises only three categories of cash flow activity (a) operating; (b) investing; and (c) financing.

Cash flows arising from taxation and returns on investments and servicing of finance under FRS 1 (Revised) would be included as operating activities under SFAS 95; dividend payments would be included as a financing activity under SFAS 95 and cash flows from capital expenditure, long-term investments, acquisitions and disposals would be included as investing activities under SFAS 95. In addition, under FRS 1 (Revised), cash represents cash at bank and in hand, less bank overdrafts; cash equivalents (i.e. liquid resources) are not included with cash. Movements of liquid resources are included under a separate heading. Under US GAAP, cash is not offset by bank overdrafts repayable within 24 hours from the date of the advance. Such overdrafts are classified within financing activities under US GAAP.

Set out below is a summary consolidated statement of cash flows under US GAAP:

	2003	2002	2001
	£m	£m	£m

Net cash provided by operating activities	635.4	578.2	650.7

Net cash used in investing activities	(694.9)	(595.8)	(378.3)

Net cash provided/(used) by financing activities	78.9	(14.3)	(251.3)

Effect of exchange rate changes on cash	0.2	0.1	(0.9)

Net increase/(decrease) in cash	19.6	(31.8)	20.2

Cash at beginning of year	18.9	50.7	30.5

Cash at end of year	38.5	18.9	50.7

In 2003, a non-cash item of £4.9 million arises in relation to financing activities.

(t)   Provision for doubtful debts

	Balance			Balance
For the year ended 31 March 2003	at beginning	Additions	Utilisations	at end
	of period	note (a)	notes (b),(c)	of period

Provision for doubtful debts	70.6	52.1	(28.8)	93.9

For the year ended 31 March 2002

Provision for doubtful debts	64.4	35.9	(29.7)	70.6

For the year ended 31 March 2001

Provision for doubtful debts	92.0	32.4	(60.0)	64.4

Note:
(a)	Amounts charged to costs and expenses.
(b)	Bad debt write-offs and charges to allowances, net of other adjustments, re-classifications and exchange rate changes.
(c)	Utilisations in the year ended 31 March 2001 include amounts in relation to the sale of the energy supply business.

The financial information set out in this exhibit relating to the year ended 31 March 2003 does not constitute statutory accounts for that period. Full audited accounts of United Utilities PLC in respect of that financial period (which received an unqualified audit opinion and did not contain a statement under either section 237(2) or (3) of the Companies Act 1985) will be delivered to the Registrar of Companies.

United Utilities Annual Report on Form 20-F 2003     74g